SECURITIES AND EXCHANGE COMMISSION

                 WASHINGTON, D.C. 20549


                       FORM 8-K

     Current Report Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): October 12, 1995

                     WORLDCORP, INC.
    (Exact name of registrant specified in its charter)

        Delaware           1-5351            94-3040585
    (State or other   (Commission File    (I.R.S. Employer
    jurisdiction of        Number)       Identification No.)
    incorporation)

    13873 Park Center Road, #490, Herndon, VA          22071
    (Address of principal executive offices)         (Zip Code)

 Registrant's telephone number, including area code: 703/834-9200

                       (not applicable)
(Former name or former address, if changed since last report)

                      WORLDCORP, INC. 8-K

Item 5.  Acquisition or Disposition of Assets

     On October 12, 1995, WorldCorp, Inc. (the "Company") closed its equity carve-out of World Airways, Inc. ("World Airways"). The Company sold in a public offering 900,000 shares of common stock ($.001 par value) of World Airways at $12.50 per share. World Airways sold 2,000,000 shares for its own account. Prior to the World Airways offering, the Company's beneficial owner-ship in World Airways was approximately 80%; subsequent to the offering, the Company owns 7,110,064 shares of common stock, with a beneficial ownership of approximately 59% in World Airways. The Company's press release dated October 13, 1995, announcing the sale is attached hereto as Exhibit 99 and is incorporated by reference herein.

     The World Airways prospectus dated October 5, 1995 with respect to the equity carve-out is set forth on the following pages:

      [LOGO]

                               2,900,000 SHARES
                             WORLD AIRWAYS, INC.
                                 COMMON STOCK

       Of the 2,900,000 shares of Common Stock offered hereby, 2,000,000 shares are being offered by World Airways, Inc. (the "Company"), and 900,000 shares are being offered by WorldCorp, Inc. ("WorldCorp" or the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. Upon completion of this offering (the "Offering"), WorldCorp will own approximately 59.3% of the Common Stock. See "Principal and Selling Stockholders."

       Prior to the Offering, there has been no public market for the Common Stock. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting." The Common Stock has been approved for quotation on the Nasdaq
National Market under the symbol "WLDA."

       SEE "RISK FACTORS," PAGE 7, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
             COMMISSION OR ANY STATE SECURITIES COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE
                 CONTRARY IS A CRIMINAL OFFENSE.


                                       Underwriting                Proceeds to
                           Price to   Discounts and  Proceeds to    Selling
                            Public    Commissions(1)  Company(2)  Stockholder(2)
Per Share ...............    $12.50       $0.875       $11.625       $11.625
Total ................... $36,250,000   $2,537,500    $23,250,000  $10,462,500
Total Assuming Full
Exercise of Over-
Allotment Option(3) ....  $41,687,500   $2,918,125    $26,737,500   $12,031,875

(1) See "Underwriting."
(2) Before deducting expenses estimated at $466,000 and $209,000, which are payable by the Company and the Selling Stockholder, respectively.
(3) Assuming exercise in full of the 30-day option granted by the Company and the Selling Stockholder to the Underwriters to purchase up to 300,000 and 135,000 additional shares of Common Stock, respectively, on the same terms, solely to cover over-allotments. See "Underwriting."

       The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about October 12, 1995.

      PAINEWEBBER INCORPORATED
          J.P. MORGAN SECURITIES INC.
              SALOMON BROTHERS INC
                        L. H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

               THE DATE OF THIS PROSPECTUS IS OCTOBER 5, 1995.

                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (as amended, the "Registration Statement"), pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, for the registration of the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract or other document are not necessarily complete, however, such statements accurately describe the material provisions of all such contracts or documents. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450
Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York
10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
20549, at prescribed rates.

     As a result of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company intends to furnish holders of the Common Stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. The Company also intends to furnish such other reports from time to time as it may determine or as may be required by law.

     The World Airways logo is the registered trademark of the Company. The Air Mobility Command insignia is the property of the U.S. Government. The Asiana Cargo logo is the registered trademark of Asiana Airlines, Inc. The Garuda Indonesia logo is the registered trademark of P.T. Garuda Indonesia. The International Lease Finance Corporation logo is the registered trademark of the International Lease Finance Corporation. The MHS Berhad logo is the registered trademark of MHS Berhad. The Malaysian Airlines logo is the registered trademark of Malaysian Airline System Berhad. The McDonnell Douglas logo is the registered trademark of the McDonnell Douglas Corporation. The United Technologies Pratt & Whitney logo is the registered trademark of United Technologies Corporation's Pratt & Whitney Group.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR
EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

WORLD BENEFITS FROM IMPORTANT RELATIONSHIPS


[THIS PAGE CONTAINS A PHOTOGRAPH OF AN AIRPLANE TOGETHER WITH THE
LOGOS OF CUSTOMERS AND SUPPLIERS.)

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this Prospectus. Except as otherwise noted, all information in the Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                 THE COMPANY

     The Company is a leading provider of long-range passenger and cargo air transportation, serving customers in four distinct markets: (i) major international air carriers; (ii) the U.S. Government; (iii) international tour operators in the leisure passenger market; and (iv) small package shippers and freight forwarders. In addition, in July 1995, the Company commenced year-round scheduled passenger service between New York and Tel Aviv. The Company's customers include: Malaysian Airline System Berhad, P.T. Garuda Indonesia, Asiana Airlines, Inc., the U.S. Air Force and United Parcel Service. The Company operates a fleet of MD-11 and DC10-30 aircraft and has been in continuous operation since it was founded in 1948.

BUSINESS STRATEGY

     The Company's business strategy is to maximize the utilization of its aircraft in order to achieve consistent profitability and create a foundation for continued growth. The Company deploys five of its seven MD-11 aircraft in year-round operations under multi-year contracts with a long-term customer. The Company currently supplements its MD-11 fleet with DC10-30 aircraft to serve selected markets that the Company believes offer significant profit potential. In executing this strategy, the Company believes it enjoys several competitive advantages:

     Key Strategic Alliance in Southeast Asia. As a result of its strategic alliance with MHS Berhad, a diversified Malaysian aviation services holding company, the Company has established a strong position in the rapidly growing markets of Southeast Asia. MHS currently owns 19.9% of the Company's outstanding Common Stock. In addition, MHS currently owns 32% of the common stock, and exercises management control, of Malaysian Airlines, the largest air carrier in Southeast Asia and the Company's largest customer. The Company's strategic alliance with MHS has further strengthened the Company's 15-year relationship with Malaysian Airlines. Malaysian Airlines is expanding rapidly due to the economic growth in Southeast Asia and a Malaysian government initiative to modernize the country's industrial infrastructure. Aviation is one of the government's highest priorities in this program.

     The Company provides Malaysian Airlines with highly reliable, state-of-the-art, long-range aircraft, the unique operating route authorities of a U.S. air carrier and 48 years of operating experience. The Company presently operates three cargo and two passenger MD-11s for Malaysian Airlines under multi-year agreements, expiring between 1997 and 2000, with high minimum monthly utilization levels. These contracts have increased the year-round usage of the Company's MD-11 fleet, reduced the seasonality of the Company's business and contributed to its recently improved operating performance. Block hours contracted with Malaysian Airlines under these agreements will increase from 3,581 in 1994 to 14,788 in 1995 and 22,080 in 1996. The Company has an additional significant contract with Malaysian Airlines under which it flies Malaysian Muslim pilgrims to Saudi Arabia for the annual Hadj religious pilgrimage.

     Long-Term Customer Relationships. The Company has long-term customer relationships that the Company believes increase the predictability of its revenue base and provide a stable platform for future growth. In addition to its relationship with Malaysian Airlines, a customer since 1981, the Company has flown for the U.S. Air Force since 1956, Garuda Indonesia since 1973 and UPS since 1985, generally under annual contracts. The Company has the largest U.S. Air Force fixed award under the Civil Reserve Air Fleet program for the U.S. Government's 1995-1996 fiscal year. The Company believes that, since 1988, it has been one of the largest providers of passenger services to Garuda Indonesia for the Hadj pilgrimage.

     Contracts Which Reduce Operating Risk. The Company's contractual arrangements with its customers reduce the load, yield and operating expense risks traditionally associated with the airline business. Substantially all of the Company's services are provided under contracts in which the Company's customers are responsible for filling the passenger or cargo capacity of each of the contracted aircraft. These contracts also typically provide for the Company's customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates. In addition, an increasing percentage of the Company's services are provided under basic contracts, under which customers are responsible for all operating services and related expenses (including fuel), except for the aircraft, cockpit crew, maintenance and insurance.

     Significant Growth Opportunities. In addition to its prospects with existing customers, the Company believes it has significant growth opportunities in new markets, including scheduled charter service in markets that demonstrate predictably strong seasonal demand and carefully selected scheduled passenger routes. In the scheduled charter market, the Company has identified what it believes is a significant opportunity to increase revenues and profits by serving the leisure passenger markets between the U.S. and Europe. In the scheduled charter business, blocks of seats are sold on a less-than-planeload basis to tour operators. The Company is developing schedules and is marketing capacity to international tour operators for the 1996 summer season. In the scheduled passenger business, the Company will consider entering only those markets that it believes (i) are well suited to the competitive advantages of the Company's long-range, wide-body aircraft,
(ii) have prospects for rapid growth, and (iii) have high barriers to entry. After determining that the market between New York and Tel Aviv met these criteria, the Company commenced scheduled passenger service in this market in July 1995.

     Attractive Fleet Characteristics. The Company operates a balanced fleet of passenger, cargo and passenger/cargo convertible aircraft, allowing it to serve the needs of its diverse customer base, respond to market changes throughout the year and reduce seasonality. To strengthen its competitive position, particularly with its Southeast Asian customers, the Company re-equipped its fleet with new generation MD-11 aircraft, a state-of-the-art, wide-body aircraft which provides superior range, payload and operating economics. Because the Company contracted for its MD-11s in 1992 and early 1993 during a period of weak demand for new aircraft, the Company believes it obtained these aircraft on favorable lease terms.

RECENT OPERATING AND FINANCIAL RESULTS

     As a result of executing its business strategy, the Company's operating and financial results have improved substantially in the first six months of 1995:

      o Average daily aircraft utilization (block hours flown per day per aircraft) increased 24% to 9.8 hours from 7.9 hours for the six months ended June 30, 1994.

      o Operating income per block hour increased to $483 from $104 for the six months ended June 30, 1994.

      o Net earnings increased to $7.1 million compared to a net loss of $0.2 million for the six months ended June 30, 1994 and net losses of approximately $9.0 million for each of the years ended December 31, 1993 and 1994.

     In addition, the Company's contract backlog was $465 million at June 30, 1995 compared to $67 million at June 30, 1994. Of this $465 million, $363 million relates to fiscal years 1996 through 2000, substantially all of which relates to contracts with Malaysian Airlines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview".

     For the two months ended August 31, 1995 compared to the two months ended August 31, 1994, net earnings of the Company increased $6.1 million to $3.9 million from a net loss of $2.2 million, largely due to the new multi-year contracts with Malaysian Airlines. See "Recent Financial Results."

     The Company was incorporated in Delaware in 1948 and became a wholly owned subsidiary of WorldCorp in a holding company reorganization in 1987. WorldCorp and MHS currently own 80.1% and 19.9%, respectively, of the outstanding Common Stock. WorldCorp and MHS will own approximately 59.3% and 16.6%, respectively, of the outstanding Common Stock upon completion of the Offering.



                                 THE OFFERING

Common Stock Offered by the Company.................  2,000,000 shares
Common Stock Offered by the Selling
  Stockholder.......................................    900,000 shares
Common Stock to be Outstanding
  after the Offering(1)............................. 12,000,064 shares
Use of Proceeds..................................... General corporate purposes, including working capital
                                                     and funding expenditures
                                                     relating to the development
                                                     of new routes. The Company
                                                     will not receive any
                                                     proceeds from the
                                                     sale of Common Stock
                                                     by the Selling Stockholder.
                                                     "See Use of Proceeds."
Nasdaq National Market Trading Symbol............... "WLDA"

(1) Excludes 1,050,083 shares of Common Stock issuable upon the exercise of options. See "Management--1995 Stock Option Plan" and "--Compensation of Directors" and "Principal and Selling Stockholders."

                                 RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors in the Common Stock offered hereby.

                     SUMMARY FINANCIAL AND OPERATING DATA

                                                                                                           SIX MONTHS
                                                       YEARS ENDED DECEMBER 31,                             ENDED JUNE 30,
                                              1990       1991        1992         1993         1994         1994     1995
                                                 (DOLLARS IN THOUSANDS, EXCEPT OPERATING AND PER SHARE DATA)
INCOME STATEMENT DATA:
  Total operating revenues ................ $225,344   $215,129   $180,293      $178,737     $180,715      $87,586  $116,317
  Operating income (loss) ..................  18,280     15,246      7,265(1)     (7,328)(2)   (5,201)(3)    1,424     8,328
  Earnings (loss) before income taxes
    and change in accounting
    principle ..............................  12,256     21,329(4)   8,654        (8,984)      (9,027)        (280)    7,404
  Earnings (loss) before change in
    accounting principle ...................  11,971     20,481      8,418        (9,048)      (9,001)        (230)    7,133
  Net earnings (loss) ......................  11,971     20,481      6,445        (9,048)      (9,001)        (230)    7,133
  Weighted average common stock and
    common equivalent shares
    outstanding (in thousands)(5) ..........   9,000      9,000      9,000         9,000        9,939        9,751    10,126
  Earnings (loss) per common share
    before change in accounting
    principle .............................. $  1.33    $  2.28    $  0.94      $  (1.01)    $  (0.91)     $ (0.02)  $  0.70
  Net earnings (loss) per common
    share ..................................    1.33       2.28       0.72         (1.01)       (0.91)       (0.02)     0.70
  Cash dividends per common share ..........     --        --         2.16           --           --           --        --
OPERATING DATA:
  Total block hours flown(6) ...............  30,464     25,569     22,263         23,462      26,455       13,660    17,225
  Daily aircraft utilization (in block
    hours)(7) ......................             8.9        9.6        8.4            7.3         8.8          7.9       9.8
  Average aircraft equivalents(8) ..........     9.4        7.3        7.2            8.8         8.2          9.5       9.7
  Operating income (loss) per block
    hour(9) ................................  $  600    $   596    $   326      $    (312)   $   (197)     $   104  $    483

                                                          AT JUNE 30, 1995
                                                       ACTUAL    AS ADJUSTED(10)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................  $  4,447       $27,231
  Working capital (deficit)...........................   (30,505)       (7,721)
  Net equipment and property..........................     40,883       40,883
  Total assets........................................     91,023      113,807
  Notes payable and long-term obligations
   (including current maturities).....................     31,925       31,925
  Accumulated deficit.................................    (16,747)     (16,747)
  Total stockholders' equity..........................      5,766       28,550

 (1) Operating income in 1992 includes $4.1 million related to settlement of contract claims with the U.S. Government related to Operation Desert Shield/Desert Storm.
 (2) Operating income in 1993 was reduced by $2.3 million of termination fees related to the early return of three DC10-30 aircraft.
 (3) Operating income (loss) in 1994 includes a $4.2 million reversal of excess accrued maintenance reserves associated with the expiration of three DC10-30 aircraft leases during 1994.
 (4) 1991 earnings include a $5.5 million gain as a result of settling litigation with the State of California Franchise Tax Board.
 (5) All share and per share data for the periods presented have been restated to reflect the one-for-88,737 stock split which was effectuated in February 1994.
 (6) "Total block hours flown" for an aircraft represents the elapsed time computed from the moment the aircraft first moves under its own power at the point of origin to the time it comes to rest at its destination.
 (7) Daily aircraft utilization is determined by dividing the block hours flown during such period by the number of days during such period that the aircraft were leased by the Company.
 (8) "Average aircraft equivalents" represents the total number of aircraft in service during each day of a given period divided by the number of days in the given period.
 (9) "Operating income (loss) per block hour" for any period represents the amount determined by dividing operating income (loss) for such period by the total block hours flown for such period.
(10) As adjusted to give effect to the sale of 2,000,000 shares of Common
     Stock by the Company pursuant to the Offering and the application of the net proceeds therefrom. See "Use of Proceeds." The "As Adjusted" amounts do not include a 7.25% note payable in the amount of $5.0 million, entered into on September 29, 1995, in connection with the Company's purchase of a spare engine. See Note 10 to "Notes to Financial Statements."

                                 RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors prior to making an investment in the Common Stock.

RISKS RELATED TO THE COMPANY

     Dependence Upon Key Customers. The Company's business relies heavily on its contracts with Malaysian Airline System Berhad ("Malaysian Airlines"), P.T. Garuda Indonesia ("Garuda Indonesia") and the U.S. Air Force. These customers provided approximately 42%, 23% and 14% of revenues, respectively, and 42%, 22% and 9% of total block hours, respectively, during the first six months of 1995. These customers provided approximately 18%, 18% and 22% of the Company's revenues, respectively, in 1994 and 23%, 20% and 14% of total block hours, respectively, in 1994. As a result of new multi-year contracts with Malaysian Airlines, the Company expects that Malaysian Airlines will provide a larger percentage of the Company's revenues in the future. Approximately 89% of the Company's contract backlog of $465 million at June 30, 1995 is attributable to the Malaysian Airlines contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." The loss of any of these contracts or a substantial reduction in business from any of these three customers, if not replaced, would have a material adverse effect on the Company's financial condition and results of operations.

     Geographic Concentration. The Company derives a significant percentage of its revenues and block hours from its operations in Southeast Asia and the Middle East primarily as a result of its contracts with Malaysian Airlines and Garuda Indonesia. While the Company believes Southeast Asia and the Middle East are growth markets for air transportation, any economic decline or any military or political disturbance in these areas may interfere with the Company's ability to provide service in these areas and could have a material adverse effect on the Company's financial condition and results of operations.

     Operating Losses. While the Company was profitable each year from 1987 through 1992 and in the first six months of 1995, the Company sustained operating losses in 1993 and 1994 of $7.3 million and $5.2 million, respectively, and net losses of $9.0 million in each of these two years. There can be no assurance that the Company will be able to sustain its current profitability. See "Selected Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Financial Leverage. The Company is highly leveraged. The Company incurred substantial debt and operating lease commitments during 1993 in connection with its acquisition of MD-11 aircraft and related spare parts. At June 30, 1995, the Company had total long-term indebtedness of approximately $14.5 million and notes payable and current maturities of long-term obligations of $17.5 million. In addition, the Company has significant future long-term obligations under aircraft lease obligations relating to its aircraft. See
Note 10 to "Notes to Financial Statements." The degree to which the Company is leveraged could have important consequences to holders of Common Stock, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited; (ii) the Company's degree of leverage and related debt service obligations, as well as its obligations under operating leases for aircraft, may make it more vulnerable than some of its competitors in a prolonged economic downturn; and (iii) the Company's financial position may restrict its ability to pursue new business opportunities and limit its flexibility in responding to changing business conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Liquidity and Commitments. As is common in the airline industry, the Company operates with a working capital deficit. While at June 30, 1995, the Company had negative working capital of $30.5 million, the Company believes that its current financing arrangements, income from operations and the additional proposed financings discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," together with the proceeds of the Offering, will be sufficient to allow the Company to meet its operating and capital requirements for at least the next 12 months. The Company's cash and cash equivalents were $4.4 million at June 30, 1995.

     The Company has substantial long-term aircraft lease obligations with respect to its current aircraft fleet and is negotiating the lease of two additional MD-11 passenger aircraft. The Company also has significant capital commitments during the next 12 months relating to the proposed purchase of one spare engine and spare parts for its MD-11 aircraft (and an additional engine and spare parts if the Company commits to lease two additional MD-11s). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Commitments." The Company has obtained financing for certain of these commitments and is seeking financing for certain other of these expenditures. No assurances can be given, however, that the Company will obtain all of the required financing. Under the Company's credit agreement, dated December 7, 1993, with BNY Financial Corporation (as amended through September 1995, the "Credit Agreement"), the Company has agreed that it will not incur in excess of $25 million of additional debt. In addition, WorldCorp is subject to an indenture that limits the Company's ability to incur additional debt. At June 30, 1995, the Company, WorldCorp and WorldCorp's other subsidiaries were permitted to incur an aggregate of $30.4 million of additional debt under such indenture. The incurrence of additional debt by WorldCorp or certain of its subsidiaries would (absent reduction in the amount of debt outstanding of the applicable WorldCorp entities as of June 30, 1995) reduce the amount of additional debt the Company could incur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Certain Relationships and Transactions."

     Control by WorldCorp; Potential Conflicts of Interest. Upon the completion of the Offering, WorldCorp will own approximately 59.3% (or approximately 56.7% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock. See "--Risks Related to the Offering--Shares Eligible for Future Sale; Possible Adverse Effect on Market Price." WorldCorp is a holding company that owns majority positions in two companies: US Order, Inc. ("US Order") and the Company. WorldCorp is highly leveraged and therefore requires substantial funds to cover debt service each year. As a holding company, all of WorldCorp's funds are generated through its subsidiaries, neither of which is expected to pay dividends in the foreseeable future. As a result of WorldCorp's cash requirements, it may be required to sell additional shares of Common Stock of the Company from time to time, and such sales, or the threat of such sales, could have a material adverse effect on the market price of the Company's Common Stock. Except as limited by contractual arrangements with MHS Berhad ("MHS"), see "Certain Relationships and Transactions," WorldCorp also will be in a position to control the outcome of substantially all issues submitted to the Company's stockholders, including the election of all of the Company's Board of Directors, adoption of amendments to the Company's Certificate of Incorporation and approval of mergers. Under Delaware law, WorldCorp will be able to approve certain actions by written consent without a meeting of the stockholders of the Company. The purchasers of the Common Stock offered hereby will be minority stockholders, both individually and in the aggregate. See "Principal and Selling Stockholders." In addition, the Company's Board of Directors has eight members, one of whom, T. Coleman Andrews, III, is President, Chief Executive Officer and a director of WorldCorp. See "Management" and "Certain Relationships and Transactions."

     If an active trading market for the Common Stock develops as a result of this Offering, the Selling Stockholder will have greater ability to liquidate its investment in the Company. At the initial public offering price of $12.50 per share, the Selling Stockholder estimates that it will realize a gain of approximately $16.0 million (net of underwriting discounts and commissions and offering expenses payable by the Selling Stockholder) upon completion of the Offering and that the resulting market value of the Selling Stockholder's remaining shares of Common Stock at such price will be approximately $88.9 million (or $69.9 million in excess of the Selling Stockholder's carrying value of such shares). See "Dilution" and "Certain Relationships and Transactions."

     Shareholders Agreement with MHS. Under a shareholders agreement among the Company, WorldCorp and MHS (the "Shareholders Agreement"), WorldCorp has agreed to vote its shares of Common Stock to elect the number of directors nominated by MHS that represent MHS' proportionate interest in the Company (not less than two directors). In addition, the Company is not permitted to consummate the sale of all or substantially all of its business or make a fundamental change in its line of business without the approval of the directors designated by MHS. Accordingly, MHS could block the Company from entering into a transaction or taking actions that could be in the best interests of stockholders. Also, if without the prior written consent of MHS, the Company sells all or substantially all of its business or fundamentally changes its line of business, then MHS has the right to require WorldCorp to purchase all or part of MHS' shares at fair market value, which could have the effect of discouraging WorldCorp from taking certain actions that could be in the best interests of the Company's stockholders. The Shareholders Agreement terminates if either WorldCorp's or MHS' ownership interest falls below 5% of the outstanding capital stock of the Company. See "Certain Relationships and Transactions."

     Employee Relations. The collective bargaining agreement between the Company and the International Brotherhood of Teamsters (the "Teamsters") on behalf of the Company's flight attendants expired in 1992. The parties exchanged their opening contract proposals in 1992 and have had numerous contract negotiation sessions. The outcome of the negotiations with the flight attendants cannot be determined at this time. The inability to reach an agreement upon terms favorable to the Company could have a material adverse effect on the Company. The Company's flight attendants also recently challenged the use of foreign flight attendant crews on the Company's flights for Malaysian Airlines and Garuda Indonesia, which has historically been the Company's operating procedure. The Company is contractually obligated to permit its Southeast Asian customers to deploy their own flight attendants. While the Company intends to contest this matter vigorously, an unfavorable ruling for the Company could have a material adverse effect on the Company.

     Ability to Manage Growth. The Company is currently experiencing rapid growth in its existing operations and intends to enter new markets. If the Company's management is unable to manage this growth, the Company's results of operations may be adversely affected. The Company's entrance into new markets requires additional skilled personnel and distribution capability. An inability to hire skilled personnel or to develop its distribution capability may also adversely affect the Company's ability to operate profitably in its new markets. See "Management" and "Business--Business Strategy and Competitive Advantages--Significant Growth Opportunities."

     Effect of Offering on the Company's NOLs. As of December 31, 1994, the Company had net operating loss carryforwards ("NOLs") for federal income tax purposes of $110.9 million ($72.6 million of which is subject to a $6.3 million annual limitation as a result of an ownership change of the Company for tax purposes in 1991). These NOLs, if not utilized to offset taxable income in future periods, will expire between 1997 and 2009. While the Company believes that the Offering will not cause an ownership change, the application of the Internal Revenue Code of 1986, as amended (the "Code"), in this area is subject to interpretation by the Internal Revenue Service (the "IRS"). If future transactions in the capital stock of WorldCorp, or of the Company, combined with the effect of this Offering, result in an ownership change for tax purposes, then the use of these NOLs in future years would be further limited. In the event that more than approximately $5.0 million of the outstanding convertible debentures of WorldCorp are converted into WorldCorp common stock, the Company believes an ownership change will occur. In addition, there can be no assurance that operations of the Company will generate taxable income in future years so as to realize a tax benefit from its NOLs. The NOLs are subject to examination by the IRS and, thus, are subject to adjustment or disallowance resulting from any such IRS examination. In addition to the ownership change that may occur upon the conversion of the WorldCorp debentures, it is possible that additional ownership changes of the Company may occur in the future and may result in the imposition of a lower annual limitation on the Company's NOLs existing at the time of any such ownership change. Accordingly, prospective purchasers of Common Stock should not assume the unrestricted availability of the Company's currently existing or future NOLs, if any, in making their investment decisions. See "Management's
Discussion and Analysis of Financial Condition and Results of
Operations--Income and Other Taxes."

     Restrictions on Payment of Dividends. The Credit Agreement contains restrictions on the Company's ability to pay dividends on the Common Stock. The Credit Agreement provides that the Company shall not declare, pay or make any dividends or distributions in any six-month period which aggregate in excess of the lesser of $4.5 million or 50% of the Company's net income for the previous six months and requires that the Company have a cash balance of not less than $7.5 million after giving effect to such dividend or distribution. Additionally, WorldCorp is subject to the provisions of two indentures, expiring in 1997 and 2004, respectively, under which it is obligated to cause the Company not to pay dividends upon the occurrence of any events of default by WorldCorp under such indentures. See "Dividend Policy."

     Operations Dependent upon Limited Fleet. Each of the MD-11 and DC10-30 aircraft in the Company's existing fleet is to a large extent contractually dedicated by the Company to the service of one or more customers, with limited aircraft available to provide back-up capability. Therefore, in the event one or more of the Company's aircraft were to be lost or out of service, the Company might have difficulty fulfilling its obligations under one or more of these contracts, if it were unable to obtain substitute aircraft. See "Business--Business Strategy and Competitive Advantages--Long-Term Customer Relationships." As is customary in the airline business, the Company has no business interruption insurance. Any extended interruption of the Company's operations due to the loss, or unavailability due to unscheduled servicing or repair, or lack of availability of substitute aircraft could have a material adverse effect on the Company. Also, as the Company enters into additional agreements to use its aircraft fleet on a year-round as opposed to seasonal basis, the Company will have fewer aircraft available to meet the peak seasonal demands for its traditional customers such as Garuda Indonesia for the Hadj pilgrimage and the U.S. Air Force for short-term expansion flying. To continue to meet the peak seasonal demand requirements of its customers, the Company will have to acquire additional aircraft on short-term leases. There can be no assurances, however, that reliable aircraft will be available for such leases or, if such aircraft are available, that the Company will be able to lease such aircraft on favorable terms. See "Business--Aircraft Fleet."

     Fluctuations in Quarterly Results. Historically, the Company's business has been significantly affected by seasonal factors. During the first quarter, the Company typically experiences lower levels of utilization and yields as demand for passenger and cargo services is lower relative to other times of the year. The Company experiences higher levels of utilization and yields in the second quarter, principally due to peak demand for commercial passenger services associated with the annual Hadj pilgrimage. During 1995, the Company's flight operations associated with the Hadj pilgrimage occurred from April 1 to April 30 and from May 13 to June 8. Because the Hadj occurs approximately 10 to 12 days earlier each year, revenues resulting from future Hadj contracts will begin to shift from the second quarter to the first quarter over the next several years. In recent years, soft demand and weakening yields in worldwide passenger markets adversely affected the Company's results in the third quarter. Fourth quarter utilization depends primarily upon the demand for air cargo services in connection with the shipment of merchandise in advance of the U.S. holiday season. The Company believes that its recent multi-year contracts with Malaysian Airlines and a recent increase in peak European summer tourist travel occurring in the third quarter should lessen the effect of these seasonal factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and Note 16 of "Notes to Financial Statements."

     Anti-takeover Provisions; Certain Provisions of Delaware Law, Certificate of Incorporation and Bylaws. Certain provisions of Delaware law, the Company's Certificate of Incorporation and Bylaws and certain provisions in agreements with MHS (see "Certain Relationships and Transactions") could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. As long as WorldCorp owns more than 50% of the Common Stock, it can make additional changes to provisions of the Company's Certificate of Incorporation and Bylaws to make it more difficult for a third party to acquire control of the Company. Additionally, subject to certain contractual limitations in its agreements with MHS, WorldCorp has control over any sale of the Company and such provisions and control could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the holders of Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. See "--Control by WorldCorp; Potential Conflicts of Interest" and "Description of Capital Stock--Preferred Stock" and "--Delaware Law and Certain Charter and Bylaw Provisions."

     Limitation on Voting by Foreign Citizens. Under applicable regulatory restrictions, no more than 25% of the voting stock of the Company can be owned or controlled, directly or indirectly, by persons who are not U.S. citizens ("Foreign Citizens"). The Company's Certificate of Incorporation and Bylaws provide that no shares of capital stock may be voted by or at the direction of Foreign Citizens unless such shares are registered on a separate stock record (the "Foreign Stock Record"). MHS will own approximately 16.6% of the outstanding shares of Common Stock upon completion of the Offering. No shares of Common Stock owned by Foreign Citizens will be registered on the Foreign Stock Record of the Company to the extent that the aggregate ownership by Foreign Citizens reflected in the Foreign Stock Record would exceed 25% of the Company's outstanding shares of Common Stock. See "Description of Capital Stock--Limitations on Voting by Foreign Owners."

     Reliance on Others. The Company has entered into agreements with contractors, including other airlines, to provide certain facilities and services required for its operations, including all of the Company's off-wing engine maintenance and most airframe maintenance. The Company has also entered into agreements with contractors to provide ground handling and personnel training. The Company will likely enter into similar agreements in any new market it serves. Although the Company believes that there are many advantages to outsourcing these activities, the Company's reliance on others to provide essential services to it could have an adverse impact on the Company's financial condition, results of operations and operating performance because the efficiency, timeliness and quality of the contract services the Company receives are not entirely within its control. See "Business--Maintenance."

     Possible Effects of Litigation Against the Company. WorldCorp and the Company are defendants in litigation pursuant to which the Committee of Unsecured Creditors of Washington Bancorporation (the "Committee") seeks to recover approximately $4.8 million from the Company and approximately $2.0 million from WorldCorp, which are alleged to be the amounts paid to each of the Company and WorldCorp upon the maturity of Washington Bancorporation commercial paper in the 90 days before the filing of the bankruptcy petition by Washington Bancorporation. On June 9, 1993, WorldCorp and the Company filed a motion to dismiss the litigation and intend to vigorously contest the claim. On September 20, 1995, the District Court for the District of Columbia granted the motion to dismiss filed by WorldCorp and the Company with respect to three of the four counts alleged in the litigation regarding claims of preferential transfers, but declined to grant a motion to dismiss the remaining claim regarding fraudulent transfers. The District Court's ruling is subject to appeal in certain cases. In any event, the Company believes it has substantial defenses to this action, although no assurance can be given of the eventual outcome of this litigation. Depending upon the timing of the resolution of this claim, if the Committee were successful in recovering the full amount claimed, the resolution could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Legal and Administrative Proceedings."

RISKS RELATED TO THE AIR TRANSPORTATION INDUSTRY

     Cyclical Nature of Air Carrier Business. The Company operates in a challenging business environment. The air transportation industry is highly sensitive to general economic conditions. Since a substantial portion of passenger airline travel (both business and personal) is discretionary, the industry tends to experience severe adverse financial results during general economic downturns and can be adversely affected by unexpected global political developments. The financial results of air cargo carriers are also adversely affected by general economic downturns due to the reduced demand for air cargo transportation. In recent years, the combination of a generally weak global economy and the depressed state of the air transportation industry has adversely affected the Company's operating performance. Although the Company recently has experienced a growth in demand, such that the Company has increased block hours flown by 26% in the first six months of 1995 compared to the first six months of 1994 and 13% in 1994 over 1993, there can be no assurance that this growth will continue.

     Competition. The air transportation industry is highly competitive and susceptible to price discounting due to excess capacity. Certain of the passenger and cargo air carriers against which the Company competes possess substantially greater financial resources and more extensive facilities and equipment than those which are now, or will in the foreseeable future become, available to the Company.

     The Company's ability to provide service in certain foreign markets in the future may depend in part on the willingness of the U.S. Department of Transportation (the "DOT") to allocate limited traffic rights to the Company rather than to competing U.S. airlines, including major scheduled passenger carriers capable of carrying greater passenger traffic, and the approval of the applicable foreign regulators. There can be no assurance that the Company will be able to obtain the traffic rights it seeks in expanding its business.

     The allocation of military air transportation contracts by the U.S. Air Force is based upon the number and type of aircraft a carrier, alone or through a teaming arrangement, makes available for use in times of national emergencies. The formation of competing teaming arrangements that have larger partners than those sponsored by the Company, an increase by other air carriers in their commitment of aircraft to the emergency program, or the withdrawal of the Company's current partners, could adversely affect the size of the U.S. Air Force contracts, if any, which are awarded to the Company in future years.

     In the passenger airline market, the Company generally competes on the basis of price, quality of service, including on-time reliability and in-flight service, and convenience. Many of the Company's competitors in the passenger airline market (both scheduled and non-scheduled passenger air carriers) compete for passengers in a variety of ways. During periods of dramatic fare cuts by the Company's competitors, the Company may be forced to respond with reduced pricing, which could have a material adverse effect on the Company's financial condition and results of operations. The Company also competes directly against charter airlines, some of which are substantially larger than it, and certain of which are affiliates of major scheduled airlines or tour operators. As a result, in addition to greater access to financial resources, these charter airlines may have greater distribution capabilities, including exclusive or preferential relationships with affiliates that are tour operators.

     The Company believes that the most important bases for competition in the air cargo business are the payload and cubic capacities of the aircraft, and the price, flexibility, quality and reliability of the cargo transportation service. Competitors in the cargo market include all-cargo carriers, such as Atlas Air, Inc. and Polar Air Cargo, and scheduled and non-scheduled passenger carriers which have substantial belly cargo capacity.

     See "Business--Competition."

     Government Regulation. The Company is subject to government regulation and control under U.S. laws and the laws of the various countries which it serves. It is also governed by bilateral services agreements between the U.S. and the countries to which the Company provides airline service. Under bilateral air services agreements between the U.S. and many foreign countries, traffic rights in those countries are available to only a limited number of, and in some cases only one or two, U.S. carriers and are subject to approval by the applicable foreign regulators.

     The Company is subject to Title 49 of the United Sates Code (the "Transportation Code"), under which the DOT and the Federal Aviation Administration (the "FAA") exercise regulatory authority. Generally, the FAA has regulatory jurisdiction over flight operations, including equipment, personnel, maintenance and other safety matters. To assure compliance with its operational standards, the FAA requires air carriers to obtain operating, airworthiness and other certificates, which may be suspended or revoked for cause. The FAA also conducts safety audits and has the power to impose fines and other sanctions for violations of airline safety regulations. The DOT maintains authority over international aviation, subject to review by the President of the U.S., and has jurisdiction over unfair trade practices and consumer protection policies on domestic and international routes and fares. Additionally, foreign governments assert jurisdiction over air routes and fares to and from the U.S., airport operation rights and facilities access.

     While the Company believes it is currently in compliance in all material respects with all appropriate standards and has all required licenses and authorities, any material non-compliance by the Company therewith or the revocation or suspension of licenses or authorities could have a material adverse effect on the Company. See "Business--Regulation."

     Insurance Coverage and Expenses. The Company is exposed to potential losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. The Company is required by the DOT to carry liability insurance on each of its aircraft. The Company currently maintains public liability insurance in the amount of $750 million per occurrence. Although the Company believes its current insurance coverage is adequate and consistent with current industry practice, there can be no assurance that the amount of such coverage will not be changed or that the Company will not bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse effect on the Company. The Company's insurance policies impose certain geographical restrictions on where the Company may provide airline service, excluding, for example, Iran and Iraq. In addition, the Company's insurance expenses could significantly increase if the Company were to provide service to destinations where military action is taking place. Any such increases in expenses could have a material adverse effect on the Company. See "Business--Insurance."

     Aviation Fuel. The air transportation industry in general is affected by the price and availability of aviation fuel. Both the cost and availability of aviation fuel are subject to many economic and political factors and events occurring throughout the world and remain subject to the various unpredictable economic and market factors that affect the supply of all petroleum products. The price of fuel has not historically had a significant impact on the Company's operations because, in general, the Company's contracts with its customers limit the Company's exposure to increases in fuel prices. See "Business--Business Strategy and Competitive Advantages--Contracts Which Reduce Operating Risk." However, a substantial increase in the price or the unavailability of aviation fuel could have a material adverse effect on the air transportation industry in general and on the financial condition and results of operations of the Company.

RISKS RELATED TO THE OFFERING

     Substantial Dilution. Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

     Shares Eligible for Future Sale; Possible Adverse Effect on Market Price. Upon completion of the Offering, the Company will have outstanding 12,000,064 shares of Common Stock and 1,050,083 shares subject to outstanding options. Of this amount, the 2,900,000 Shares sold in the Offering will be freely transferable and may be resold without further registration under the Securities Act. The remaining shares held by the Selling Stockholder and MHS are "restricted securities" under the Securities Act, and such holders will be entitled to resell them only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144. If at any time after October 30, 1996 the Company registers its Common Stock under the Securities Act, then MHS has the right to demand the registration of the 1,990,000 shares of Common Stock that it owns. The Company and its executive officers and directors have agreed not to offer, sell or contract to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any rights to acquire such shares, or any securities convertible into, or exchangeable for, shares of Common
Stock (other than, in the case of such executive officers and directors, shares disposed of as bona fide gifts or shares of Common Stock delivered to the Company in order to exercise, but not dispose of shares of Common Stock received pursuant to the exercise of, stock options pursuant to the terms of such stock options) for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. During the period of 180 days commencing after the date of the closing of the Offering, the Company has agreed that it will not, without the prior written consent of the representatives of the Underwriters, grant options to purchase shares of Common Stock at a price less than the initial public offering price, except for the issuance of up to an aggregate of 100,000 options to purchase Common Stock to certain employees of the Company at an exercise price of not less than $11.00 per share, which options may not be exercised prior to 180 days after the closing of the Offering. The Selling Stockholder has agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares, for a period of 270 days after the date of this Prospectus, without the prior written consent of the representatives of the Underwriters. Pursuant to the Shareholders Agreement, subject to certain exceptions, MHS may not sell, transfer or pledge any shares of Common Stock of the Company before February 28, 1997 without WorldCorp's prior written consent. See "Certain Relationships and Transactions." WorldCorp has agreed with the Underwriters that WorldCorp will not consent to any sale, transfer or pledge by MHS of any shares of Common Stock of the Company for a period of 270 days after the date of this Prospectus. Sales of substantial amounts of Common Stock in the public market or the prospect of such sales after the Offering could adversely affect the market price for the Company's Common Stock. See "Shares Eligible for Future Sale," "Description of Capital Stock" and "Underwriting."

     Absence of Prior Market; Determination of Offering Price; Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for quotation on the Nasdaq National Market, subject to official notice of issuance, there can be no assurance that an active or liquid trading market in the Common Stock will develop upon completion of the Offering, or if developed, that it will continue. The initial public offering price of the Common Stock was determined through negotiations among the Company, the Selling Stockholder and the representatives of the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the Common Stock.

                                 THE COMPANY

     The Company was incorporated in Delaware in 1948 and became a wholly owned subsidiary of WorldCorp in a holding company reorganization in 1987. WorldCorp and MHS currently own 80.1% and 19.9%, respectively, of the outstanding Common Stock. Upon completion of the Offering, WorldCorp and MHS will own 59.3% and 16.6%, respectively, of the outstanding Common Stock (or 56.7% and 16.2%, respectively, if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders" and "Certain Relationships and Transactions."

     The Company's principal executive offices are located at 13873 Park Center Road, Suite 490, Herndon, Virginia 22071-3223 and its telephone number is (703) 834-9200.

                               USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company are estimated to be $22.8 million (approximately $26.3 million if the Underwriters exercise the over-allotment option in full), after deducting underwriting discounts and commissions and offering expenses payable by the Company. The Company will use the net proceeds of the Offering for general corporate purposes, including working capital and funding expenditures relating to the development of new routes. See "Business--Business Strategy and Competitive Advantages--Significant Growth Opportunities."

     The Company will not receive the proceeds from the sale of shares of Common Stock by the Selling Stockholder. See "Principal and Selling Stockholders."

                               DIVIDEND POLICY

     The Company has not declared or paid any cash dividends or distributions on its Common Stock since the payment of a distribution to WorldCorp in 1992, the last year the Company had net earnings. The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future decision concerning the payment of dividends on the Common Stock will depend upon the results of operations, financial condition and capital expenditure plans of the Company, as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant. See "Risk Factors--Risks Related to the Company--Control by WorldCorp; Potential Conflicts of Interest."

     Under the terms of the Shareholders Agreement, the Company has agreed to declare and distribute all dividends properly payable, subject to the requirements of law and general overall financial prudence. The Credit Agreement contains restrictions on the Company's ability to pay dividends on the Common Stock. The Credit Agreement provides that the Company shall not declare, pay or make any dividends or distributions in any six-month period which aggregate in excess of the lesser of $4.5 million or 50% of the Company's net income for the previous six months and requires that the Company have a cash balance of not less than $7.5 million after giving effect to such dividend or distribution. Additionally, WorldCorp, which upon completion of the Offering will own approximately 59.3% of the then outstanding Common Stock, is subject to the provisions of two indentures expiring in 1997 and 2004, respectively, under which it is obligated to cause the Company not to pay dividends upon the occurrence of any events of default by WorldCorp under such indentures.

                                   DILUTION

     At June 30, 1995, the Company had a net tangible book value of $0.6 million, or $0.06 per share. Net tangible book value represents the Company's net tangible assets less its total liabilities. After giving effect to the Offering and the use of proceeds therefrom, and after deducting estimated offering expenses and underwriting discounts and commissions, the pro forma net tangible book value of the Company as of June 30, 1995 would have been approximately $23.4 million, or $1.95 per share of Common Stock. This represents an immediate dilution of $10.55 per share to new investors purchasing shares in the Offering.

     The following table illustrates the per share dilution as of June 30, 1995:

Initial public offering price............................                $12.50
Net tangible book value as of June 30, 1995..............        $0.06
Increase in net tangible book value attributable
  to new investors.......................................         1.89
                                                                 -----
Pro forma net tangible book value after the Offering.....                  1.95
                                                                         ------
Dilution to new investors................................                $10.55
                                                                         ======

     The following table summarizes as of June 30, 1995, after giving effect to the Offering, the number of shares of Common Stock purchased from the Company, the total cash consideration paid therefor and the average price per share paid by the existing stockholders and by the new investors purchasing shares of Common Stock in the Offering, before deduction of the estimated underwriting discounts and commissions and offering expenses payable by the Company.

                                                                        AVERAGE
                              SHARES PURCHASED     TOTAL CONSIDERATION   PRICE
                              NUMBER    PERCENT      AMOUNT   PERCENT    SHARE
                              ------    -------      ------   -------    -----
Existing stockholders.....  10,000,064    83.3%   $38,958,000   60.9%    $3.90
New investors.............   2,000,000    16.7     25,000,000   39.1      2.50
                            ----------   -----    -----------  -----     -----
Total.....................  12,000,064   100.0%   $63,958,000  100.0%    $5.33
                            ==========   =====    ===========  =====     =====

     The above computations assume (i) no exercise of the Underwriters' over-allotment option and (ii) no exercise of outstanding options. At June 30, 1995, the Company had options outstanding to purchase 1,070,083 shares of Common Stock at a weighted average exercise price of $11.00 per share. At June 30, 1995, options to purchase 284,310 shares of Common Stock at a weighted average exercise price of $11.00 per share were exercisable. To the extent all outstanding options are exercised, there would be dilution of $9.81 per share to new investors.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1995, and as adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby by the Company, after deducting estimated offering expenses and underwriting discounts and commissions, and the application of the net proceeds therefrom. See "Use of Proceeds." This information should be read in conjunction with the Company's Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                          AT JUNE 30, 1995
                                                       ACTUAL    AS ADJUSTED(1)
                                                       ------    --------------
                                                          (DOLLARS IN THOUSANDS)

Notes payable and current maturities of
  long-term obligations..........................      $ 17,453      $ 17,453
Long-term obligations, net of current maturities
  (including capital lease obligations)..........      $ 14,472      $ 14,472
Stockholders' equity:
  Preferred stock, $0.001 par value; none
    authorized, issued and outstanding; 5,000,000
    shares authorized and none issued and
    outstanding as adjusted......................         --             --
  Common stock, $0.001 par value; 20,000,000
    shares authorized, 10,000,064 shares
    issued and outstanding; 40,000,000 shares
    authorized and 12,000,064 shares
     issued and outstanding as adjusted..........            10            12
  Additional paid-in capital(2)..................        19,503        42,285
  Contributed capital............................         3,000         3,000
  Accumulated deficit............................       (16,747)      (16,747)
                                                       --------      --------
     Total stockholders' equity..................         5,766        28,550
                                                       --------      --------
          Total capitalization...................      $ 20,238      $ 43,022
                                                       ========      ========

(1) The "As Adjusted" amounts do not include a 7.25% note payable in the amount of $5.0 million, entered into on September 29, 1995, in connection with the Company's purchase of a spare engine. See Note 10 to "Notes to Financial Statements."

(2) See Note 4 to "Notes to Financial Statements."

                           RECENT FINANCIAL RESULTS

     For the two months ended August 31, 1995 compared to the two months ended August 31, 1994, the Company's revenues increased 41% to $58.6 million from $41.7 million, operating income increased $5.9 million to $4.4 million from an operating loss of $1.5 million, and net earnings increased $6.1 million to $3.9 million from a net loss of $2.2 million. This increase in revenues and profitability resulted primarily from an increase in block hours flown during such two-month period in 1995, which was largely due to the new multi-year contracts with Malaysian Airlines. During such two-month period in 1995, total block hours flown were 7,758 versus 5,322 in the comparable two-month period during 1994. Available aircraft averaged 11.9 for the two months ended August 31, 1995 versus 7.7 during the comparable two-month period during 1994, while average daily utilization decreased 5% to 10.5 block hours from 11.1 block hours. The Company had a net loss of $5.3 million for September 1994. The Company expects that its results for September 1995 will be significantly improved as compared to September 1994, although the Company will not be profitable for this month.

                    SELECTED FINANCIAL AND OPERATING DATA

     The following selected financial data of the Company for and as of the end of each of the years in the five-year period ended December 31, 1994 and the six months ended June 30, 1995, are derived from the Company's audited financial statements. The following selected financial data for the six months ended June 30, 1994 are derived from the Company's unaudited financial statements. In the opinion of management of the Company, such unaudited financial statements include all adjustments necessary for a fair presentation of the results of operations for such period. Operating results for the six months ended June 30, 1995 are not necessarily indicative of results that may be expected for the entire year ending December 31, 1995. The data appearing under the caption "Operating Data" are derived from the records of the Company. The selected financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                                                                                   SIX MONTHS
                                                        YEARS ENDED DECEMBER 31,                                 ENDED JUNE 30,
                                            1990        1991        1992          1993           1994          1994          1995
                                            ----        ----        ----          ----           ----          ----          ----
                                                   (DOLLARS IN THOUSANDS, EXCEPT OPERATING AND PER SHARE DATA)
INCOME STATEMENT DATA:
 Total operating revenues ..............  $225,344    $215,129    $180,293       $178,737     $180,715       $87,586       $116,317
 Total operating expenses ..............   207,064     199,883     173,028        186,065(1)   185,916(2)     86,162        107,989
                                          --------    --------    --------       --------     --------       -------       --------
 Operating income (loss) ...............   18,280       15,246       7,265(3)      (5,201)      (5,201)        1,424          8,328
 Total other income (expense) ..........   (6,024)       6,083(4)    1,389         (1,656)      (3,826)       (1,704)          (924)
                                          --------    --------    --------       --------     --------       -------       --------
 Earnings (loss) before income taxes and
   change in accounting principle ......   12,256       21,329       8,654         (8,984)      (9,027)         (280)         7,404
 Income tax expense (benefit) ..........      285          848         236             64          (26)          (50)           271
                                          --------    --------    --------       --------     --------       -------       --------
 Earnings (loss) before change in
     accounting principle ..............    11,971      20,481       8,418         (9,048)      (9,001)         (230)         7,133
 Cumulative effect of change in
     accounting principle ..............        --          --      (1,973)            --           --            --             --
                                          --------    --------    --------       --------     --------       -------       --------
 Net earnings (loss) ...................  $ 11,971    $ 20,481    $  6,445       $ (9,048)    $ (9,001)      $  (230)      $  7,133
                                          ========    ========    ========       =========    =========      ========      ========
 Weighted average common stock and
   common equivalent shares outstanding
     (in thousands)(5) .................     9,000       9,000       9,000           9,000       9,939         9,751         10,126
 Earnings (loss) per common share before
   change in accounting principle ......  $   1.33    $   2.28    $   0.94       $   (1.01)   $  (0.91)      $ (0.02)      $   0.70
 Net earnings (loss) per common share ..      1.33        2.28        0.72           (1.01)      (0.91)        (0.02)          0.70
 Cash dividends per common share .......      --          --          2.16            --          --            --              --
OPERATING DATA:
 Total block hours flown(6) ............    30,464      25,569      22,263          23,462      26,455        13,660         17,225
 Daily aircraft utilization (in block
   hours)(7) ...........................       8.9         9.6         8.4             7.3         8.8           7.9            9.8
 Average aircraft equivalents(8) .......       9.4         7.3         7.2             8.8         8.2           9.5            9.7
 Operating income (loss) per block
   hour(9) .............................   $   600    $    596    $    326       $    (312)   $   (197)     $    104      $     483

                                                             AT DECEMBER 31,                        AT JUNE 30,
                                            1990       1991       1992       1993       1994           1995
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents..............  $   9,213  $  17,611  $  12,509  $  11,596  $   4,054   $   4,447
 Working capital (deficit)..............     (9,889)     8,230     (8,305)   (17,441)   (25,794)    (30,505)
 Net equipment and property.............     68,374     28,894     26,957     28,700     24,666      40,883
 Total assets...........................    108,404     74,725     66,486     88,512     78,051      91,023
 Notes payable and long-term obligations
   (including current maturities).......     58,390      6,530     13,076     42,256     33,826      31,925
 Accumulated deficit....................    (32,757)   (12,276)    (5,831)   (14,879)   (23,880)    (16,747)
 Total stockholders' equity.............     (6,189)   (14,292)     1,292     (7,756)    (1,367)      5,766

(1) Operating expenses in 1993 include $2.3 million of termination fees related to the early return of three DC10-30 aircraft.
(2) Operating expenses in 1994 include a $4.2 million reversal of excess accrued maintenance reserves associated with the expiration of three
   DC10-30 aircraft leases during 1994.
(3) Operating income in 1992 includes $4.1 million related to settlement of contract claims with the U.S. Government related to Operation Desert Shield/Desert Storm.
(4) Other income in 1991 includes a $5.5 million gain as a result of settling litigation with the State of California Franchise Tax Board.
(5) All share and per share data for the periods presented have been restated to reflect the one-for-88,737 stock split which was effectuated in February 1994.
(6) "Total block hours flown" for an aircraft represents the elapsed time computed from the moment the aircraft first moves under its own power at the point of origin to the time it comes to rest at its destination.
(7) "Daily aircraft utilization" is determined by dividing the block hours flown during such period by the number of days during such period that the aircraft were leased by the Company.
(8) "Average aircraft equivalents" represents the total number of aircraft in service during each day of a given period divided by the number of days in the given period.
(9) "Operating income (loss) per block hour" for any period represents the amount determined by dividing operating income (loss) for such period by the total block hours flown for such period.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     General. The Company earns revenue primarily from four distinct markets within the air transportation industry: passenger and cargo services to major international air carriers; passenger and cargo services, on a scheduled and ad hoc basis, to the U.S. Government; passenger services in seasonal charter markets; and cargo services to small package shippers and freight forwarders. In addition, in July 1995, the Company commenced year-round scheduled passenger service between New York and Tel Aviv. The Company's principal customers are Malaysian Airlines, Garuda Indonesia and Asiana Airlines, Inc. ("Asiana Airlines") within the international air carrier market; the U.S. Air Force within the U.S. Government market; Look Charters of France and Dimensao Turismo of Brazil within the charter passenger market; and United Parcel Service ("UPS") within the freight shipping market. The following table sets forth for the periods indicated the revenue amounts in each of these markets, expressed in dollars and as a percentage of revenues:

                                                 YEARS ENDED DECEMBER 31,                             SIX MONTHS ENDED JUNE 30,
                                             1992                  1993              1994               1994              1995
                                           $         %        $        %          $        %        $        %          $       %
                                       --------    -----   -------    ----     -------    ----    ------   -----    -------   ------
                                                                  (DOLLARS IN THOUSANDS)
International carriers ..............  $ 57,245   31.7%    $ 64,516     36.1% $83,858     46.4%   $53,707   61.3%   $ 81,874   70.4%
U.S. Government .....................    73,154    40.6      54,201     30.3   41,295     22.8     20,436   23.3      15,979   13.7
Charter and scheduled
  passenger service .................     6,069     3.4      25,482     14.2   37,159     20.6      7,509    8.6       9,670    8.3
Freight shippers ....................    27,243    15.1      32,294     18.1   11,613      6.4      5,244    6.0         775    0.7
Flight operations
  subcontracted to other
  carriers ..........................    11,499     6.4       1,221      0.7    5,378      3.0        277    0.3       7,344    6.3
Other ...............................     5,083     2.8       1,023      0.6    1,412      0.8        413    0.5         675    0.6
                                       --------   -----    --------    -----  --------  ------    -------  -----    --------  -----
    Total revenues ..................  $180,293   100.0%   $178,737    100.0% $180,715   100.0%   $87,586  100.0%   $116,317  100.0
                                       ========   =====    ========    =====  ========  ======    =======  =====    ========  =====

    The Company generally charges customers on a block hour basis rather than a per seat or per pound basis. A block hour is defined as the elapsed time computed from the moment the aircraft first moves under its own power at the point of origin to the time it comes to rest at its destination. The Company provides most services under two types of contracts: basic contracts and full service contracts. Under the terms of basic contracts, the Company provides the aircraft, cockpit crew, maintenance and insurance and the customer provides all other operating services and bears all other operating expenses, including fuel and fuel servicing, marketing costs associated with obtaining passengers and/or cargo, airport passenger and cargo handling fees, landing fees, cabin crews, catering, and ground handling and aircraft push-back and de-icing services. Under the terms of full service contracts, the Company provides fuel, catering, ground handling, cabin crew and all related support services as well. Accordingly, the Company charges a lower rate per block hour for basic contracts than full service contracts, although it does not necessarily earn a lower profit. Because of shifts in the mix between full service contracts and basic contracts, fluctuations in revenues are not necessarily indicative of growth and profitability. It is important, therefore, to measure growth in the Company's business by block hours flown and to measure profitability by operating income per block hour. The following table sets forth for the periods indicated the block hours flown within each of the Company's markets:

                                                                                                           SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                            JUNE 30,
                                                           ------------------------                            --------
                                               1992                  1993                  1994                  1994
                                               ----                  ----                  ----                  ----
                                         BLOCK                 BLOCK                 BLOCK                 BLOCK
                                         HOURS        %        HOURS        %        HOURS        %        HOURS        %
                                         -----        -        -----        -        -----        -        -----        -
International carriers...............      9,553       42.9     10,174       43.3     16,345       61.8      9,789       71.7
U.S. Government......................      7,642       34.3      5,153       22.0      4,082       15.4      1,979       14.5
Charter and scheduled passenger
  service............................        737        3.3      3,026       12.9      4,561       17.2      1,055        7.7
Freight shippers.....................      3,985       17.9      4,698       20.0      1,029        3.9        603        4.4
Flight operations subcontracted to
  other carriers.....................         --         --         --         --         --         --         --         --
Non-revenue flights(1)...............        346        1.6        411        1.8        438        1.7        234        1.7
                                          ------      -----     ------      -----     ------      -----     ------      -----
    Total block hours................     22,263      100.0%    23,462      100.0%    26,455      100.0%    13,660      100.0%
                                          ======      =====     ======      =====     ======      =====     ======      =====

(Continued from above table)
                                               1995
                                               ----
                                         BLOCK
                                         HOURS        %
                                         -----        -
International carriers...............     14,019       81.4
U.S. Government......................      1,524        8.8
Charter and scheduled passenger
  service............................      1,179        6.8
Freight shippers.....................        132        0.8
Flight operations subcontracted to
  other carriers.....................         --         --
Non-revenue flights(1)...............        371        2.2
                                             ---        ---
    Total block hours................     17,225      100.0%
                                          ======      =====
----------

(1) Includes flights for crew and aircraft repositioning and crew training.

    Consistent with other companies in the air transportation industry, the Company has relatively high fixed costs. Therefore, achieving high average daily utilization of its aircraft is one of the most critical factors to the Company's financial results. While the Company believes that the lease rates on its MD-11 aircraft are favorable relative to lease rates of other MD-11 operators, the Company's MD-11 aircraft have higher lease costs (although lower operating costs) than its DC10-30 aircraft. In addition, a portion of the Company's labor costs are fixed due to monthly minimum guarantees to cockpit crewmembers and flight attendants.

    As a means of improving average daily utilization, the Company has recently sought multi-year contracts with high utilization guarantees. In late 1994, the Company entered into a series of multi-year contracts, with expiration dates running from 1997 through 2000, to provide basic services to Malaysian Airlines. One contract provides for the Company's operation of three MD-11 freighter aircraft for a five-year period for a combined guaranteed minimum of 1,200 hours per month (except when an aircraft is in scheduled maintenance). The lease for one of the aircraft commenced in June 1994, and the leases for the other two aircraft commenced in June and July 1995. A second contract provides for each of two of the Company's MD-11 passenger aircraft to operate a guaranteed minimum of 320 hours per month from October 1994 through March 1997. For the 1994 fiscal year and the six months ended
June 30, 1995, 9% and 20%, respectively, of the Company's revenues and 14% and 24%, respectively, of the Company's block hours flown resulted from these new multi-year contracts with Malaysian Airlines. As a result of these new multi-year contracts, the Company expects that Malaysian Airlines will provide a larger percentage of total revenues and block hours in the future. See "Business--Business Strategy and Competitive Advantages--Key Strategic Alliance in Southeast Asia."

    The Company has received fixed awards from the U.S. Air Force since 1956, and the current annual contract commenced on October 1, 1995 and expires on September 30, 1996. These contracts provide for a fixed level of scheduled business from the U.S. Air Force with opportunities for additional short-term expansion business. The Company's fixed award for the current contract is $55.4 million compared to the $33.9 million fixed award for the prior contract. Due to the utilization of a significant number of the Company's MD-11 aircraft under multi-year contracts with Malaysian Airlines and other contractual commitments, it is unlikely that the Company will be able to accept all of the available expansion business. See "Business--Business Strategy and Competitive Advantages--Long-Term Customer Relationships" and "--Key Strategic Alliance in Southeast Asia."

    The Company also receives significant revenues from airline services provided to Malaysian Airlines and Garuda Indonesia in connection with the annual Hadj pilgrimage. The current five-year Hadj contract with Malaysian Airlines expires after the 1996 Hadj. The Company provides Hadj services to Garuda Indonesia under contracts which are awarded on an annual basis. See "Business--Business Strategy and Competitive Advantages--Long-Term Customer Relationships."

    As a result of these and other contracts, the Company had an overall contract backlog at June 30, 1995 of $465 million, compared to $67 million at June 30, 1994. Such backlog does not include the Company's fixed award under the current U.S. Air Force contract for the U.S. Government fiscal year beginning October 1, 1995, which contract was confirmed in September 1995. The Company's backlog for each contract is determined by multiplying the minimum number of block hours guaranteed under the applicable contract by the specified hourly rate under such contract. The following table shows the allocation of the contract backlog by market at June 30, 1995, to the years to which it pertains:

                                      1995        1996       1997       1998       1999       2000       TOTAL
                                      ----        ----       ----       ----       ----       ----       -----
                                                               (DOLLARS IN THOUSANDS)
International carriers...........  $   60,291  $  123,144  $  74,880  $  66,240  $  60,720  $  33,120  $  418,395
U.S. Government..................      16,322          --         --         --         --         --      16,322
Charter and scheduled passenger
  service........................      22,514       3,168         --         --         --         --      25,682
Freight shippers.................       2,176       2,176         --         --         --         --       4,352
                                   ----------  ----------  ---------  ---------  ---------  ---------  ----------
     Total.......................  $  101,303  $  128,488  $  74,880  $  66,240  $  60,720  $  33,120  $  464,751
                                   ==========  ==========  =========  =========  =========  =========  ==========

     Substantially all of the backlog (including all of the backlog beginning in 1997) relates to the multi-year contracts with Malaysian Airlines. The loss of any of the Company's key contracts or a substantial reduction in business from these key customers, if not replaced, would have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors--Risks Related to the Company--Dependence Upon Key Customers."

     Historically, the Company's business has been significantly affected by seasonal factors. During the first quarter, the Company typically experiences lower levels of utilization and yields as demand for passenger and cargo services is lower relative to other times of the year. The Company experiences higher levels of utilization and yields in the second quarter, principally due to peak demand for commercial passenger services associated with the annual Hadj pilgrimage. During 1995, the Company's flight operations associated with the Hadj pilgrimage occurred from April 1 to April 30 and from May 13 to June
8. Because the Hadj occurs approximately 10 to 12 days earlier each year, revenues resulting from future Hadj contracts will begin to shift from the second quarter to the first quarter over the next several years. In recent years, soft demand and weakening yields in worldwide passenger markets adversely affected the Company's results in the third quarter. Fourth quarter utilization depends primarily upon the demand for air cargo services in connection with the shipment of merchandise in advance of the U.S. holiday season. The Company believes that its recent multi-year contracts with Malaysian Airlines and a recent increase in peak European summer tourist travel occurring in the third quarter should lessen the effect of these seasonal factors. See Note 16 of "Notes to Financial Statements."

     The price of fuel has not had a significant impact on the Company's operations in recent years. The Company's exposure to fuel risk is limited because (i) under the terms of the Company's basic contracts, the customer is responsible for providing fuel, (ii) under the terms of its full service contracts with the U.S. Government, the Company is reimbursed for the cost of fuel it provides, and (iii) under the Company's charter contracts, the Company is reimbursed for fuel price increases in excess of 5% of the price agreed upon in the contract, subject to a 10% cap. The Company is, however, exposed to fuel price increases with respect to its scheduled passenger services. It does not purchase fuel under long-term contracts and does not enter into futures or fuel swap contracts.

     Business Trends. The Company operates in a challenging business environment. During 1993 and 1994, the combination of a generally weak worldwide economy and excess capacity in the air transportation industry resulted in soft demand and weakening yields, which adversely affected the Company's operating performance. In addition, the Company incurred significant training costs and capital expenditures during this period in connection with shifting the mix of its aircraft fleet from DC10-30s to predominately MD-11s.

     The Company believes, however, that its multi-year contracts with Malaysian Airlines, in combination with its continued relationships with other key customers, provide the Company with a more predictable base of revenue than existed in the past when the Company was more dependent on ad hoc short-term business.

RESULTS OF OPERATIONS

Six Months Ended June 30, 1995 Compared to Six Months Ended June 30, 1994

Operating Revenues

     Total block hours increased 3,565 hours, or 26%, to 17,225 hours for the first six months of 1995 from 13,660 hours in the comparable 1994 period, with an average of 9.7 available aircraft per day for the first six months of 1995 compared to 9.5 in the comparable 1994 period. Average daily utilization (block hours flown per day per aircraft) increased 24% to 9.8 hours for the six months ended June 30, 1995 from 7.9 hours for the six months ended June 30, 1994. During 1994 and in the first six months of 1995, the Company began to obtain a higher percentage of its revenues under basic contracts as opposed to full service contracts. For the six months ended June 30, 1995, basic contracts accounted for 81% of total block hours, up from 72% for the six months ended June 30, 1994. Total operating revenues increased $28.7 million, or 33%, for the six months ended June 30, 1995 to $116.3 million from $87.6 million for the six months ended June 30, 1994.

     Revenues from services to international carriers increased $28.2 million, or 53%, for the six months ended June 30, 1995 to $81.9 million from $53.7 million for the six months ended June 30, 1994. This increase was primarily attributable to the $23.3 million in revenues generated from the new multi-year contracts with Malaysian Airlines. Average daily utilization on these contracts for the six months ended June 30, 1995 was 10.7 hours. The Company also realized a $5.7 million increase in revenues associated with flight operations for Asiana Airlines. See "Business--Markets."

     U.S. Government military charter revenues decreased $4.4 million, or 22%, for the six months ended June 30, 1995 to $16.0 million from $20.4 million for the six months ended June 30, 1994. This decrease was due to a 23% decrease in military charter block hours from 1,979 for the six months ended June 30, 1994 to 1,524 for the six months ended June 30, 1995. As a result of the Company's current teaming arrangement (see "Business--Markets--U.S. Government"), the Company's military fixed award revenues increased for the six months ended June 30, 1995 compared to the same period in 1994. This increase was offset by a planned decrease in military charter short-term expansion flying due to reduced availability of the Company's aircraft which were deployed in other markets. Because this short-term expansion business depends in large part upon the deployment or repatriation of troops, revenues from this market are subject to significant fluctuation.

     Charter and scheduled passenger service revenues increased $2.2 million, or 29%, for the six months ended June 30, 1995 to $9.7 million from $7.5 million for the six months ended June 30, 1994. This increase was primarily due to additional charter programs from South America to the U.S.

     Cargo revenues from freight shippers decreased $4.4 million, or 85%, for the six months ended June 30, 1995 to $0.8 million from $5.2 million for the six months ended June 30, 1994. This decrease was primarily due to an aircraft redeployment into the international carrier market.

     Revenues from flight operations subcontracted to other carriers increased $7.0 million for the six months ended June 30, 1995 to $7.3 million from $0.3 million for the six months ended June 30, 1994. The Company was required to subcontract certain flights to other carriers due to peak airlift requirements for the 1995 Hadj pilgrimage.

Operating Expenses

     Operating expenses include those related to flight operations, maintenance, aircraft costs, fuel, depreciation and amortization, selling and administrative expenses and flight operations subcontracted to other carriers. Total operating expenses increased $21.8 million, or 25%, for the six months ended June 30, 1995 to $108.0 million from $86.2 million for the six months ended June 30, 1994.

     Flight operations expenses include all expenses related directly to the operation of the aircraft other than aircraft cost, fuel and maintenance. Also included are expenses related to flight dispatch and flight operations administration. Handling fees are negotiated with third party contractors on an airport specific basis. Landing fees are subject to unilateral increases by various governments. Navigation fees are incurred primarily in international flights. Flight operations expenses increased $3.3 million, or 13%, for the six months ended

June 30, 1995 to $28.9 million from $25.6 million for the six months ended June 30, 1994. Of this increase, 10% was due to an increase in block hours flown, 1% was due to an increase in cockpit crew training costs and higher cockpit crew levels associated with the planned integration of two MD-11s into the Company's fleet in 1995 and 4% was due to an increase in accruals under the Company's profit sharing plans for its crewmembers during the 1995 period. These factors were partially offset by the shift from full service to basic contracts.

     Maintenance expenses increased $9.6 million, or 87%, for the six months ended June 30, 1995, to $20.6 million from $11.0 million for the same period in 1994. This increase resulted primarily from a non-recurring 1994 reversal of $4.2 million of excess accrued maintenance reserves associated with the expiration of three DC10-30 aircraft leases and the increase in block hours flown in 1995 partially offset by lower costs associated with reduced maintenance requirements of new MD-11 aircraft and the guarantees and warranties received from the engine and aircraft manufacturers of the MD-11 aircraft and related engines, which guarantees and warranties began to expire in 1995. See "Business--Maintenance."

     Aircraft costs increased $4.4 million, or 15%, for the six months ended June 30, 1995 to $32.8 million from $28.4 million for the six months ended June 30, 1994. This increase was primarily due to the lease of two additional MD-11 convertible aircraft in the first quarter of 1995, partially offset by the return of three lower-cost DC10-30 aircraft to the lessor in the third quarter of 1994.

     Fuel expenses decreased $1.5 million, or 20%, for the six months ended June 30, 1995 to $5.9 million from $7.4 million for the same period in 1994. This decrease was primarily due to the shift to basic contracts in 1995 under which the Company is not responsible for fuel.

     Depreciation and amortization increased $0.6 million, or 30%, for the six months ended June 30, 1995 to $2.6 million from $2.0 million for the same period in 1994. This increase resulted primarily from the purchase of additional spare parts to support the two additional MD-11 aircraft which the Company began leasing during the first six months of 1995 as well as the amortization of certain MD-11 aircraft integration costs and other deferred costs.

     Despite the 26% increase in block hours flown, selling and administrative expenses decreased $1.6 million, or 14%, for the six months ended June 30, 1995 to $9.8 million from $11.4 million for the same period in 1994 primarily as a result of the Company's ongoing cost control efforts.

Other Income (Expenses)

     Interest expense decreased $0.2 million, or 10%, for the six months ended June 30, 1995 to $1.8 million from $2.0 million for the same period in 1994 primarily due to a reduction in the Company's debt obligations.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

Operating Revenues

     Total block hours increased 2,993 hours, or 13%, to 26,455 hours in 1994 from 23,462 hours in 1993. Average daily utilization increased from 7.3 block hours in 1993 to 8.8 block hours in 1994 partially due to a planned reduction in average available aircraft per day from 8.8 in 1993 to 8.2 in 1994. During 1994, the Company began to obtain a higher percentage of its revenues under basic contracts as opposed to full service contracts. In 1994, basic contracts accounted for 63% of total block hours, up from 45% in 1993. Total operating revenues increased $2.0 million, or 1%, in 1994 to $180.7 million from $178.7 million in 1993.

     Revenues from services to international carriers increased $19.4 million, or 30%, in 1994 to $83.9 million from $64.5 million in 1993, primarily due to revenues of $17.1 million generated from the multi-year Malaysian Airlines contracts entered into during 1994.

     U.S. Government military charter revenues decreased $12.9 million, or 24%, in 1994 to $41.3 million from $54.2 million in 1993. This decrease was due to a 21% decrease in military charter block hours from 5,153 in 1993 to 4,082 in 1994. While the Company's U.S. Air Force fixed award revenues increased during 1994, this increase was offset by a decrease in short-term expansion flying. During 1993, the Company participated in short-term expansion flying in connection with the transportation of military personnel to Mogadishu, Somalia.

     Charter and scheduled passenger service revenues increased $11.7 million, or 46%, in 1994 to $37.2 million from $25.5 million in 1993. This increase was primarily due to additional charter programs to Europe and South America.

     Cargo revenues from freight shippers decreased $20.7 million, or 64%, in 1994 to $11.6 million from $32.3 million in 1993. This decrease was primarily due to the expiration of a contract with a cargo carrier in January 1994.

     Revenues from flight operations subcontracted to other carriers were $5.4 million in 1994 compared to $1.2 million in 1993. This increase was required primarily to make aircraft capacity available for commencement of operations under the Company's multi-year contracts with Malaysian Airlines.

Operating Expenses

     Total operating expenses decreased slightly in 1994 to $185.9 million from $186.1 million in 1993.

     Flight operations expenses increased $2.7 million, or 5%, in 1994 to $57.8 million from $55.1 million in 1993. This increase was primarily due to the increase in block hours flown, partially offset by the shift to more basic contracts. In addition, in 1993, the Company incurred costs related to MD-11 integration which were not incurred in 1994.

     Maintenance expenses decreased $2.5 million, or 9%, in 1994 to $26.2 million from $28.7 million in 1993 primarily due to a $4.2 million reversal of excess accrued maintenance reserves associated with the expiration of three DC10-30 aircraft leases during 1994. Excluding the effect of this reversal, maintenance expenses increased $1.7 million, or 6%, primarily due to an increase in block hours flown in 1994, partially offset by lower costs associated with reduced maintenance requirements of new MD-11 aircraft and the guarantees and warranties received from the engine and aircraft manufacturers of the MD-11 aircraft and related engines, which guarantees and warranties began to expire in 1995. See "Business--Maintenance."

     Aircraft costs increased $1.8 million, or 3%, in 1994 to $53.9 million from $52.1 million in 1993. This increase was primarily due to the higher lease costs associated with MD-11 aircraft, partially offset by the Company's return of three DC10-30 aircraft with long-term leases in 1993 and related termination fees of $2.3 million.

     Fuel expenses decreased $8.8 million, or 34%, in 1994 to $16.9 million from $25.7 million in 1993. This decrease was primarily due to the shift to basic contracts in 1994 under which the Company is not responsible for fuel.

     Depreciation and amortization decreased $1.6 million, or 29%, in 1994 to $4.0 million from $5.6 million in 1993 primarily due to the elimination of amortization for leasehold improvements in connection with two DC10-30 aircraft returned to the lessor in July 1993. In addition, depreciation was reduced due to the transfer of DC10-30 spare parts to assets held for sale following the return of the DC10-30 aircraft. This decrease was partially offset by the depreciation of spare parts purchased for MD-11 aircraft.

     Selling and administrative expenses increased $3.9 million, or 22%, in 1994 to $21.6 million from $17.7 million in 1993 primarily due to increased professional fees and marketing expenses. During 1994, the Company began increasing its marketing and sales personnel and related activities to develop future marketing programs.

Other Income (Expenses)

     Interest expense increased $1.6 million, or 76%, in 1994 to $3.7 million from $2.1 million in 1993 primarily due to MD-11 rotable financing, and use of a bank line of credit in 1994.

Year Ended December 31, 1993 Compared to Year Ended December 31, 1992

Operating Revenues

     Total block hours increased 1,199 hours, or 5%, to 23,462 hours in 1993 from 22,263 hours in 1992. Average available aircraft per day increased to 8.8 in 1993 from 7.2 in 1992. Average daily utilization decreased to 7.3 block hours in 1993 from 8.4 block hours in 1992. In each year, full service contracts accounted for 55% of total block hours. Total operating revenues decreased $1.6 million, or less than 1%, in 1993 to $178.7 million from $180.3 million in 1992.

     Revenues from services to international carriers increased $7.3 million, or 13%, in 1993 to $64.5 million from $57.2 million in 1992. This increase was primarily due to a higher level of flight operations for Garuda Indonesia in connection with the 1993 Hadj program.

     U.S. Government military charter revenues decreased $19.0 million, or 26%, in 1993 to $54.2 million from $73.2 million in 1992. This decrease was due to a 33% decrease in military charter block hours from 7,642 in 1992 to 5,153 in 1993. During 1992, the Company continued to derive military charter revenues in connection with the transportation of troops from Operation Desert Shield/Desert Storm.

     Charter and scheduled passenger service revenues increased $19.4 million, or 318%, in 1993 to $25.5 million from $6.1 million in 1992 primarily due to additional European and South American charter programs.

     Cargo revenues from freight shippers increased $5.1 million, or 19%, in 1993 to $32.3 million from $27.2 million in 1992 primarily due to expanded full service cargo contracts.

     Revenue from flight operations subcontracted to other carriers decreased to $1.2 million in 1993 from $11.5 million due to reduced subservice requirements. In 1992, the Company subcontracted flight operations to other carriers in order to meet peak airlift requirements of the Company's customers for the Hadj pilgrimage.

     Included in other revenues in 1992 is $4.1 million related to settlement of contract claims with the U.S. Government arising from the Desert Shield/Desert Storm operation.

Operating Expenses

     Total operating expenses increased $13.1 million, or 8%, in 1993 to $186.1 million from $173.0 million in 1992.

     Flight operations expenses increased $9.6 million, or 21%, in 1993 to $55.1 million from $45.5 million in 1992 primarily due to costs associated with the integration of new MD-11 aircraft and an increase in full-service block hours flown. The Company maintained the maximum number of crews available during the first six months of 1993 in order to support intensive crew member training for its aircraft and to staff for ad hoc charter flights. This temporary increase resulted in higher crew costs given the lower level of aircraft utilization in early 1993.

     Maintenance expenses decreased $5.8 million, or 17%, in 1993 to $28.7 million from $34.5 million in 1992 primarily due to lower maintenance costs for new MD-11 aircraft and lower engine overhaul repair expense for the DC10-30 fleet. The reduced maintenance costs are due, in part, to guarantees and warranties received from the engine and aircraft manufacturers of the MD-11 aircraft and related engines, which guarantees and warranties began to expire in 1995. See "Business--Maintenance."

     Aircraft costs increased $17.0 million, or 48%, in 1993 to $52.1 million from $35.1 million in 1992 primarily due to additional lease costs associated with the delivery of four MD-11 aircraft during March and April 1993. In addition, three DC10-30 aircraft were returned to their lessors, resulting in an early termination payment of which $2.3 million was expensed in 1993. This increase in aircraft costs was partially offset by a $5.4 million reduction in lease costs in connection with the return of the two DC10-30 aircraft and short-term aircraft leases not required in 1993.

     Fuel expenses increased $1.1 million, or 4%, in 1993 to $25.7 million from $24.6 million in 1992 primarily due to the increase in full service block hours flown.

     Depreciation and amortization expenses increased $0.7 million, or 14%, in 1993 to $5.6 million from $4.9 million in 1992 primarily due to accelerating depreciation in connection with return of certain DC10-30 aircraft during the year.

     Selling and administrative expenses increased $0.9 million, or 5%, in 1993 to $17.7 million from $16.8 million in 1992 primarily due to an increase in legal fees and marketing expenses.

Other Income (Expense)

     In order to maintain high maintenance dispatch reliability, the Company carries spare part kits on board its aircraft as well as an inventory of spare parts. Interest expense increased $1.7 million in 1993 to $2.1 million from $0.4 million in 1993 primarily due to financing of spare parts for its newly acquired MD-11 aircraft.

     Interest income decreased $0.9 million in 1993 to $0.5 million from $1.4 million as a result of lower investment balances and lower interest rates in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company is highly leveraged. The Company incurred substantial debt and operating lease commitments during 1993 in connection with its acquisition of MD-11 aircraft and related spare parts. The Company has historically financed its working capital and capital expenditure requirements out of cash flow from operating activities, secured borrowings, and other financings from banks and other lenders. See "Risk Factors--Risks Related to the Company--Liquidity and Commitments" for a discussion of the restrictions on the Company's ability to incur additional debt.

     The Company's cash and cash equivalents at December 31, 1993, December 31, 1994, and June 30, 1995 were $11.6 million, $4.0 million, and $4.4 million, respectively. At June 30, 1995, the Company's current assets were $25.4 million and current liabilities were $55.9 million. The Company believes that the combination of the financings consummated to date, income from operations and the additional proposed financings described below, together with the proceeds from the Offering, will be sufficient to allow the Company to meet its operating and capital requirements for at least the next 12 months. In addition, the proceeds from the Offering will result in a decrease in the Company's working capital deficit.

Cash Flows from Operating Activities

     During the first six months of 1995, operating activities provided $12.8 million of cash compared to using $1.0 million of cash during the first six months of 1994. This increase in cash for 1995 was primarily due to the following activity in the first six months of 1995: an increase in operating income over 1994, increases in accounts payable and accrued expenses, and decreases in deposits and prepaid expenses incurred during the period. These factors were partially offset by an increase in accounts receivable during the first six months of 1995 over the comparable 1994 period.

     Operating activities used $2.4 million of cash in the year ended December 31, 1994 compared to $7.4 million of cash in 1993. This decrease in cash used resulted primarily from a decrease in accounts receivable in 1994, partially offset by MD-11 aircraft security deposits made during the period. In addition, the Company deferred certain aircraft rental payments in 1993.

Cash Flows from Investing Activities

     Investing activities used $10.3 million of cash in the six months ended June 30, 1995 compared to $2.8 million during the first six months of 1994. This increase in cash used resulted primarily from the purchase of rotable spare parts required for the integration of two MD-11 aircraft in the first six months of 1995. In addition, the Company purchased additional spare parts to be maintained in Malaysia as a result of the new contracts with Malaysian Airlines.

     Investing activities used $3.1 million of cash for the year ended December 31, 1994 compared to $18.4 million in 1993. In 1994, the Company purchased spare parts for one MD-11 aircraft integrated into the fleet in April. In 1993, the Company purchased spare parts for four MD-11 aircraft integrated into the fleet in March and April.

Cash Flows from Financing Activities

     In the first six months of 1995, financing activities used $2.1 million of cash, as the Company reduced net borrowings by $3.9 million and obtained short-term advances from WorldCorp of $1.8 million. This use of cash compares to a $2.6 million use of cash during the same period in 1994. In February 1994, WorldCorp and the Company sold 24.9% of the Common Stock to MHS for $24.7 million in cash, of which the Company received $12.4 million in cash. Also in 1994, the Company made net repayments of $15.0 million of its borrowings.

     Financing activities used $2.0 million of cash for the year ended December 31, 1994 compared to providing $24.9 million of cash in 1993. In 1994, the Company made $14.4 million of net borrowing repayments versus incurring $25.4 million in borrowings in 1993. In addition, the Company received $12.4 million in cash in 1994 from the sale of Common Stock to MHS.

Capital Commitments

     In October 1992 and January 1993, the Company signed a series of agreements to lease seven new MD-11 aircraft for initial lease terms of two to five years, renewable for up to 10 years (and in the case of one aircraft, for 13 years) by the Company with increasing rent costs. See "Business--Aircraft Fleet." As of June 30, 1995, the Company had taken delivery of all seven aircraft, consisting of four passenger MD-11 aircraft, one freighter MD-11, and two convertible MD-11s. As part of the lease agreements, the Company was assigned purchase options for four additional MD-11 aircraft. In 1992, the Company made non-refundable deposits of $1.8 million toward the option aircraft. During 1995, the options' exercise dates were extended to October 31, 1995, with scheduled aircraft delivery dates beginning no earlier than 1996. If the options are exercised, the Company intends to obtain financing from external sources. There can be no assurance, however, that the Company will be able to obtain such financing. See Note 10 of "Notes to Financial Statements."

     The Company maintains three long-term DC10-30 aircraft leases with terms expiring in 1997, 1998, and 2003. The Company may choose to lease additional DC10-30 aircraft primarily to meet peak demand requirements.

     As of June 30, 1995, annual minimum payments required under the Company's aircraft and lease obligations total $35.3 million for the remainder of 1995 and $70.0 million and $68.9 million for 1996 and 1997, respectively.

     The Company spent $9.8 million to purchase spare parts and to make cash security deposits for MD-11 integration in the first six months of 1995. On September 29, 1995, the Company entered into an agreement with a lessor to purchase a spare engine, previously under lease, for $5.5 million. The Company estimates that its required capital expenditures for MD-11 integration will be approximately $5.4 million for the remainder of 1995. In August 1995, the Company amended its aircraft spare parts facility under the Credit Agreement to provide for a variable rate borrowing of $10.5 million. Approximately $2.5 million of this facility was used to pay off the previously outstanding balance of the spare parts loan facility and approximately $2.2 million will be used to purchase additional spare parts for MD-11s required in the second half of 1995. The balance of this loan facility will be used to increase cash balances which were drawn down during the first half of 1995 to purchase MD-11 spare parts. In addition, the Company intends to purchase an additional spare engine to be delivered in the first quarter of 1996. The engine will cost approximately $8.0 million. The Company has a commitment from the engine manufacturer to finance 80% of the purchase price over a seven-year term with an interest rate to be fixed at the time of delivery.

     The Company anticipates that its total capital expenditures in 1995 and in 1996 will be approximately $22.0 million and $20.9 million, respectively. On September 28, 1995, the Credit Agreement was amended to increase the limit on capital expenditures by the Company to no more than $25.0 million in 1995. While the Credit Agreement limits capital expenditures by the Company to no more than $15.0 million in 1996, the Company currently is negotiating with BNY Financial Corporation to amend the Credit Agreement to increase the annual limit on capital expenditures. There can be no assurance that the Credit Agreement will be so amended or that a waiver will be obtained, in which event the Company would expect to limit its annual capital expenditures to $15.0 million. See "--Financing Developments."

     In addition, the Company is negotiating for the lease of two additional MD-11 aircraft beginning in the first quarter of 1996 to provide additional capacity for growth opportunities. Such aircraft might be used if the Company is successful in obtaining the authority for scheduled service to West Africa and South Africa as described below. If the Company enters into a lease agreement with respect to such additional MD-11 aircraft, the Company estimates that it will require approximately $6.4 million for additional spare parts and $8.0 million for an additional spare engine in the first quarter of 1996. The Company would seek financing for any of these expenditures. No assurances can be given, however, that the Company will take delivery of the above-mentioned aircraft, obtain the consents required to incur such capital expenditures or obtain financing necessary to make the associated spare parts and engine purchases.

     The Company began scheduled passenger service between New York and Tel Aviv in July 1995. The Company anticipates that working capital requirements will be approximately $1.0 million through the end of 1995 in connection with this scheduled service.

     The Company is seeking authority to provide scheduled passenger and cargo service between New York and points in West Africa and South Africa. If the Company receives such approval, it will incur start-up costs in an as yet undetermined amount. The Company believes it will be able to fund such start-up costs from its operating cash flow and the proceeds of the Offering. In the event the Company decides to acquire additional aircraft and/or related spare parts (including but not limited to spare engines) in connection with such new scheduled service, the Company would seek external financing. No assurances can be given that the Company would be able to obtain such financing on terms acceptable to the Company. See "Business--Business Strategy and Competitive Advantages--Significant Growth Opportunities."

     As of June 30, 1995, the Company held approximately $5.9 million (at book value) of aircraft spare parts currently available for sale.

Financing Developments

     On October 30, 1993, WorldCorp, the Company and MHS entered into the MHS Stock Purchase Agreement pursuant to which MHS, subject to satisfactory completion of its due diligence investigations, agreed to purchase 24.9% of the Common Stock. On February 28, 1994, the transaction was completed. The Company received upon closing $12.4 million to fund its working capital requirements. The remaining proceeds from the sale ($15.0 million less a $2.7 million deposit received in November 1993) were paid directly to WorldCorp. See "Certain Relationships and Transactions."

     In 1993, the Company entered into the Credit Agreement, which included a $12.0 million spare parts loan and an $8.0 million revolving line of credit collateralized by certain receivables, inventory, equipment, and general intangibles. The Company is prohibited from granting a security interest in such collateral to anyone other than BNY Financial Corporation. Approximately $10.8 million of the proceeds from this borrowing were used to retire existing obligations. This agreement contains certain covenants related to the Company's financial condition and operating results. At December 31, 1994, the Company was not in compliance with certain of these covenants, including minimum net income requirements, but obtained a waiver of these covenants from the financial institution. In March, August and September of 1995, the Company amended this agreement to adjust certain covenants beginning in the first quarter of 1995, in August 1995 and in September 1995, respectively, and extended the credit facility's term to 1998. Under the terms of the amended Credit Agreement, the Company is not permitted to (i) incur indebtedness in excess of $25.0 million (excluding capital leases), (ii) declare or pay dividends if after giving effect to such dividends the Company's cash or cash equivalents would be less than $7.5 million or (iii) make capital expenditures in 1995 of more than $25.0 million or in any subsequent year of more than $15.0 million. The Company must also maintain a net worth of at least $(2.0) million at September 30, 1995, $(1.0) million at December 31, 1995, $3.0 million at December 31, 1996 and $6.0 million at December 31, 1997. Additionally, the Company must meet quarterly net income (loss) requirements through December 31, 1997 including $1.3 million, $(1.8) million, $(7.0) million, $7.0 million and $1.0 million for each of the three-month periods ended September 30, 1995, December 31, 1995, March 31, 1996, June 30, 1996 and September 30, 1996, respectively. At June 30, 1995, the Company was in compliance with the terms of the credit agreement as in effect as of such date. No assurances can be given that the Company will continue to meet these revised covenants or, if necessary, obtain the required waivers. As of June 30, 1995, $6.9 million of the $8.0 million portion of the credit facility collateralized by receivables was utilized, with no borrowing capacity currently available, and $3.4 million of the $12.0 million spare parts loan was outstanding. As discussed above, the Company has amended the aircraft spare parts facility under the Credit Agreement to provide for a variable rate borrowing of $10.5 million. The Company used a portion of the proceeds from this loan to pay off the previously outstanding balance (which was reduced to $2.5 million subsequent to June 30, 1995).

     As discussed above, on September 29, 1995 the Company entered into an agreement with a lessor to purchase a spare engine, previously under lease, for $5.5 million. The Company paid $0.5 million upon closing and signed a note for the $5.0 million balance. The note bears interest at a rate of 7.25% and is payable over a 40-month period at $69,000 a month, with the balance of $3.3 million due on January 29, 1999.

     In the first quarter of 1995, the Company obtained approximately $6.0 million in short-term borrowings from equipment lessors for working capital purposes. These borrowings bear interest at an average interest rate of approximately 11%. Approximately $5.1 million of this financing was repaid in the second quarter of 1995. The remaining balance will be repaid in monthly installments through December 1995.

INCOME AND OTHER TAXES

     In August 1991, 5.7 million shares of WorldCorp common stock were sold by a group of existing shareholders. This transaction constituted an "ownership change" of WorldCorp (and thus of the Company) as defined under Section 382 of the Code (the "1991 Ownership Change"). The 1991 Ownership Change subjected WorldCorp to an annual limitation in 1991 and future years in the use of NOLs that were available to WorldCorp (and thus allocable to the Company) on the date on which the 1991 Ownership Change occurred. As of December 31, 1994, the Company had NOLs for federal income tax purposes of $110.9 million which, if not utilized to offset taxable income in future periods, will expire from 1997 to 2009. Of this amount, $72.6 million is subject to a $6.3 million annual limitation resulting from the 1991 Ownership Change. The remaining $38.3 million was generated after the 1991 Ownership Change and, therefore, is not currently subject to annual limitation.

     While the Company believes that the Offering will not cause an ownership change, the application of the Code in this area is subject to interpretation by the IRS. If future transactions in the capital stock of WorldCorp or the Company, combined with the effect of the Offering, result in an ownership change, then use of the Company's NOLs in future years would be further limited. The amount of the annual limitation that would apply to the Company's NOLs after an ownership change would equal the product of the value of the outstanding stock of the Company immediately prior to such ownership change multiplied by the long-term tax-exempt rate at such time, which is determined monthly and is 5.75% for October 1995. In the event that more than approximately $5.0 million of the outstanding convertible debentures of WorldCorp are converted into WorldCorp common stock, the Company believes an ownership change will occur.

     There can be no assurance that the operations of the Company will generate taxable income in future years so as to allow the Company to realize a tax benefit from its NOLs. The NOLs are subject to examination by the IRS and, thus, are subject to adjustment or disallowance resulting from any such IRS examination. In addition to the change in ownership that might occur upon the conversion of the WorldCorp debentures, additional ownership changes of the Company may occur in the future and may result in the imposition of a lower annual limitation on the Company's NOLs existing at the time of any such ownership change.

     For the foregoing reasons, prospective purchasers of Common Stock should not assume the unrestricted availability of the Company's currently existing NOLs or future NOLs, if any, in making their investment decisions.

NEW ACCOUNTING STANDARD

     In June 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of ("SFAS No. 121"). SFAS No. 121 requires companies to review long-lived assets and certain identifiable intangibles to be held, used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company believes the adoption of this statement will not have a significant effect on its financial statements. The Company is required to adopt this statement in 1996.

INFLATION

     The Company believes that inflation has not had a material effect on the Company's revenues during the past three years.

                                   BUSINESS

GENERAL

     The Company is a leading provider of long-range passenger and cargo air transportation, serving customers in four distinct markets: (i) major international air carriers; (ii) the U.S. Government; (iii) international tour operators in the leisure passenger market; and (iv) small package shippers and freight forwarders. In addition, in July 1995, the Company commenced year-round scheduled passenger service between New York and Tel Aviv. The Company's customers include: Malaysian Airlines, Garuda Indonesia, Asiana Airlines, the U.S. Air Force and UPS. The Company operates a fleet of MD-11 and DC10-30 aircraft and has been in continuous operation since it was founded in 1948.

     The Company was incorporated in Delaware in 1948 and became a wholly owned subsidiary of WorldCorp in a holding company reorganization in 1987. WorldCorp and MHS currently own 80.1% and 19.9%, respectively, of the outstanding Common Stock. WorldCorp and MHS will own approximately 59.3% and 16.6%, respectively, of the outstanding Common Stock upon completion of the Offering.

BUSINESS STRATEGY AND COMPETITIVE ADVANTAGES

     The Company's business strategy is to maximize the utilization of its aircraft in order to achieve consistent profitability and create a foundation for continued growth. The Company deploys five of its seven MD-11 aircraft in year-round operations under multi-year contracts with a long-term customer. The Company currently supplements its MD-11 fleet with DC10-30 aircraft to serve selected markets that the Company believes offer significant profit potential. In executing this strategy, the Company believes it enjoys several competitive advantages:

     Key Strategic Alliance in Southeast Asia

     As a result of its strategic alliance with MHS, the Company has established a strong position in the rapidly growing markets of Southeast
Asia. Southeast Asia is projected to remain the world's fastest growing region over the next 10 years. Gross national product ("GNP") growth for the countries comprising Southeast Asia is expected to average over 7% per year over the next few years versus approximately 3% for the major industrialized countries. Southeast Asia accounts for approximately 20% of the world's air traffic, a figure that is expected to exceed 26% by the year 2000.

     MHS, a Malaysian company with diversified aviation holdings in Southeast Asia, Europe and North America, currently owns 19.9% of the Company's outstanding Common Stock. MHS is publicly traded on the Kuala Lumpur Stock Exchange ("KLSE"). In 1994, MHS acquired 32% of the common stock, and assumed management control, of Malaysian Airlines, the largest air carrier in Southeast Asia and the Company's largest customer. The Company's strategic alliance with MHS has further strengthened the Company's 15-year relationship with Malaysian Airlines. Malaysian Airlines operates a fleet of more than 90 narrow-body and wide-body aircraft, serving both domestic and international routes. It is publicly traded on the KLSE and reported US$1.89 billion of revenue for fiscal year 1994.

     Malaysian Airlines is expanding rapidly due to the economic growth in Southeast Asia, particularly in Malaysia. Malaysian GNP has grown by 8% or more in each of the last seven years and is projected by the central bank of Malaysia to grow by approximately 10% during 1995. In addition, the Malaysian government has established an initiative to modernize the country's industrial infrastructure. Aviation is one of the government's highest priorities in this program.

     The Company provides Malaysian Airlines with highly reliable, state-of-the-art, long-range aircraft, the unique operating route authorities of a U.S. air carrier and 48 years of operating experience. The Company presently operates three cargo and two passenger MD-11s for Malaysian Airlines under multi-year basic contracts, expiring between 1997 and 2000, with high minimum monthly utilization levels. The first agreement with Malaysian
Airlines provides for the Company to operate three MD-11 freighter aircraft for Malaysian Airlines for a five-year term, with one lease having commenced in June 1994, the second in June 1995 and the third in July 1995. Operating on routes between Malaysia and Europe and Malaysia and North America, these three MD-11s form the core of Malaysian Airlines' air cargo capacity. Under this agreement, Malaysian Airlines has agreed to operate a combined guaranteed minimum of 1,200 block hours per month (except when an aircraft is in scheduled maintenance), equivalent to an average daily utilization of approximately 12.7 block hours per aircraft. The second agreement provides for the Company to operate two MD-11 passenger aircraft for Malaysian Airlines for a two and one-half year term expiring in March 1997. These two MD-11s serve Malaysian Airlines' long-range, medium-density routes such as Kuala Lumpur to Johannesburg and Jeddah, Saudi Arabia. Under this agreement, Malaysian Airlines has agreed to operate each aircraft a guaranteed minimum of 320 block hours per month, equivalent to an average daily utilization of approximately 10.5 block hours per aircraft. These contracts have increased the year-round usage of the Company's MD-11 fleet, reduced the seasonality of the Company's business and contributed to its recently improved operating performance. Block hours contracted under these agreements with Malaysian Airlines will increase from 3,581 in 1994 to 14,788 in 1995 and 22,080 in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company has an additional significant basic contract with Malaysian Airlines under which it flies Malaysian Muslim pilgrims to Saudi Arabia for the annual Hadj religious pilgrimage. This agreement provides for the Company to operate three DC10-30 aircraft for Malaysian Airlines on the route between Malaysia and Jeddah for a five-year term expiring after the 1996 Hadj season. Under this agreement, Malaysian Airlines has agreed to operate these aircraft a combined guaranteed minimum of 2,350 block hours during the 10-week season, equivalent to an average daily utilization of approximately 11.2 block hours per aircraft. In 1995, approximately 25,000 Malaysians traveled to Jeddah for the Hadj pilgrimage, of which approximately 20,000 travelled on the Company's aircraft.

     The Hadj pilgrimage is one of the five primary duties of Islam, requiring all Muslims with available means to travel to Mecca once in their lifetime. There are over one billion Muslims worldwide, of whom more than 200 million live in Southeast Asia. More than two million Muslims from 130 countries travel annually to Mecca for the Hadj. During 1995, the Company's Malaysian Airlines flight operations associated with the Hadj pilgrimage occurred from April 1 to April 30 and from May 13 to June 8. Due to the nature of the Islamic calendar, the Hadj occurs approximately 10 to 12 days earlier each year. In 1996, transportation for the Hadj will begin on March 18 and end on June 1.

     See "Certain Relationships and Transactions" for a description of the history of the relationship among the Company, Malaysian Airlines and MHS and the related agreements.

     Long-Term Customer Relationships

     The Company has long-term customer relationships that the Company believes increase the predictability of its revenue base and provide a stable platform for future growth. In addition to its relationship with Malaysian Airlines, a customer since 1981, the Company has flown for the U.S. Air Force since 1956, Garuda Indonesia since 1973 and UPS since 1985, generally under annual contracts. The Company has the largest U.S. Air Force fixed award under the Civil Reserve Air Fleet (the "CRAF") program for the U.S. Government's 1995-1996 fiscal year. The Company believes that, since 1988, it has been one of the largest providers of passenger services to Garuda Indonesia for the Hadj pilgrimage.

     Garuda Indonesia. The Company has provided passenger services to Garuda Indonesia periodically since 1973 and yearly since 1988. Garuda Indonesia, the national flag carrier of Indonesia, reported revenues of US$1.75 billion for fiscal year 1994. Garuda Indonesia operates a fleet of 55 narrow-body and wide-body aircraft, serves both domestic and international routes and is owned by the government of Indonesia. The Company's services to Garuda Indonesia involve operating passenger aircraft during the peak passenger season related to the annual Hadj pilgrimage. Indonesia is the world's largest Muslim nation, with a population of approximately 190 million, nearly 88% of whom are Muslim. As the largest Muslim nation, Indonesia experiences significant demand for air transportation to Jeddah during the Hadj period. In 1995, approximately 200,000 Indonesians travelled to Jeddah for the Hadj pilgrimage. Unable to satisfy this peak demand with its own aircraft, Garuda Indonesia leased 20 wide-body passenger aircraft for a 10-week period in 1995. Because Garuda Indonesia's bid specifications require modern, long-range aircraft capable of 10-to 11-hour nonstop flights, the Company's fleet is particularly well suited to Garuda Indonesia's requirements.

     The Company has won annual Hadj contract awards from Garuda Indonesia since 1988. During the 1995 Hadj pilgrimage, the Company provided passenger service to Garuda Indonesia with five MD-11s, flying approximately 40,000 Indonesians on Company aircraft. Under the 1995 agreement, Garuda Indonesia agreed to operate each aircraft a minimum of 750 block hours during the 10-week season, equivalent to an average daily utilization of approximately
10.7 block hours per aircraft. Due to the use of a significant number of the Company's MD-11 aircraft under multi-year contracts with Malaysian Airlines, the Company may not be able to commit as many aircraft to Garuda Indonesia for the 1996 Hadj as it did in 1995. See "--Key Strategic Alliance in Southeast Asia."

     U.S. Government. The Company has provided international air transportation to the U.S. Air Force since 1956. In exchange for requiring pledges of aircraft to the CRAF for use in times of national emergency, the U.S. Air Force grants awards to CRAF participants for peacetime transportation of personnel and cargo. The U.S. Air Force contracts for aircraft in two primary ways: through fixed awards for known, scheduled transportation needs throughout the year and through short-term expansion awards, which are offered to CRAF participants on an ad hoc basis as needs arise.

     The U.S. Air Force awards points to air carriers acting alone or through teaming arrangements in proportion to the number and type of aircraft that the carriers make available to CRAF. The Company utilizes such arrangements to maximize the value of potential awards. The current members of the Company's teaming arrangement are Continental Airlines, Inc., Northwest Airlines, Inc. ("Northwest"), Evergreen International Airlines, Inc., Emery Worldwide Airlines, Inc., Miami Air International, Inc. and Rich International Airways, Inc.

     The Company's teaming arrangement purchases CRAF points from other carriers to increase the size of its fixed award and then allocates these points among the team members. In addition, the Company pays commissions to Northwest in exchange for using its points to fly additional routes. The Company's operating revenues from CRAF are net of these commissions. As a result of the Company's increasingly effective use of teaming arrangements, the Company's fixed awards have grown in recent years and the Company has the largest U.S. Air Force fixed award under the CRAF program for the U.S. Government's 1995-96 fiscal year.

     U.S. Air Force fixed awards provide predictable utilization of the Company's aircraft. Under the 1995-96 contract, the Company will operate one MD-11 from St. Louis and Los Angeles to military bases in Japan and Korea for approximately 10 months. The Company also will operate one DC10-30 from Philadelphia to military bases in Europe and the Middle East for a minimum of six months. These operating schedules are specified in the contract award and serve as minimum utilization commitments to the Company. Predictable aircraft utilization and attractive compensation levels, as well as international routes well suited to the Company's wide-body, long-range fleet, have allowed the Company to operate profitably under U.S. Air Force contracts.

     U.S. Air Force short-term expansion business is offered to carriers throughout the contract year in proportion to the level of the carriers' fixed awards. The Company, through its teaming arrangement, is eligible in the 1995-96 fiscal year to receive from the U.S. Air Force a greater percentage of the short-term expansion business than the Company received in the prior fiscal year. Due to the utilization of a significant number of the Company's MD-11 aircraft under multi-year contracts with Malaysian Airlines and other contractual commitments, it is unlikely that the Company will be able to accept all of the available expansion business.

     Due to its participation in CRAF, the Company is subject to inspections approximately every two years by the military as a condition of retaining its eligibility to perform military charter flights. The last such inspection was undertaken in 1994 and the next is anticipated to occur in 1996. As a result of such inspections, the Company has been required to implement measures, such as the establishment of a crew resource management course, beyond those required by the DOT, FAA and other government agencies. The U.S. Air Force may terminate its contract with the Company if the Company fails to pass such inspections or otherwise fails to maintain satisfactory performance levels, if the Company loses its airworthiness certificate or if the aircraft pledged to the contracts lose their U.S. registry or are leased to unapproved carriers.

     Authorized funding levels for CRAF have remained in the $250 million to $275 million range over the last three fiscal years. Although overall military expenses are being reduced, the U.S. military continues to place a high priority on its rapid mobilization and deployment capability. Accordingly, the level of U.S. Air Force contract awards has remained relatively constant in recent years, although future funding levels are dependent on Congressional authorization.

     UPS. The Company has provided cargo services to UPS from time to time since 1985 and every year since 1988. These services consist of leasing cargo aircraft to UPS during a two-week period in December when UPS experiences peak demand for small package shipments. UPS has historically paid attractive hourly rates for modern, well-maintained aircraft that meet UPS's demanding departure reliability standards.

     Contracts Which Reduce Operating Risk

     The Company's contractual arrangements with its customers reduce the load, yield and operating expense risks traditionally associated with the airline business. Substantially all of the Company's services are provided under contracts in which the Company's customers are responsible for filling the passenger or cargo capacity of each of the contracted aircraft. These contracts also typically provide for the Company's customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of one to five years, subject to certain termination provisions. In addition, an increasing percentage of the Company's services are provided under basic contracts. Under the terms of basic contracts, the Company provides the aircraft, cockpit crew, maintenance and insurance and the customer provides all other operating services and bears all other operating expenses, including fuel and fuel servicing, marketing costs associated with obtaining passengers and/or cargo, airport passenger and cargo handling fees, landing fees, cabin crews, catering, and ground handling and aircraft push-back and de-icing services. Basic contracts accounted for 81% of block hours flown in the first six months of 1995, compared to 63% for fiscal 1994 and 45% for fiscal 1993.

     See "--Key Strategic Alliance in Southeast Asia" and "--Long-Term Customer Relationships--Garuda Indonesia" for a description of the Company's current basic contracts.

     Significant Growth Opportunities

     In the scheduled charter market, the Company has identified what it believes is a significant opportunity to increase revenue and profits by serving the leisure passenger markets between the U.S. and Europe. In the scheduled charter business, the Company is in the process of identifying potentially profitable leisure travel routes and plans to publish flight schedules and sell blocks of seats on a less-than-planeload basis to international tour operators. Based on the successful experience of European carriers, the Company believes serving the seasonal passenger markets on a scheduled charter basis will have several benefits which the Company believes outweigh the potential increased load and yield risk associated with serving this market. First, it should be possible to achieve greater revenue per block hour because tour operator customers will pay higher prices in exchange for not bearing the risk of filling an entire aircraft. Second, the Company expects to increase the hourly utilization of aircraft deployed in this market because the Company will set the schedules rather than a tour operator who, in the case of a full-planeload charter, has contracted for the entire aircraft and controls scheduling. This strategy gives the Company more control within the charter distribution channel and a stronger commercial position in this market than it would have in the full-load charter business. For the 1996 leisure market season, the Company is developing schedules and is marketing capacity to tour operators with particular emphasis on the markets between the U.S. and Germany, Switzerland, France and the United Kingdom.

     In the scheduled passenger business, the Company will consider entering only those markets that it believes (i) are well-suited to the competitive advantages of the Company's long-range, wide-body aircraft, (ii) have prospects for rapid growth and (iii) have high barriers to entry. After determining that the market between New York and Tel Aviv met these criteria, the Company commenced scheduled passenger service in this market in July 1995 with three weekly round trips. The Company achieved an average passenger load factor of 82% through the first three months of operations. While the Company believes it is well-positioned in this market because of its excellent service and security and competitive prices, there can be no assurance that this load factor will be sustained or that the Company will be able to operate the route profitably.

     Consistent with the Company's scheduled passenger strategy, the Company is seeking authority to provide scheduled passenger service between New York and points in West Africa and South Africa. In addition, the Company is seeking to provide cargo service between such points.

     On August 30, 1995, the DOT granted the Company a one-year renewable authority to provide scheduled air transportation (both passenger and cargo) between New York and Accra, Ghana. The Company's authority to serve Accra is subject to approval by the Government of Ghana. On September 11, 1995, the DOT tentatively allocated five of the seven weekly frequencies available to U.S. carriers for scheduled service between New York and Johannesburg, South Africa to the Company for a period of one year. Three of the five weekly frequencies would be used by the Company for combination cargo and passenger service and the other two frequencies would be utilized for all-cargo service. Subsequently, the carrier that presently holds frequencies that would be allocated to the Company obtained a stay in bankruptcy court enjoining the DOT from any further proceedings reallocating the frequencies to the Company. The bankruptcy stay has been appealed by the DOT. The allocation of frequencies to the Company will not become effective until the DOT issues a final order confirming its tentative decision. There can be no assurance that the bankruptcy stay will be lifted or that the Company will obtain the final approval to provide such scheduled service to South Africa or that it will obtain approval from the Government of Ghana to provide such scheduled service to Ghana. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Commitments."

     Attractive Fleet Characteristics

     The Company operates a balanced fleet of passenger, cargo and passenger/cargo convertible aircraft, allowing it to serve the needs of its diverse customer base, respond to market changes throughout the year and reduce seasonality. To strengthen its competitive position, particularly with its Southeast Asian customers, the Company re-equipped its fleet with new generation MD-11 aircraft, a state-of-the-art, wide-body aircraft which provides superior range, payload and operating economics. Because the Company contracted for MD-11s in 1992 and early 1993 during a period of weak demand for new aircraft, the Company believes it obtained these aircraft on favorable lease terms. The average age of the Company's MD-11 aircraft is under two years.

     The MD-11 is available in passenger-only, freighter-only and passenger-convertible configurations. Manufactured by McDonnell Douglas, the MD-11 is a derivative of the DC10-30, which had formed the backbone of the Company's fleet since 1979 and still retains certain advantages. Improvements in the MD-11 include greater range and payload, reduced fuel consumption, lengthened cabin and enhanced passenger comfort features, and a state-of-the-art cockpit. The MD-11 can fly a commercial passenger load 12-14 hours nonstop, allowing the Company to serve routes that could not be served with DC10-30 or older generation Boeing 747 aircraft. On passenger routes of eight to 10 hours, the MD-11 can also carry significant cargo payloads in its lower deck cargo compartments, enhancing its revenue potential on routes where the DC10-30 and older generation Boeing 747 have limited cargo capability. Moreover, the MD-11 delivers these performance advantages at lower hourly operating costs than the DC10-30 and older Boeing 747s. Over the last two years, the Company's MD-11s have demonstrated lower hourly fuel consumption rates and maintenance costs than its DC10-30s. These lower maintenance costs result primarily from the reduced maintenance requirements of new MD-11 aircraft and the guarantees and warranties received from the engine and aircraft manufacturers of the MD-11 and related engines, which guarantees and warranties began to expire in 1995. See "--Maintenance."

     The Company's DC10-30 aircraft have lower fixed costs than its MD-11s, can be leased for short terms on short notice and have lower operating costs at lower utilization rates than the MD-11 aircraft. These factors combine to make the DC10-30 aircraft less risky to use in new potential growth markets.

MARKETS

     Within the air transportation industry, the Company earns revenue from four distinct markets: passenger and cargo services to major international air carriers; passenger and cargo services, on a scheduled and ad hoc basis, to the U.S. Government; passenger services to tour operators in seasonal charter markets; and cargo services to small package shippers and freight forwarders. In addition, in July 1995, the Company commenced year-round scheduled passenger service between New York and Tel Aviv. The Company's principal customers are Malaysian Airlines, Garuda Indonesia and Asiana Airlines within the international air carrier market; the U.S. Air Force within the U.S. Government market; Look Charters of France and Dimensao Turismo of Brazil within the charter passenger market; and UPS within the freight shippers market. The following customers generated 10% or more of the Company's revenues during fiscal year 1994: the U.S. Government ($44.6 million), Malaysian Airlines ($32.8 million), Garuda Indonesia ($32.4 million) and Look Charters ($21.2 million). See

Note 13 to "Notes to Financial Statements" or additional information related to the Company's major customers and export revenues.

     International Carriers. The Company targets international carriers based outside the U.S. to provide services under basic contracts. International carriers use the Company's services for one or more of the following reasons: to gain access to route authorities otherwise available only to U.S. flag carriers; to acquire additional capacity to meet seasonal demand peaks; to expand route structures without capital commitments for new aircraft; to bridge the lead times associated with the delivery of new aircraft; or to address competitive issues such as cost structure or aircraft performance.

     In the Company's experience, international carriers seeking air carrier services often prefer new generation aircraft. This preference is especially prevalent in Southeast Asian region, where international carriers generally operate modern, fuel efficient fleets. The Company intends to continue to target rapidly growing carriers in the Southeast Asian region.

     U.S. Government. As discussed above under "--Business Strategy and Competitive Advantages--Long-Term Customer Relationships--U.S. Government," the Company provides scheduled passenger and cargo services to the U.S. Air Force under fixed awards and short-term expansion awards. For the last three years, the size of the Company's fixed award has increased as a result of more effective teaming arrangements. During the same period, however, the Company's revenues from short-term expansion awards decreased because of (i) the absence of major troop deployments such as Operation Desert Shield/Desert Storm and the U.S. mission to Somalia and (ii) limited availability of Company aircraft for ad hoc expansion flying due to the Company's focus on utilizing its aircraft in year-round operations. The Company expects an increasing percentage of its revenue from the U.S. Air Force to result from the Company's annual fixed awards providing for more predictable utilization of the Company's aircraft. For the U.S. Government fiscal year beginning October 1, 1995, the Company has received a fixed award from the U.S. Air Force of $55.4 million. The table below summarizes the Company's revenues from the U.S. Air Force for the last three U.S. Government fiscal years (in thousands):

                                                             FISCAL YEAR
                                                             -----------
                                           1992-1993    1993-1994   1994-1995(1)
                                           ---------    ---------   ------------
Fixed...................................   $  15,693    $  22,238   $  33,926
Short-term expansion....................      34,329       27,632       7,892
                                           ---------    ---------   ---------
Total...................................   $  50,022    $  49,870   $  41,818
                                           =========    =========   =========

----------

(1) Includes contract revenue expected through September 30, 1995.

    The Company also provides domestic passenger services to the U.S. Army in support of various training exercises. The U.S. Army makes these awards based on competitive bids.

     Passenger Services. The Company provides passenger services for its customers in full-planeload charter service and scheduled passenger service markets. In addition, as discussed above, the Company has plans to enter the scheduled charter market in 1996. Under full-planeload charter service, a customer, such as a tour operator, contracts for the entire capacity of one of the Company's aircraft for a specified period of time and assumes the responsibility and the risk for distribution of seats. Under the scheduled charter service, the Company pursues contracts with multiple customers, such as tour operators, for less-than-planeload blocks of capacity on the Company's aircraft and may also sell a limited portion of capacity on an individually ticketed basis. Within each of these charter markets, the Company focuses on seasonal leisure travel between the U.S. and Europe and the U.S. and South America. These markets exhibit predictably strong seasonal demand and are well suited to the Company's long-haul fleet.

     In its scheduled passenger business, the Company sells the entire capacity of an aircraft on an individually-ticketed basis primarily through the retail travel agency distribution channels. The Company is listed in the WorldSpanR computer reservation system ("CRS") and is displayed in all of the major CRS systems.

     Freight Shippers. In addition to providing UPS with peak seasonal cargo services, the Company markets its cargo capacity to major freight forwarders for short-term and long-term programs. Freight forwarders purchase the entire capacity of the Company's aircraft and are responsible for marketing such capacity to individual retail shippers. Freight forwarders contract for cargo services based largely upon price. Due to over-capacity and declining yields in full-planeload cargo markets, the Company has shifted its cargo marketing focus away from this segment in favor of providing cargo services under basic contracts to international airlines, such as Malaysian Airlines and Asiana Airlines. Nevertheless, the Company seeks to market belly cargo capacity of its passenger aircraft to freight forwarders to enhance revenues generated in its passenger operations.

AIRCRAFT FLEET

     The following table summarizes the lease term, date of manufacture, engine type, range and capacity of the Company's aircraft fleet as of October 1, 1995:

                                         LEASE
                                      EXPIRATION          YEAR OF        ENGINE
AIRCRAFT(1)                         (MONTH/YEAR)(2)     MANUFACTURE        TYPE        RANGE(3)        CAPACITY(4)
-----------                         ---------------     -----------        ----        --------        -----------
MD-11CF..........................       03/2010            1995          PW4462        6200        410 seats or 90 tons
MD-11CF..........................       03/2010            1995          PW4462        6200        410 seats or 90 tons
MD-11F...........................       03/2009            1994          PW4462        6200        95 tons
MD-11............................       04/2008            1993          PW4462        6200        409 seats
MD-11............................       03/2008            1993          PW4462        6200        409 seats
MD-11............................       09/2008            1992          PW4462        6200        409 seats
MD-11............................       05/1999            1990          PW4462        6200        409 seats
DC10-30..........................       11/1998            1988        CF6-50C2        4700        356 seats
DC10-30CF........................       01/2009            1979        CF6-50C2        4700        354 seats or 65 tons
DC10-30..........................       08/1997            1977        CF6-50C2        4700        350 seats
----------

(1) "F" aircraft are freighters, "CF" aircraft are convertible freighters and may operate in either passenger or freight configuration and aircraft with no letter designation are passenger-only aircraft.
(2) Assumes exercise of all lease extensions.
(3) Range is in nautical miles based on operational take-off weight with full fuel load and no runway constraints.
(4) Number of seats or tons of freight.

    Six of the Company's MD-11 aircraft are leased from International Lease Finance Corporation ("ILFC"). The leases expire beginning in 1998, with each lease providing for 10 one-year renewal options (except that one lease expires in September 1995 and provides for 13 one-year renewal options). The Company also has options to purchase each aircraft in specified years under each lease. If the Company does not exercise its renewal options for any of these aircraft, it must pay a fee with respect to such aircraft based on the number of accumulated engine hours. The lease for the seventh MD-11 aircraft expires in May 1999. The lessor may terminate this lease prior to the end of the lease term, on eight-months prior notice to the Company. All of the MD-11 leases contain typical default provisions.

    The Company currently leases three DC10-30 aircraft under long-term leases, including one under a lease with Malaysian Airlines. See "Certain Relationships and Transactions." One of the long-term leases expires in January 2003, and includes renewal options allowing the Company to extend the lease for up to six years. One long-term DC10-30 lease expires in November 1997, with the lease providing for one 12-month renewal option. One long-term
DC10-30 lease expires in August 1997. All of the DC10-30 leases contain typical default provisions.

    The Company leases certain of its spare engines. Some of the Company's rotable spare parts inventory and certain of the Company's spare engines are subject to mortgages and other security interests granted in favor of the Company's lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." As of June 30, 1995, the Company owned $5.9 million of DC10 aircraft spare parts which are classified as assets held for sale. These spare parts were not required by the Company following its transition in 1993 and 1994 from a fleet of all DC10s to a fleet of predominantly MD-11 aircraft. The Company has consigned these parts to be sold by a third party over a reasonable period of time with the objective of maximizing the proceeds from such sale. See Note 8 to "Notes to Financial Statements."

    The Company has historically acquired and intends in the future to acquire additional aircraft on short-term leases primarily to meet the peak seasonal demand requirements of certain of its customers. There can be no assurances, however, that reliable aircraft will be available for short-term leases to the Company or, if such aircraft are available, that the Company will be able to lease such aircraft on terms as favorable as its current leases. From time to time the Company may subcontract with other carriers to meet requirements during periods of peak demand.

MAINTENANCE

     The Company's maintenance and engineering group is responsible for maintaining the technical condition of its aircraft fleet in compliance with FAA approved maintenance programs. Aircraft maintenance includes six basic activities: maintenance control; line maintenance; scheduled airframe heavy maintenance; power plant maintenance; material services; and quality assurance. These activities are managed in the Company's headquarters at Washington Dulles International Airport.

     The Company's maintenance control center coordinates routine and non-routine maintenance operations worldwide on a 24-hour basis. This activity includes tracking the maintenance status of each aircraft, communicating with maintenance personnel in connection with every arrival and departure, consulting with manufacturers about procedures to correct irregularities, and advising maintenance personnel on the requirements of the Company's FAA approved maintenance programs.

     The Company's line maintenance group performs routine and non-routine aircraft maintenance at line stations. This activity includes correcting irregularities noted by flight crews and maintaining aircraft logbooks. To support this activity, the Company has established maintenance support stations in Philadelphia, New York, Miami, Frankfurt and Kuala Lumpur.

     The Company's airframe maintenance group plans and supervises major airframe maintenance checks at appropriate intervals based on hours flown. To maintain a competitive cost structure, the Company outsources this high fixed cost activity to several suppliers of airframe maintenance. The Company currently has agreements with SwissAir at its facilities in Zurich, KLM at its facilities in Amsterdam, Lufthansa at its facilities in Frankfurt, Israeli Aircraft Industries at its facilities in Tel Aviv, Malaysian Airlines at its facilities in Kuala Lumpur, and TIMCO at its facilities in Greensboro. The Company deploys maintenance representatives to supervise the work of certain of its maintenance contractors. See "Certain Relationships and Transactions" for a description of the maintenance agreement with Malaysian Airlines.

     The Company's power plant maintenance group plans and supervises major maintenance work on its fleet of over 35 jet engines. The maintenance program includes a sophisticated continuous monitoring program of engine performance and trends that enables the Company to detect potential problems at an early stage. In the Company's experience, early detection of adverse trends avoids the significant repair costs and aircraft downtime necessitated by the failure of major engine components.

     As with scheduled airframe maintenance, the Company outsources major power plant work to several suppliers of power plant services. The Company has a 10-year contract ending in August 2003 with United Technologies Corporation's Pratt & Whitney Group ("Pratt & Whitney") for all off-wing maintenance on the PW 4462 engines that power its MD-11 aircraft. Under this contract, the manufacturer agreed to provide such maintenance services at a cost not to exceed a specified rate per hour during the term of the contract. The specified rate per hour is subject to annual escalation, and increases substantially in September 1998. Accordingly, while the Company believes the terms of this agreement will result in lower engine maintenance costs than it otherwise would incur during the first five years of the agreement, these costs will increase substantially during the last five years of the agreement. The Company has contracted with Caledonian Airmotive Limited for off-wing maintenance on the CF6-50C2 engines that power its DC10-30 aircraft. The Company believes these contracts provide high quality power plant services at competitive costs.

     The Company's maintenance costs associated with the MD-11 aircraft and PW 4462 engines have been significantly reduced due in part to manufacturer guarantees and warranties, which guarantees and warranties began to expire in 1995.

     The Company's material services group acquires and manages the inventory of spare parts and consumable materials required to support line maintenance, scheduled airframe maintenance and power plant maintenance. The Company has established an inventory management facility in Wilmington, Delaware, to support this activity. As part of this activity, the material services group tracks the inventory status of the spare parts kits carried aboard each of the Company's aircraft. Each of the Company's aircraft carries spare parts and support kits, which consist of approximately $1.5 to $3.5 million in parts and special equipment. In addition, a highly-trained maintenance representative is on board all flights to destinations where the Company does not have on-site maintenance facilities.

     The Company's quality assurance group audits overall maintenance activities to assure compliance with FAA requirements and FAA approved maintenance programs.

     As described above, the Company has entered into agreements with contractors, including other airlines, to provide certain facilities and services required for its operations, including all of the Company's off-wing engine maintenance and most airframe maintenance. The Company has also entered into agreements with contractors to provide ground handling and personnel training. The Company will likely enter into similar agreements in any new market it serves. Although the Company believes that there are many advantages to outsourcing these activities, the Company's reliance on others to provide essential services to it could have an adverse impact on the Company's financial condition, results of operations and operating performance because the efficiency, timeliness and quality of the contract services the Company receives are not entirely within its control.

FLIGHT OPERATIONS

     Worldwide flight operations (including aircraft dispatching and crew scheduling) are planned and controlled by the Company's flight operations group operating out of the Company's headquarters in Herndon, Virginia, which are staffed on a 24-hour basis, seven days a week. Logistical support necessary for extended operations outside the Company's fixed bases are coordinated through the Company's global communications network.

PHYSICAL FACILITIES

     The Company leases approximately 58,000 square feet of office space for its headquarters and operations staff in Herndon, Virginia. In addition, the Company leases certain other facilities at various locations as required by its sales staff, flight crews, maintenance staff and other employees. The Company considers its present office space and other facilities to be sufficient for its needs.

AVIATION FUEL

     The air transportation industry in general is affected by the price and availability of aviation fuel. Both the cost and availability of aviation fuel are subject to many economic and political factors and events occurring throughout the world and remain subject to the various unpredictable economic and market factors that affect the supply of all petroleum products. The price of fuel has not had a significant impact on the Company's operations in recent years. The Company's exposure to fuel risk is limited because (i) under the terms of the Company's basic contracts, the customer is responsible for providing fuel, (ii) under the terms of its full service contracts with the U.S. Government, the Company is reimbursed for the cost of fuel it provides, and (iii) under the Company's charter contracts, the Company is reimbursed for fuel price increases in excess of 5% of the price agreed upon in the contract, subject to a 10% cap. However, a substantial increase in the price or the unavailability of aviation fuel could have a material adverse effect on the air transportation industry in general and the financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

SECURITY

     The Company believes its security program complies with the FAA and the U.S. Department of Defense requirements and is tailored to the needs of the markets it serves, including increased security necessary to serve certain customers such as passengers on its Tel Aviv flights.

INSURANCE

     The Company carries types and amounts of insurance customary in the airline industry, including coverage for public liability, passenger liability, property damage, aircraft loss or damage, baggage and cargo liability and workers' compensation. The Company maintains insurance coverage with major insurance carriers with coverage of up to $140 million for damage per aircraft and $750 million of third party liability per occurrence. The Company has a low claim experience with its insurers and believes that it enjoys a good reputation with insurance providers. The "Hull War Risks" section of these policies imposes a $400 million annual aggregate limit. Additionally, the Company carries deductible insurance which lowers its per aircraft deductible from $1 million to $100,000 for any one claim, subject to an aggregate of $3.6 million in claims per policy year. The Company also obtains war risks insurance from the U.S. Government under Title XIII of the Aviation Act ("Title XIII"). Title XIII generally authorizes the U.S. Government to issue insurance with respect to aircraft engaged in operations deemed by the U.S. Government to be necessary to carry out the foreign policy of the U.S. when such insurance is either unavailable or prohibitively expensive when sought from private insurers. Payment of valid claims pursuant to insurance issued under Title XIII is made out of and subject to Congressional appropriations. As is customary in the air transportation business, the Company does not maintain business interruption insurance.

EMPLOYEES

     As of June 30, 1995, the Company had 725 full-time employees, classified as follows:

                                                        NUMBER OF
CLASSIFICATION                                      FULL-TIME EMPLOYEES
--------------                                      -------------------
Management..................................                12
Administrative and Operations...............               255
Cockpit Crew (including pilots).............               234
Flight Attendants...........................               224
                                                           ---
     Total Employees........................               725
                                                           ===

     The Company's cockpit crew members are highly trained individuals with significant international flight experience. The Company has 67 cockpit crew members who have been employed with the Company for over 20 years.

     The Company's cockpit crew members, who are represented by the Teamsters, are subject to a four-year collective bargaining agreement expiring in June 1998. This agreement permitted the Company to modify crew member work rules in exchange for pay increases.

     The Company's flight attendants are represented by the Teamsters. The collective bargaining agreement between the Company and the Teamsters on behalf of the Company's flight attendants expired in 1992. The parties exchanged their opening contract proposals in 1992 and have had numerous contract negotiation sessions. In December 1994, the Company and the Teamsters jointly requested the assistance of a federal mediator to facilitate negotiations. After several mediated sessions, the National Mediation Board (the "NMB") mediator recommended that the NMB release the parties to pursue "direct" (i.e., non-mediated) negotiations with the flight attendants. The Company and the Teamsters agreed and direct negotiations continue. The outcome of the negotiations with the flight attendants cannot be determined at this time. The inability to reach an agreement upon terms favorable to the Company could have a material adverse effect on the Company. The Company's flight attendants also recently challenged the use of foreign flight attendant crews on the Company's flights for Malaysian Airlines and Garuda Indonesia which has historically been the Company's operating procedure. The Company is contractually obligated to permit its Southeast Asian customers to deploy their own flight attendants. While the Company intends to contest this matter vigorously, an unfavorable ruling for the Company could have a material adverse effect on the Company.

     The Company's aircraft dispatchers are represented by the Transport
Workers Union (the "TWU"). This contract became subject to renegotiation on June 30, 1993. In May 1995, the parties reached agreement with respect to a new four-year contract which remains subject to employee ratification. Fewer than 12 Company employees are covered by this collective bargaining agreement.

     The Company is unable to predict whether any of its employees not currently represented by a labor union, such as the Company's maintenance personnel, will elect to be represented by a labor union or collective bargaining unit. The election of such employees for representation in such an organization could result in employee compensation and working condition demands that could have a material adverse effect on the financial results of the Company.

COMPETITION

     The air transportation industry is highly competitive and susceptible to price discounting due to excess capacity. Certain of the passenger and cargo air carriers against which the Company competes possess substantially greater financial resources and more extensive facilities and equipment than those which are now, or will in the foreseeable future become, available to the Company.

     There are relatively few barriers to entry into the airline business, apart from the need for certain government licenses and the need for and availability of financing, particularly for those seeking to operate on a small scale with limited infrastructure. In recent years, several new passenger and cargo carriers have entered the industry, typically with low-cost structures. Aircraft, skilled labor and gates at most airports generally continue to be readily available. As a result, the Company may face increased competition from start-up airlines in selected markets from time to time. The commencement of service by new carriers on the Company's routes could negatively impact the Company's operating results.

     U.S. Government. The allocation of military air transportation contracts by the U.S. Air Force is based upon the number and type of aircraft a carrier, alone or through teaming arrangements, makes available for use in times of national emergency. The formation of competing teaming arrangements that have larger partners than those sponsored by the Company, an increase by other air carriers in their commitment of aircraft to CRAF or the withdrawal of the Company's current partners, could adversely affect the size of the U.S. Air Force contracts, if any, which are awarded to the Company in future years.

     Passenger Services. In the passenger airline market, the Company generally competes on the basis of price, quality of service, including on-time reliability and in-flight service, and convenience. Many of the Company's competitors in the Company's passenger airline market (both scheduled and non-scheduled passenger air carriers) compete for passengers in a variety of ways, including wholesaling to tour operators, discounting seats on scheduled flights, promoting to travel agents, offering frequent flyer awards, prepackaging tours for sale to retail customers and selling discounted, excursion airfare-only products to the public. During periods of dramatic fare cuts by the Company's competitors, the Company may be forced to respond with reduced pricing, which could have a material adverse effect on the Company's financial condition and results of operations. In the passenger airline market, the Company competes directly against charter airlines, some of which are substantially larger than it, and certain of which are affiliates of major scheduled airlines or tour operators. As a result, in addition to greater access to financial resources, these charter airlines may have greater distribution capabilities, including exclusive or preferential relationships with affiliates that are tour operators.

     Under bilateral air services agreements between the U.S. and many foreign countries, traffic rights in those countries are available to only a limited number of, and in some cases only one or two, U.S. carriers and are subject to approval by the applicable foreign regulators. Consequently, the Company's ability to provide service in some foreign markets in the future may depend in part on the willingness of the DOT to allocate limited traffic rights to the Company rather than to competing U.S. airlines, including major scheduled passenger carriers capable of carrying greater passenger traffic, and the approval of the applicable foreign regulators. There can be no assurance that the Company will be able to obtain the traffic rights it seeks in expanding its business.

     Freight Shippers. The market for air cargo services is highly competitive. A number of airlines currently provide services for themselves and for others similar to the services offered by the Company, and new airlines may be formed that would also compete with the Company. Such airlines may have substantially greater financial resources and a larger fleet of cargo aircraft than the Company. The Company believes that the most important bases for competition in the air cargo business are the payload and cubic capacities of the aircraft, and the price, flexibility, quality and reliability of the cargo transportation service. Competitors in the cargo market include all-cargo carriers, such as Atlas Air, Inc. and Polar Air Cargo, and scheduled and non-scheduled passenger carriers which have substantial belly cargo capacity.

REGULATION

     Since it was founded in 1948, the Company has been authorized to engage in commercial air transportation by the DOT or its predecessor agencies. The Company is currently authorized to engage in the scheduled and charter air transportation of combination (persons, property and mail) and all-cargo services between all points in the U.S., its territories and possessions. It also holds worldwide charter authority for both combination and all-cargo operations. In addition, the Company is authorized to conduct scheduled combination services to all foreign points where it is currently flying. It also holds certificates of authority to engage in scheduled all-cargo services to a limited number of foreign destinations.

     The Company is subject to the Transportation Code, under which the DOT and the FAA exercise regulatory authority. Generally, the FAA has regulatory jurisdiction over flight operations, including equipment, personnel, maintenance and other safety matters. To assure compliance with its operational standards, the FAA requires air carriers to obtain operating, airworthiness and other certificates, which may be suspended or revoked for cause. The FAA also conducts safety audits and has the power to impose fines and other sanctions for violations of airline safety regulations. The DOT maintains authority over international aviation, subject to review by the President of the U.S. and has jurisdiction over unfair trade practices and consumer protection policies on domestic and international routes and fares. Additionally, foreign governments assert jurisdiction over air routes and fares to and from the U.S., airport operation rights and facilities access.

     The Company is subject to the jurisdiction of the FAA with respect to aircraft maintenance and operations, including flight operations, equipment, aircraft noise, ground facilities, dispatch, communications, training weather observation, flight time, crew qualifications, aircraft registration and other matters affecting air safety. The FAA requires each air carrier to obtain an operating certificate and operations specifications authorizing the carrier to operate to particular airports on approved international routes using specified equipment, such certificates and specifications being subject to amendment, suspension, revocation or termination by the FAA. All of the Company's aircraft must have and maintain certificates of airworthiness issued or approved by the FAA. The Company currently holds an FAA air carrier operating certificate and operations specifications under Part 121 of the Federal Aviation Regulations. The FAA has the authority to suspend temporarily or revoke permanently the authority of the Company or its licensed personnel for failure to comply with regulations promulgated by the FAA and to assess civil penalties for such failures.

     Under the Airport Noise and Capacity Act of 1990 and related FAA regulations, the Company's aircraft fleet must comply with certain Stage 3 noise restrictions by certain specified deadlines. All of the Company's aircraft currently meet the Stage 3 noise reduction requirement, which is currently the most stringent FAA noise requirement. FAA regulations require compliance with the Traffic Alert and Collision Avoidance System ("TCAS"), approved airborne windshear warning system and aging aircraft regulations.

     Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. Laws and regulations have been considered from time to time that would prohibit or restrict the ownership and transfer of airline routes or slots. There is no assurance that laws and regulations currently enacted or enacted in the future will not adversely affect the Company's ability to maintain its current level of operating results.

     Several aspects of airline operations are subject to regulation or oversight by Federal agencies other than the DOT or FAA. For instance, labor relations in the air transportation industry are generally regulated under the Railway Labor Act, which vests in the National Mediation Board certain regulatory powers with respect to disputes between airlines and labor unions arising under collective bargaining agreements. In addition, the Company is subject to the jurisdiction of other governmental entities, including (i) the FCC regarding its use of radio facilities pursuant to the Federal Communications Act of 1934, as amended, (ii) the Commerce Department, the Customs Service, the Immigration and Naturalization Service and the Animal and Plant Health Inspection Service of the Department of Agriculture regarding the Company's international operations, (iii) the Environmental Protection Agency (the "EPA") regarding compliance with standards for aircraft exhaust emissions and (iv) the Department of Justice regarding certain merger and acquisition transactions. The EPA regulates operations, including air carrier operations, which affect the quality of air in the U.S. The Company has made all necessary modifications to its operating fleet to meet fuel-venting requirements and smoke emissions standards issued by the EPA.

     The Company's international operations are generally governed by the network of bilateral civil air transport agreements providing for the exchange of traffic rights between governments which then select and designate air carriers authorized to exercise such rights. In the absence of a bilateral agreement, such international air services are governed by principles of comity and reciprocity. Bilateral provisions pertaining to the charter services in which the Company is primarily engaged vary considerably depending on the particular country. Most bilateral agreements into which the U.S. has entered permit either country to terminate the agreement with one year's notification to the other. In the event a bilateral agreement is terminated, international air service between the affected countries is governed by the principles of comity and reciprocity.

     Certain airports served by the Company are subject to slot allocations administered by the governments of the countries in which such airports are located or by coordinating committees comprising airline representatives. A slot is an authorization to take off or land at the designated airport within a specified time window. In the past, the Company has generally been successful in obtaining the slots it needs to conduct planned operations.

There can be no assurance, however, that it will be able to do so in the future because, among other factors, government policies regulating the distribution of slots, both in the U.S., and in foreign countries, are subject to change.

     Pursuant to federal law, no more than 25% of the voting interest in the Company may be owned or controlled by Foreign Citizens. In addition, under existing precedent and policy, actual control must reside in U.S. citizens. As a matter of regulatory policy, the DOT has stated that it would not permit aggregate equity ownership of a domestic air carrier by Foreign Citizens in an amount in excess of 49%. The Company fully complies as of the date hereof with these U.S. citizen ownership requirements. See "Description of Capital Stock."

     The Company believes it is in compliance in all material respects with all requirements necessary to maintain in good standing its operating authority granted by the DOT and its air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of the Company's DOT or FAA authorizations or certificates could have a material adverse effect upon the Company. The Company also is subject to state and local laws and regulations at locations where it operates and the regulations of various local authorities which operate the airports it serves. Certain airport operations have adopted local regulations which, among other things, impose curfews and noise abatement regulations. While the Company believes it is currently in compliance in all material respects with all appropriate standards and has all required licenses and authorities, any material non-compliance by the Company therewith or the revocation or suspension of licenses or authorities could have a material adverse effect on the Company.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     The Company and WorldCorp (the "World Defendants") are defendants in litigation brought by the Committee of Unsecured Creditors of Washington Bancorporation (the "Committee") in August 1992, captioned Washington Bancorporation v. Boster, et. al., Adv. Proc. 92-0133 (Bankr. D.D.C.) (the "Boster Litigation").

     The complaint asserts that the World Defendants received preferential transfers or fraudulent conveyances from Washington Bancorporation when the World Defendants received payment at maturity on May 4, 1990 of Washington Bancorporation commercial paper purchased from National Bank of Washington on May 3, 1990. Washington Bancorporation filed for relief under the Federal Bankruptcy Code on August 1, 1990. The Committee seeks recovery of approximately $4.8 million from the Company and approximately $2.0 million from WorldCorp, which are alleged to the amounts paid to each of the Company and WorldCorp in the 90 days before the filing of the bankruptcy petition by Washington Bancorporation. On the motion of the World Defendants, among others, the Boster Litigation was removed from the Bankruptcy Court to the District Court for the District of Columbia on May 10, 1993. The World Defendants filed a motion to dismiss the Boster Litigation as it pertains to them on June 9, 1993, and intend to vigorously contest liability. On September 20, 1995, the District Court for the District of Columbia granted the motion to dismiss filed by WorldCorp and the Company with respect to three of the four counts alleged in the litigation regarding claims of preferential transfers, but declined to grant a motion to dismiss the remaining claim regarding fraudulent transfers. The District Court's ruling is subject to appeal in certain cases. In any event, the Company believes it has substantial defenses to this action, although no assurance can be given of the eventual outcome of this litigation. Depending upon the timing of the resolution of this claim, if the Committee were successful in recovering the full amount claimed, the resolution could have a material adverse effect on the Company's financial condition and results of operations.

     In addition, the Company is party to routine litigation and administrative proceedings incidental to its business, none of which is believed by the Company to be likely to have a material adverse effect on the financial condition, liquidity or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions and a brief description of the business experience of the Company's directors and executive officers. All directors hold office until the annual meeting of stockholders following the end of their three-year term and until their successors are duly elected and qualified.

NAME                                               AGE                              POSITION
----                                               ---                              --------
T. Coleman Andrews, III(1)................          41   Chairman of the Board and Chief Executive Officer
Charles W. Pollard(1).....................          38   Director and President
Vance Fort................................          52   Senior Vice President--Government Affairs and General Counsel
Henk J. Guitjens..........................          57   Senior Vice President--Marketing and Sales
Ahmad M. Khatib...........................          46   Director and Executive Vice President--Operations
Michael E. Savage.........................          37   Vice President and Chief Financial Officer
A. Scott Andrews(2)(3)....................          37   Director
Wan Malek Ibrahim(1)......................          47   Director
Russell L. Ray, Jr.(2)(3).................          60   Director
Peter M. Sontag(2)(3).....................          52   Director
Lim Kheng Yew.............................          44   Director
----------

(1) Member of Executive Committee.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.

     T. COLEMAN ANDREWS, III has served as Chairman of the Board and Chief Executive Officer of the Company since September 1986. He is a Director, the Chief Executive Officer and the President of WorldCorp, the Selling Stockholder, and has served as a Director and as Chairman of the Executive Committee of US Order since 1990. From 1978 through 1986, he was affiliated with Bain & Company, Inc., an international strategy consulting firm. At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of The Bain Capital Fund, a private venture capital partnership. Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the White House for the Ford Administration. He is the brother of A. Scott Andrews.

     CHARLES W. POLLARD has served as a Director of the Company since September 1989 and as President of the Company since June 1992. He served as General Counsel and Secretary of the Selling Stockholder from October 1987 until October 1990, and Vice President, Administration and Legal Affairs of the Selling Stockholder from October 1990 until June 1992. From August 1983 to October 1987, he practiced law in the corporate department of the law firm of Skadden, Arps, Slate, Meagher & Flom, Washington, D.C.

     VANCE FORT has served as Senior Vice President--Government Affairs and General Counsel of the Company since July 1993 and currently manages the Human Resources and Management Information Systems departments of the Company. He joined the Company as Senior Vice President, Government and International Affairs, in September 1989. He served as Vice President, International and Government Affairs for the Flying Tiger Line, an air cargo service provider, from September 1987 to September 1989. From 1978 to 1987 he served in various positions at the U.S. Department of Transportation, including service as Deputy Assistant Secretary for Policy and International Affairs.

     HENK J. GUITJENS has served as Senior Vice President--Marketing and Sales of the Company since April 1995. Prior to joining the Company, Mr. Guitjens served in various executive capacities with Martinair Holland N.V. ("Martinair"), a passenger airline and provider of air cargo services, for 27 years, most recently as Vice President and General Manager, the Americas. Mr. Guitjens began his 33 years in the air travel business as a charter wholesaler for Boston-based University Air Travel, after which he joined KLM where he managed the North American division of its charter unit, Martinair.

     AHMAD M. KHATIB has served as a Director and Executive Vice
President--Operations of the Company since February 1994. Mr. Khatib has served as Senior Vice President, in different capacities, since June 1988. He joined the Company in May 1972 as a passenger service agent. During his more than 20 years with the

Company, he has held numerous management positions in the areas of sales, planning and services as well as in aircraft leasing and related agreements, becoming Vice President of Marketing and Customer Services in 1987.

     MICHAEL E. SAVAGE has served as Vice President and Chief Financial Officer of the Company since May 1994. He served as Vice President and Chief Financial Officer of Tower Air, Inc., a long-haul scheduled and charter passenger airline, from April 1991 until April 1994. From 1983 to April 1991 Mr. Savage was with the accounting firm of Arthur Young & Company (which became Ernst & Young) where he was promoted to the position of Manager in 1985 and to the position of Principal in 1989.

     A. SCOTT ANDREWS has served as a Director of the Company since June 1992. He was a founder and has served as Managing Director of Winston Partners, a private investment firm, since May 1994. He served as Chief Financial Officer of the Company and WorldCorp from May 1992 until May 1994. He joined WorldCorp as Treasurer in August 1987 and was elected Vice President--Finance and Treasurer of WorldCorp in April 1988. From August 1985 to February 1987, he was Vice President, Finance of Presidential Airways, a passenger airline. From September 1980 to August 1985, he was associated with J.P. Morgan & Co., a banking firm, most recently as Assistant Vice President. He is the brother of
T. Coleman Andrews, III.

     WAN MALEK IBRAHIM has served as a Director of the Company since February 1994. Mr. Malek has served as Executive Director of MHS since prior to 1990. Mr. Malek is Managing Director and a member of the Board of Directors of Malaysian Airlines. He is a Director of MHS and Polypulp Paper Industries Berhad ("Polypulp"), an industrial paper manufacturer. Pursuant to the Shareholders Agreement, WorldCorp is obligated to vote its shares to elect two directors nominated by MHS. Mr. Malek is one of such nominees designated by MHS.

     RUSSELL L. RAY, JR. has served as a Director of the Company since July 1993. Mr. Ray is an aviation consultant and is the U.S. advisor to Airport Group International, a company engaged in airport development and management. From 1992 to 1993, Mr. Ray served as Executive Vice President of British Aerospace, Inc. From 1991 to 1992, Mr. Ray served as President and Chief Executive Officer of Pan American World Airways. From 1988 to 1991, he served as Vice President and General Manager of Commercial Marketing of McDonnell Douglas Corporation and from 1985 to 1988, he served as President and Chief Operating Officer of Pacific Southwest Airlines.

     PETER M. SONTAG has served as a Director of the Company since February 1994. In July 1995, Mr. Sontag joined OAG Travel Services, a travel services related company and a subsidiary of Reed Travel Group, as President. From January 1995 to July 1995, Mr. Sontag served as Chairman and Chief Executive Officer of Sontag & Associates, Inc., a company providing advice and counsel to entities interested in worldwide travel and travel-related growth. From 1986 to 1994, Mr. Sontag served as Chairman and Chief Executive Officer of USTravel, a travel company he founded in 1986.

     LIM KHENG YEW has served as a Director of the Company since February
1994. Mr. Lim has served as Executive Director of Technology Resources Industries Berhad ("TRI"), a telecommunications company, since prior to 1990. He is a Director of MHS, TRI and Polypulp. Pursuant to the Shareholders
Agreement, WorldCorp is obligated to vote its shares to elect two directors nominated by MHS. Mr. Lim is one of such nominees designated by MHS.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Board of Directors consists of eight directors, divided into three classes. The initial term of the first class will expire at the annual meeting of stockholders to be held in 1996, the initial term of the second class will expire in 1997, and the initial term of the third class will expire in 1998. Messrs. A. Scott Andrews, Malek and Khatib are in the first class, Messrs. Pollard, Ray and Lim are in the second class, and Messrs. T. Coleman Andrews, III and Sontag are in the third class. Officers are elected annually by the Board of Directors for one-year terms subject to removal by the Board. See "--Employment Agreements."

BOARD COMMITTEES

     The Board of Directors has three standing committees: a Compensation Committee, an Audit Committee and an Executive Committee, all of which were formed in July 1995. The Compensation Committee reviews and monitors key employee compensation policies and administers the Company's management incentive compensation plans, including its stock option plans. The Audit Committee recommends the Company's independent auditors, reviews the results and scope of the audit and other accounting related services provided by such auditors and reviews the terms of all material transactions between the Company and its affiliates. The Executive Committee exercises all of the power of the Board of Directors during intervals between meetings of the Board, subject to certain limitations as provided by the General Corporation Law of the State of Delaware.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are Peter M. Sontag (Chairman), Russell L. Ray, Jr. and A. Scott Andrews. During the last fiscal year, the Company did not have a Compensation Committee. Compensation for the Company's executive officers was determined by the entire Board of Directors of the Company with substantial involvement of the Selling Stockholder as the majority shareholder of the Company. During the last fiscal year, Charles W. Pollard, the President of the Company, and Ahmad M. Khatib, the Executive Vice President--Operations of the Company, each served as directors of the Company. In addition, T. Coleman Andrews, III, the Chief Executive Officer of the Company and the Chief Executive Officer and President of the Selling Stockholder, served as Chairman of the Board of Directors of the Company and as a director of the Selling Stockholder. Although a portion of Mr. Andrews' annual salary is allocated to the Company, his compensation is determined solely by the compensation committee of the Board of Directors of the Selling Stockholder. See "--Executive Compensation." Patrick F. Graham, a member of the compensation committee of the Board of Directors of the Selling Stockholder, is a director of Bain & Company, Inc., which provided consulting services to the Company totalling approximately $400,000 during 1994 and $88,000 during 1995. In May 1995, WorldCorp granted to Mr. Khatib options to purchase 50,000 shares of Common Stock held by WorldCorp at an exercise price of $11.00 per share of Common Stock.

COMPENSATION OF DIRECTORS

     Directors of the Company receive no compensation for attendance at Board meetings or meetings of Board committees. Directors who are not also executive officers of the Company or of an affiliate of the Company ("Non-Affiliate Directors") are reimbursed for usual and ordinary expenses of meeting attendance. The Company has adopted the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which each Non-Affiliate Director will be offered options to purchase 10,000 shares of Common Stock upon election or appointment to the Board of Directors of the Company. On the third anniversary of the initial award, each such Director will be offered an option to purchase 5,000 shares of Common Stock. Options granted under the Directors' Plan become exercisable in equal monthly installments during the 36 months following the award, as long as the person remains a Director of the Company. The exercise price of all such options will be the average closing price of the Common
Stock during the 30 trading days immediately preceding the date of grant. Up to 250,000 shares of Common Stock may be issued under the Directors' Plan, subject to certain adjustments.

     On May 31, 1995, the Company granted to three Non-Affiliate Directors 30,000 options to purchase 30,000 shares of Common Stock under the World Airways Stock Option Plan (the "1995 Plan"), all of which options expire on May 30, 2003. The Company granted to Russell L. Ray, Jr. 10,000 options, of which 7,083 became exercisable on the date of grant and the remaining 2,917 become exercisable in seven equal monthly installments of 417 options following the date of grant. The first 5,000 options to vest have an exercise price of $10.00 per share and the second 5,000 options to vest have an exercise price of $10.50 per share. The Company granted to Peter M. Sontag 10,000 options, of which 6,667 became exercisable on the date of grant and the remaining 3,333 become exercisable in eight equal monthly installments of 417 options following the date of grant. The first 5,000 options to vest have an exercise price of $11.00 per share and the second 5,000 options to vest have an exercise price of $11.55 per share. The Company granted to A. Scott Andrews 10,000 options, of which 5,000 became exercisable on the date of grant and the remaining 5,000 become exercisable in 12 equal monthly installments of 417 options following the date of grant. These options have an exercise price of $11.00 per share. All future grants of options to Non-Affiliate Directors will be made under the Directors' Plan. See "--1995 Stock Option Plan."

EXECUTIVE COMPENSATION

     T. Coleman Andrews, who serves as President and Chief Executive Officer of WorldCorp and Chairman of the Board and Chief Executive Officer of the Company, is compensated directly by WorldCorp. A portion of his annual salary, however, is allocated to the Company, which amount is set forth in the Summary Compensation Table below. See "--Employment Agreements--T. Coleman Andrews, III." In May 1995, the Board of Directors of the Company approved the 1995 Plan, which is described in detail below. Prior to the establishment of the 1995 Plan, executives of the Company were eligible to receive awards of options to purchase common stock of WorldCorp pursuant to the WorldCorp 1988 Amended and Restated Stock Option Plan.

     The following table sets forth information concerning the compensation received for services rendered to the Company during the years ended December 31, 1992, 1993 and 1994 by the Chief Executive Officer of the Company and the four other most highly compensated executive officers who received at least $100,000 in compensation in 1994 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                         ANNUAL COMPENSATION   COMPENSATION AWARDS
                                                         -------------------   -------------------
                                                                                  SECURITIES
                                                                                  UNDERLYING          ALL OTHER
                                                 YEAR     SALARY      BONUS     OPTIONS(POUND)(1)    COMPENSATION(2)
                                                 ----     ------      -----     -----------------    ---------------
T. Coleman Andrews, III (3)...............       1994  $  199,500         --         800,000(4)       $  13,037
  Chief Executive Officer                        1993     174,991         --              --             13,201
  and Chairman of the Board                      1992     231,922  $  21,000              --              9,125
Charles W. Pollard........................       1994     176,539         --              --             12,895
  President                                      1993     172,316         --              --             13,579
                                                 1992     165,892         --         100,000              8,109
Ahmad M. Khatib...........................       1994     165,000     50,000              --              6,885
  Executive Vice President--                     1993     125,000         --              --              5,567
  Operations                                     1992     140,385     85,000              --              2,331
Vance Fort................................       1994     143,175         --              --              5,803
  Senior Vice President--                        1993     127,020         --              --              2,904
  Government Affairs and                         1992     125,002         --              --              1,134
  General Counsel
Michael E. Savage(5)......................       1994      67,500     50,000              --                145
  Vice President and                             1993          --         --              --                 --
  Chief Financial Officer                        1992          --         --              --                 --
----------

(1) In May 1995, the Board of Directors of the Company approved the 1995 Plan. See "--1995 Stock Option Plan." The option grants made pursuant to the 1995 Plan are set forth under "--1995 Stock Option Plan." Prior to the establishment of the 1995 Plan, executives of the Company were eligible to receive awards of options to purchase common stock of WorldCorp pursuant to the WorldCorp 1988 Amended and Restated Stock Option Plan. All awards are for options to acquire common stock of WorldCorp.
(2) Amount consists of the value of WorldCorp contributions to WorldCorp's employee savings and stock ownership plan, which contributions are made by WorldCorp in shares of common stock of WorldCorp and are valued using closing prices for the year in which the contributions are made, and the group term life insurance paid on behalf of the employee by the Company.
(3) Mr. Andrews, who serves as President and Chief Executive Officer of WorldCorp and Chief Executive Officer and Chairman of the Board of the Company, is compensated directly by WorldCorp. A portion of his annual salary and his 1992 bonus, however, is allocated to the Company, which amounts are set forth in this table. See "--Employment Agreements--T. Coleman Andrews, III."
(4) Mr. Andrews was granted options to purchase common stock of WorldCorp pursuant to the terms of his new WorldCorp employment agreement dated August 19, 1994. See "--Employment Agreements--T. Coleman Andrews, III."
(5) Reflects compensation received from May 1994, when Mr. Savage joined the Company, through December 31, 1994.

     The following table provides details regarding stock options to purchase shares of common stock of WorldCorp granted to the Named Executive Officers in 1994 by WorldCorp. In addition, in accordance with the rules of the Commission, the table sets forth hypothetical gains that would exist for the respective options based on assumed rates of annual compounded growth in the stock price of 0%, 5% and 10% from the date the options were granted over the full option term. The actual value, if any, that an executive may realize will depend on the spread between the market price and the exercise price on the date the options are exercised.

                                  WORLDCORP
                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL RATES OF STOCK
                                                                                                       PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                                         FOR OPTION TERM
                                             -----------------                                         ---------------
                                                PERCENT OF
                                NUMBER OF     TOTAL OPTIONS/
                                SECURITIES     SARS GRANTED                          MARKET
                                UNDERLYING    TO WORLDCORP    EXERCISE               PRICE ON
                               OPTIONS/SARS    EMPLOYEES IN    ($/SH)   EXPIRATION   DATE OF
NAME                          GRANTED(POUND)   FISCAL YEAR      PRICE      DATE       GRANT      0%           5%           10%
----                          --------------   -----------      -----      ----       -----      --           --           ---
T. Coleman Andrews, III.....      800,000(1)       76%          $4.50   08/19/2004    $6.87   $1,896,000  $5,352,405  $10,655,209
Charles W. Pollard..........           --          --              --           --       --           --          --           --
Ahmad M. Khatib.............           --          --              --           --       --           --          --           --
Vance Fort..................           --          --              --           --       --           --          --
Michael E. Savage...........           --          --              --           --       --           --          --           --
----------

(1) Of these options 200,000 were immediately exercisable and 600,000 become exercisable 10 years less 90 days from the original date of grant, but such vesting may be accelerated if certain targets are achieved with respect to the price per share of the common stock of WorldCorp. The exercise price for the grant to Mr. Andrews reflected in this table was set at the average closing price on the New York Stock Exchange of WorldCorp's common stock for the 30 days prior to and including the date on which the compensation committee of WorldCorp and Mr. Andrews reached agreement on the principal terms and conditions of his employment agreement. See "--Employment Agreements--T. Coleman Andrews, III."

    The following table sets forth the number of shares covered by both exercisable and unexercisable stock options to purchase shares of common stock of WorldCorp as of December 31, 1994. Also reported are the values for in-the-money options which represent the positive spread between the exercise price of any such existing stock options and the market price of the common stock of WorldCorp as of December 30, 1994.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTIONS/SAR VALUES
                    WITH RESPECT TO WORLDCORP COMMON STOCK

                                                                            NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                                    OPTIONS/SARS        OPTIONS/SARS
                                                                                       AT FISCAL         AT FISCAL
                                                                                 YEAR-END(POUND)       YEAR-END($)(1)
                                                                                 ---------------       --------------
                                     SHARES ACQUIRED     ON            VALUE
NAME                                  ON EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                                   -----------    -----------  -----------  -------------     -----------    -------------
T. Coleman Andrews, III........            --               --        400,000      400,000          $1,100,000      $1,100,000
Charles W. Pollard(2)..........            --               --        281,667       48,333             390,000             --
Ahmad M. Khatib................            --               --        189,400       25,000             307,775         40,625
Vance Fort.....................            --               --         33,900           --              55,087             --
Michael E. Savage..............            --               --             --           --                  --             --
----------

(1) The calculations in this table are based upon a December 30, 1994 closing price of $7.25 per share of the common stock of WorldCorp on the New York Stock Exchange.
(2) Mr. Pollard was granted (i) warrants to purchase 130,000 shares of common stock of WorldCorp in 1989 and (ii) options to purchase 200,000 shares of common stock of WorldCorp between 1988 and 1992. At year end 1994, warrants to purchase 130,000 shares of common stock of WorldCorp and options to purchase 151,667 shares of common stock of WorldCorp were exercisable. In connection with Mr. Pollard's employment agreement with the Company, dated as of January 1, 1995, the parties agreed that 100,000 of Mr. Pollard's 200,000 options, with an exercise price of $9.64 per share, would be canceled upon the grant to Mr. Pollard pursuant to the 1995 Plan of options to purchase 250,000 shares of Common Stock of the Company. See "--Employment Agreements--Charles W. Pollard."

EMPLOYMENT AGREEMENTS

     Charles W. Pollard. The Company has entered into an employment agreement with Charles W. Pollard, dated as of January 1, 1995, providing that Mr. Pollard will serve as Director and President of the Company until December 31, 1997 unless terminated earlier or extended. Mr. Pollard is entitled to a base salary of $225,000 per year and bonuses under the Company's 1995 Management Incentive Compensation Plan, the right to participate in all bonus and incentive compensation plans or arrangements made available to other Company officers and directors and certain other benefits, including a $2 million life insurance policy and non-qualified retirement benefits that guarantee a retirement income of at least $50,000 per year commencing at age 60, subject to vesting. Mr. Pollard is entitled to receive performance stock options in accordance with the 1995 Plan. The agreement terminates upon Mr. Pollard's death. The Company may terminate the agreement upon disability which continues for a period of 12 months, or for cause (as defined) upon the affirmative vote of the majority of the Board of Directors. If the Board terminates Mr. Pollard without cause, Mr. Pollard is entitled to receive the remainder of the base salary and certain other compensation due under the agreement and all options granted to Mr. Pollard but unexercisable under the 1995 Plan will become immediately exercisable. The nonqualified retirement benefits also will fully vest. Mr. Pollard may terminate the agreement upon 30 days notice under certain circumstances, including a substantial alteration of his responsibilities, a relocation of the Company's executive offices outside of the Washington, D.C. area or a change of control of the Company. Under the terms of the employment agreement, a change of control includes (i) any person, other than WorldCorp, becoming the beneficial owner of more than 50% of the then outstanding securities of the Company or WorldCorp, (ii) certain changes involving a majority of the Board of Directors of the Company or WorldCorp, (iii) certain mergers or acquisitions of the Company or WorldCorp with any other corporations and (iv) the liquidation or sale of all or substantially all of the Company's or WorldCorp's assets. Upon such termination by Mr. Pollard, he is entitled to receive the greater of the remainder of his base salary or six months salary and certain other compensation due under the agreement and all options granted but unvested under the 1995 Plan shall become immediately exercisable. If, on December 31, 1996, Mr. Pollard and the Company have not executed a new employment agreement, and neither party has given written notice to the other that they intend to allow the agreement to expire at the end of its term on December 31, 1997, then Mr. Pollard's employment agreement will be automatically extended through June 30, 1998, with all economic provisions extended on a pro rata basis.

     As part of his employment agreement, Mr. Pollard has agreed that following the Company's initial public offering of its Common Stock, he will hold a specified minimum number of shares of Common Stock and/or common stock of WorldCorp during the term of the agreement. Upon the completion of the Offering, Mr. Pollard will be required to hold 11,750 shares of Common Stock and/or common stock of WorldCorp; upon the earlier of April 1, 1996 or his exercise of 235,000 options, Mr. Pollard will be required to hold 17,625 shares of Common Stock and/or common stock of WorldCorp and upon the earlier of April 1, 1997 or his exercise of 293,750 options, Mr. Pollard will be required to hold 23,500 shares of Common Stock and/or common stock of WorldCorp. In connection with the execution of a stock option agreement with the Company referred to below, Mr. Pollard agreed to cancel options to purchase 100,000 shares of common stock of WorldCorp at an exercise price of $9.64 per share.

     Pursuant to a stock option agreement between the Company and Mr. Pollard, Mr. Pollard has been awarded options to purchase up to 250,000 shares of Common Stock at an exercise price of $11.00 per share. The options for 100,000 shares are immediately exercisable. The options for the remaining 150,000 shares will become exercisable on September 30, 2002; however, the exercise date will be accelerated with respect to increments of 25,000 shares if certain targets are achieved regarding the Company's stock price. Pursuant to this provision, Mr. Pollard will be entitled to exercise options to purchase 25,000 shares of Common Stock, at the $11.00 exercise price, each time that the Common Stock trades at a price that is an increase of 25% over the preceding eligibility level for 20 trading days. Thus, Mr. Pollard will first be entitled to exercise options for 25,000 shares if the Common Stock trades at or above $13.75 for 20 consecutive trading days. The same entitlement would arise for five additional blocks of 25,000 options, at the exercise price of $11.00 per share, if the Common Stock trades at or above $17.19, $21.49, $26.86, $33.57, and $41.96, for 20 trading days each (each of these trading prices is 25% above the price of the Common Stock at the earlier tier). In the event that Mr. Pollard is no longer employed in that capacity or other specified capacities by the Company, options that have not become exercisable by such time will not thereafter become exercisable. Options exercisable at such time will remain exercisable for one year.

     T. Coleman Andrews, III. WorldCorp and T. Coleman Andrews, III, entered into an employment agreement and a stock option agreement on August 19, 1994. The principal terms of the employment agreement are as follows: (i) Mr. Andrews will receive a minimum salary of $350,000 per year beginning on the date of the executed contract; (ii) the term of the agreement expires on December 31, 1997, subject to a renewal and extension provision described below; (iii) Mr. Andrews is eligible to receive bonuses pursuant to WorldCorp's Management Incentive Compensation Plan; (iv) Mr. Andrews received a grant of options to purchase 800,000 shares of common stock of WorldCorp;
(v) Mr. Andrews has agreed to hold a substantial number of shares of common stock of WorldCorp; and (vi) WorldCorp will maintain a $5 million life insurance policy, the proceeds of which will be used to repurchase options and WorldCorp common stock from Mr. Andrews' estate. If, as of December 31, 1996, Mr. Andrews and WorldCorp have not executed a new employment agreement, or neither party has given written notice to the other that they intend to allow this agreement to expire at the end of its term on December 31, 1997, then and in that event Mr. Andrews' employment agreement will be automatically extended through June 30, 1998, with all economic provisions extended on a pro rata basis.

     Mr. Andrews may terminate his employment in the event (i) WorldCorp relocates its headquarters outside of the Washington, D.C. area, (ii) his duties are diminished in a manner materially altering his responsibilities,
(iii) the board of directors of WorldCorp determines that WorldCorp should be liquidated or dissolved during the term of the employment agreement or (iv) there is a change in control of WorldCorp. Under the terms of the employment agreement, a change in control includes (i) any person, other than WorldCorp, becoming the beneficial owner of more than 50% of the then outstanding securities of WorldCorp, (ii) certain changes involving a majority of the Board of Directors of WorldCorp, (iii) certain mergers or acquisitions of WorldCorp with any other corporations and (iv) the liquidation or sale of substantially all of WorldCorp's assets. In the event Mr. Andrews exercises this termination right, or, in the event WorldCorp terminates Mr. Andrews' employment with the Company other than for cause (as defined in the employment agreement), WorldCorp is obligated to pay Mr. Andrews the undiscounted remainder of his base salary then in effect, any deferred salary and/or bonus compensation payable, and all granted but unexercisable stock options under Mr. Andrews' stock option agreement shall become immediately exercisable for a period of one year following the date of termination. WorldCorp may terminate the agreement for cause or if Mr. Andrews becomes disabled for a period of 12 months.

     Mr. Andrews serves as Director, President and Chief Executive Officer of WorldCorp and also as Chairman of the Board and Chief Executive Officer of the Company. Although WorldCorp compensates Mr. Andrews directly, a portion of his annual salary is allocated to the Company. See "--Executive Compensation." The Company anticipates that for fiscal years 1995 and 1996 the Company will be allocated $200,000 of Mr. Andrews' annual salary and a portion of his bonus by WorldCorp pursuant to a services agreement between WorldCorp and the Company. See "Certain Relationships and Transactions."

1995 MANAGEMENT INCENTIVE COMPENSATION PLAN

     The Company's 1995 Management Incentive Compensation Plan makes eligible for incentive cash bonus awards all Company employees at the management level or above who are not covered by sales commissions, or similar agreements, or by collective bargaining agreements. The award amount paid to eligible employees under the plan is a function of three components: (i) a target award (expressed as a percentage of base salary) for each level of management; (ii) a weighted measure for individual results, team results (by department) and Company results for each level of management; and (iii) an adjustment of target awards upward or downward based upon an appraisal of individual, team and company results. Awards for the Chief Executive Officer and the President are based solely on Company results; awards for the Vice Presidents and Department Heads are based only on team and Company results; and awards for Management Directors and Managers are based on individual, team and Company results. The goals of the plan are to (i) focus management attention on a limited number of measurable objectives that drive Company performance, (ii) reward and encourage individual results and excellence, (iii) encourage contribution to team results and (iv) encourage all managers to look beyond individual and team performance towards achievement of Company results. The bonus levels attainable under the plan vary according to level of management. The target bonus levels for the Chief Executive Officer and the President are

40% of salary, for the Vice Presidents and the Department Heads are 30% of salary, for the director level employees are 20% of salary, and for managers are 10% of salary. These levels can be adjusted up or down depending on operating results.

1995 STOCK OPTION PLAN

     On May 24, 1995, the Company's stockholders approved the 1995 Plan that took effect May 31, 1995. Members of the Company's Board of Directors, employees and consultants to the Company or its affiliates are eligible to participate in the 1995 Plan. The Company has reserved 1,100,000 shares of Common Stock for issuance upon the exercise of options granted to participants under the 1995 Plan. As of June 30, 1995, the Company had awarded options to purchase 1,070,083 shares of Common Stock, which are exercisable at prices ranging from $10.00 to $11.55 per share. Of such options, 284,310 were exercisable as of June 30, 1995.

     The 1995 Plan is designed to help the Company attract and retain key management level employees, and to reward the Company's employees for results that contribute to strong earnings performance and improved share values. The number of options granted in the case of Company executives is set by the Board of Directors based upon a range of factors, including scope of responsibilities, internal equity and external competitiveness. The number of stock options granted to non-executives is determined by a formula based on annual salary and the share price on the date of the grant.

     Accelerated vesting of options is one element of the 1995 Plan designed to align the interests of the Company's employees with those of the Company's stockholders. In the case of Company executives, 20% of options granted vest on the later of the grant date or completion of the first full year of employment, while vesting of the balance of the options is based on performance of the Company's stock. An additional 25% of the options will vest for each 25% improvement in share value (compounded). Vesting for participants below the vice president level is designed to encourage retention of employees, and occurs in equal monthly installments over three years following the grant date. No option is exercisable more than 10 years following the grant date.

     The 1995 Plan permits the grant of both incentive stock options and nonqualified stock options. The 1995 Plan is administered by the Compensation Committee, which has the authority to select individuals to participate in the 1995 Plan and to determine the terms of all options awards made under the 1995 Plan.

     The exercise price for options awarded under the 1995 Plan may not be less than 85% of the fair market value (as defined) of the Common Stock at the time of grant, except that incentive stock options may not be less than the fair market value of the Common Stock. Participants may pay the exercise price in cash or shares of Common Stock already held by the participant.

     The following table provides details regarding stock options granted to the Named Executive Officers in 1995. In addition, in accordance with the rules of the Commission, the table sets forth hypothetical gains that would exist for the respective options based on assumed rates of annual compounded growth in the stock price of 0%, 5% and 10% from the date the options were granted over the full option term. The actual value, if any, that an executive may realize will depend on the spread between the market price and the exercise price on the date the options are exercised.

                                   COMPANY
                          OPTION/SAR GRANTS IN 1995

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF STOCK
                                                                                                  PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                                          FOR OPTION TERM
                                         -----------------                                          ---------------
                                             PERCENT OF
                             NUMBER OF      TOTAL OPTIONS/
                            SECURITIES       SARS GRANTED
                            UNDERLYING        TO COMPANY         EXERCISE
                           OPTIONS/SARS      EMPLOYEES IN         ($/SH)     EXPIRATION
NAME                       GRANTED(POUND)    FISCAL YEAR          PRICE         DATE            0%      5%             10%
----                       --------------    -----------           -----        ----            --      --             ---
T. Coleman Andrews, III..           --                --               --            --         --           --           --
Charles W. Pollard.......      250,000              23.4%       $   11.00    12/31/2004         $0   $1,729,460   $4,382,792
Ahmad M. Khatib..........      150,000              14.0            11.00    05/30/2003          0      787,801    1,886,922
Vance Fort...............      125,000              11.7            11.00    05/30/2003          0      656,501    1,572,435
Michael E. Savage........      120,000              11.2            11.00    05/30/2003          0      630,241    1,509,537

    The following table sets forth the number of shares covered by both exercisable and unexercisable stock options. Also reported are the values for in-the-money options which represent the positive spread between the exercise price of any such existing stock options and the initial public offering price of the Common Stock.

                   AGGREGATED OPTION/SAR EXERCISES IN 1995
                            AND OPTIONS/SAR VALUES
                     WITH RESPECT TO COMPANY COMMON STOCK

                                                                      NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                              OPTIONS/SARS               OPTIONS/SARS
                                                                   AT JUNE 30, 1995(POUND)     AT JUNE 30, 1995($)(1)
                                                                   -----------------------     ----------------------
                              SHARES ACQUIRED
                                   ON               VALUE
NAME                            EXERCISE(#)      REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                            -----------      -----------    -----------  -------------  -----------  -------------
T. Coleman Andrews, III......            --               --             --            --            --            --
Charles W. Pollard...........            --               --        100,000       150,000     $ 150,000    $  225,000
Ahmad M. Khatib..............            --               --         30,000       120,000        45,000       180,000
Vance Fort...................            --               --         43,750        81,250        65,625       121,875
Michael E. Savage............            --               --         40,000        80,000        60,000       120,000
----------

(1) Calculated as of June 30, 1995 using the initial public offering price of $12.50 per share.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock and common stock of WorldCorp as of June 30, 1995, and as adjusted to reflect the sale of Common Stock offered hereby by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) the Selling Stockholder and (v) all current directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to all shares of the Common Stock and common stock of WorldCorp shown as beneficially owned by such person or entity.


                                                          BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
                                                             PRIOR TO OFFERING                                      AFTER OFFERING
                                                             -----------------                                      --------------
                                                                                   NUMBER OF
                                             NUMBER OF                           SHARES BEING    NUMBER OF
NAME OF STOCKHOLDER                          SHARES(1)                 PERCENT       OFFERED     SHARES(1)                 PERCENT
-------------------                          ---------                 -------       -------     ---------                 -------
WorldCorp.................................   8,010,064          WA        80.1%      900,000     7,110,064          WA        59.3%
  13873 Park Center Road, Suite 490
  Herndon, Virginia 22071
MHS.......................................   1,990,000          WA        19.9            --     1,990,000          WA        16.6
  No. 4, Lorong 19/1A
  46300 Petaling Jaya
  Selangor Darul Ehsan, West Malaysia
T. Coleman Andrews, III...................     520,559(2)       WC         3.2            --       520,559(2)       WC         3.2
Charles W. Pollard........................     100,000(3)       WA         1.0            --       100,000(3)       WA           *
                                               228,443(4)       WC         1.4            --       228,443(4)       WC         1.4
Vance Fort................................      43,750(5)       WA           *            --        43,750(5)       WA           *
                                                16,363(6)       WC           *            --        16,363(6)       WC           *
Henk J. Guitjens..........................          --                      --            --            --                      --
Ahmad M. Khatib...........................      80,000(7)       WA           *            --        80,000(7)       WA           *
                                               213,988(8)       WC         1.3            --       213,988(8)       WC         1.3
Michael E. Savage.........................      40,000(9)       WA           *            --        40,000(9)       WA           *
                                                   290(10)       WC          *            --           290(10)       WC          *
A. Scott Andrews..........................       6,250(11)       WA          *            --         6,250(11)       WA          *
                                               165,334(12)       WC        1.0            --       165,334(12)       WC        1.0
Wan Malek Ibrahim.........................          --                      --            --            --                      --
Russell L. Ray, Jr........................       8,333(13)       WA          *            --         8,333(13)       WA          *
Peter M. Sontag...........................       7,917(14)       WA          *            --         7,917(14)       WA          *
Lim Kheng Yew.............................          --                      --            --            --                      --
Directors and executive officers as a
  group (11 persons)......................     286,250          WA         2.8            --       286,250          WA         2.3
                                             1,144,977          WC         6.7            --     1,144,977          WC         6.7
----------

* Less than 1%.
WA represents the Common Stock of the Company.
WC represents the common stock of WorldCorp.
                                       (footnotes continued on following page)

                                      51

 (1) The table above includes shares of common stock of WorldCorp held in WorldCorp's employee savings and stock ownership plan (the "WorldCorp ESSOP") allocated through March 31, 1995.
 (2) Consists of (i) 500,000 shares of common stock of WorldCorp issuable upon the exercise of stock options granted under the WorldCorp 1988 Stock Option Plan and (ii) 16,420 shares of common stock of WorldCorp allocated to Mr. Andrews under the WorldCorp ESSOP and (iii) 4,139 shares of common stock of WorldCorp owned directly by Mr. Andrews.
 (3) Consists of 100,000 shares of Common Stock issuable upon the exercise of options granted under the 1995 Plan.
 (4) Consists of (i) 130,000 shares of common stock of WorldCorp issuable upon the exercise of warrants, (ii) 80,000 shares of common stock of WorldCorp issuable upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan, (iii) 17,443 shares of common stock of WorldCorp allocated to Mr. Pollard under the WorldCorp ESSOP and (iv) 1,000 shares of common stock of WorldCorp owned through an individual retirement account.
 (5) Consists of 43,750 shares of Common Stock issuable upon the exercise of options granted under the 1995 Plan.
 (6) Consists of (i) 13,900 shares of common stock of WorldCorp issuable upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan and (ii) 2,463 shares of common stock of WorldCorp allocated to Mr. Fort under the WorldCorp ESSOP.
 (7) Consists of 30,000 shares of Common Stock issuable upon the exercise of options granted under the 1995 Plan and 50,000 shares of Common Stock which may be acquired from WorldCorp pursuant to an option granted to Mr. Khatib by WorldCorp in May 1995.
 (8) Consists of (i) 209,400 shares of common stock of WorldCorp issuable upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan and (ii) 4,588 shares of common stock of WorldCorp allocated to Mr. Khatib under the WorldCorp ESSOP.
 (9) Consists of 40,000 shares of Common Stock issuable upon the exercise of options granted under the 1995 Plan.
(10) Consists of 290 shares of common stock of WorldCorp allocated to Mr. Savage under the WorldCorp ESSOP.
(11) Consists of 6,250 shares of Common Stock issuable upon the exercise of options granted under the 1995 Plan.
(12) Consists of (i) 155,334 shares of common stock of WorldCorp issuable upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan and (ii) 10,000 shares of common stock of WorldCorp owned directly by Mr. Andrews.
(13) Consists of 8,333 shares of Common Stock issuable upon the exercise of options granted under the 1995 Plan.
(14) Consists of 7,917 shares of Common Stock issuable upon the exercise of options granted under the 1995 Plan.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS
     The Company operated as a wholly owned subsidiary of the Selling Stockholder from June 1987 until February 1994 and has operated since February 1994 as a majority owned subsidiary of the Selling Stockholder. The Chairman of the Board and Chief Executive Officer of the Company serves as President, Chief Executive Officer and a Director of the Selling Stockholder. See "Management--Directors and Executive Officers" and "--Compensation Committee Interlocks and Insider Participation."

     WorldCorp and the Company historically have utilized a single corporate staff for administrative services, thus permitting the Company to utilize WorldCorp management personnel as needed. Allocations of $6.8 million, $6.7 million and $5.9 million of corporate administrative costs were made to the Company in 1992, 1993 and 1994, respectively. These allocations included the costs of directing or performing certain accounting, financial, legal, tax, marketing, cash management, employee benefits, human resources, management information services activities and operations and maintenance administrative services. Office space, furniture and fixtures and other items were also included in the administrative cost allocation.

     Effective January 1, 1995, however, substantially all of WorldCorp's management personnel became employees of the Company and since such date, the Company has provided certain administrative services to WorldCorp. WorldCorp and the Company have entered into a services agreement pursuant to which the Company and WorldCorp will continue to provide services to each other at negotiated rates, which the Company believes are comparable to those that could be obtained on an arms-length basis. In June 1995, the Company borrowed $1.8 million from WorldCorp pursuant to a demand promissory note with an interest rate of 13.875%. In July 1995, this note was repaid to WorldCorp.

     WorldCorp is subject to an indenture that may have the effect of preventing the Company from incurring additional debt. Under this indenture, the Company is restricted from incurring any debt unless, after giving effect to such new debt,
(i) the ratio of senior debt to subordinated debt of WorldCorp and certain subsidiaries does not exceed 1.0 and the aggregate principal amount of such outstanding senior debt does not exceed $75 million, (ii) the ratio of total debt to total capitalization of WorldCorp and certain subsidiaries is less than 66 2/3% or (iii) the pro forma fixed charge coverage ratio of WorldCorp and cer-tain subsidiaries for the period consisting of the four fiscal quarters im-mediately preceding such debt incurrence is greater than 1.5 (as such terms are defined in such indenture). At June 30, 1995, the Company, WorldCorp and WorldCorp's other subsidiaries were permitted to incur an aggregate of $30.4 million of additional debt under the WorldCorp indenture. The incurrence of additional debt by WorldCorp or certain of its subsidiaries would (absent reduction in the amount of debt outstanding of such WorldCorp entities as of June 30, 1995) reduce the amount of additional debt the Company could incur.

     In addition, WorldCorp is subject to two indentures under which it is obligated to cause the Company not to pay dividends upon the occurrence of certain events of default by WorldCorp. For a discussion of the restrictions on payment of dividends by the Company, see "Dividend Policy."

     Pursuant to the MHS Stock Purchase Agreement, the Company and WorldCorp sold 24.9% of the outstanding shares of Common Stock to MHS for $27.4 million (or $11.00 per share) in February 1994. In August 1994, MHS acquired 32% of the Common Stock, and assumed management control, of Malaysian Airlines. Effective December 31, 1994, WorldCorp agreed to pay MHS $8.5 million pursuant to a promissory note due December 31, 1995 which is secured by approximately 500,000 shares of Common Stock owned by WorldCorp (or $17.00 per share) in exchange for (i) 5% of the outstanding shares of Common Stock of the Company which was held by MHS and (ii) the execution of a series of multi-year contracts between the Company and Malaysian Airlines described below. Of the $8.5 million consideration paid by WorldCorp to MHS, $3.0 million is attributable to certain contract enhancements received by the Company as a result of such multi-year contracts with Malaysian Airlines. Such $3.0 million amount is included in the Company's balance sheets in "Other Assets and Deferred Charges" and in "Contributed Capital," and is being amortized over the terms of the Malaysian Airlines contracts, ranging from two to five years. See
Note 4 to "Notes to Financial Statements." MHS currently owns 19.9% of the Company's outstanding Common Stock.

     In connection with the MHS Stock Purchase Agreement, the Company and MHS executed a stock registration rights agreement, dated October 30, 1993 (the "Stock Registration Rights Agreement") and the Company, MHS and WorldCorp executed the Shareholders Agreement. Under the Stock Registration Rights Agreement, if at any time after October 30, 1996 the Company registers its Common Stock under the Securities Act, MHS has the right to demand the registration of its shares of Common Stock. Under the Shareholders Agreement, MHS agreed not to transfer, sell or pledge any of its shares of Common Stock prior to February 28, 1997 without the prior written consent of WorldCorp. WorldCorp has agreed with the Underwriters that WorldCorp will not consent to any sale, transfer or pledge by MHS of any shares of Common Stock of the Company for a period of 270 days after the date of this Prospectus. Also, if without the prior written consent of MHS: (1) the Company sells all or substantially all of its business; or (2) the Company fundamentally changes its line of business, then MHS has the option to (a) sell or transfer all or a portion of its shares to a third party prior to February 28, 1997; and/or (b) require WorldCorp to purchase all or part of MHS' shares at fair market value. Fair market value is defined to be not less than the aggregate of the costs borne by MHS in acquiring and holding its shares of Common Stock. The Shareholders Agreement also provides that if WorldCorp's ownership interest in the Company falls below 51% of the outstanding shares of Common Stock, then MHS may either sell its shares to a third party or require WorldCorp to sell a pro rata number of shares held by MHS to the party purchasing WorldCorp's shares. The Shareholders Agreement also grants MHS a right of first refusal to purchase shares of Common Stock issued by the Company or sold by WorldCorp and to purchase additional shares of Common Stock to maintain its ownership percentage in the Company which rights have been waived by MHS in connection with the Offering. In addition, the Shareholders Agreement provides that (i) WorldCorp will vote its shares of Common Stock to elect the number of directors nominated by MHS that represent MHS' proportionate interest in the Company (not less than two directors), (ii) the Company will declare and distribute all dividends properly payable, subject to the requirements of law and general overall financial prudence, and (iii) the Board of Directors will hold Board meetings only if a director nominated by MHS is present and will not approve a sale of substantially all of the business of the Company, transactions not in the ordinary course of the air transportation business in excess of $500,000, the winding up of the business, the appointment of outside auditors, or the appointment of committees of the Board of Directors or the delegation of authority to such committees, without the consent of MHS, or the directors nominated by MHS. See "Risk Factors--Risks Related to the Company-- Shareholders Agreement with MHS." WorldCorp-nominated directors must abstain from voting on certain transactions in which WorldCorp or its affiliates have a beneficial interest. One of the Company's directors, Wan Malek Ibrahim, serves as Executive Director and Managing Director, respectively, of respectively, of MHS and Malaysian Airlines. Another director, Lim Kheng Yew, serves as Director of MHS. See "Principal and Selling Stockholders." The Shareholders Agreement terminates if either WorldCorp's or MHS' ownership interest falls below 5% of the outstanding capital stock of the Company.

     The Company presently operates five MD-11 aircraft under two multi-year basic contracts with Malaysian Airlines. The first agreement with Malaysian Airlines provides for the Company to operate three MD-11 freighter aircraft for Malaysian Airlines for five-year terms, with the lease for one aircraft commencing June 1994, the second June 1995 and the third aircraft commencing July 1995. Under this agreement, Malaysian Airlines has agreed to operate the three aircraft a combined guaranteed minimum total of 1,200 block hours per month, except when an aircraft is in scheduled maintenance. Under this freighter services contract, the Company provides aircraft, cockpit crew, maintenance and insurance, and Malaysian Airlines provides all other services. The Company may terminate the agreement upon the occurrence of certain events. Malaysian Airlines may terminate this agreement upon the failure by the Company to make any payment or to perform any material covenant required to be performed under this agreement, in either case within applicable grace periods, the failure by the Company to maintain required insurance, the insolvency or bankruptcy of the Company or the confiscation of substantially all of the assets of the Company. The Company has agreed to shift substantial amounts of airframe maintenance to Malaysian Airlines' facilities and to collaborate with Malaysian Airlines to build its world-wide cargo system.

     The second agreement provides for the Company to operate two MD-11 passenger aircraft for Malaysian Airlines for a two and one-half year term expiring in March 1997. Under this agreement, Malaysian Airlines has agreed to operate each aircraft a minimum of 320 block hours per month. The other terms of this agreement, including termination events, are substantially similar to the terms in the freighter services agreement.

     The Company has an additional significant contract with Malaysian Airlines under which it flies Malaysian Muslim pilgrims to Saudi Arabia for the annual Hadj religious pilgrimage. This agreement provides for the Company to operate three DC10-30 aircraft for Malaysian Airlines for a five-year term expiring after the 1996 Hadj season. Under this agreement, Malaysian Airlines has agreed to operate the three aircraft a minimum combined total of 2,350 block hours during each Hadj season through 1996.

     During 1994, the Company generated revenues of $32.8 million from Malaysian Airlines under the MD-11 freighter and passenger service agreements and the agreement related to DC10-30 aircraft utilized for the Hadj.

     The Company leases one DC10-30 aircraft from Malaysian Airlines under a lease that expires in August 1997. Malaysian Airlines may terminate this agreement upon, among other things, the failure by the Company to make any payment or to perform any provision of this agreement within any applicable cure periods, the failure by the Company to maintain required insurance, any event of default by the Company with respect to any obligation to make a payment to Malaysian Airlines under any other agreement between the Company and Malaysian Airlines, the termination of government permits required by the Company, or the modification of such permits in a manner unacceptable to Malaysian Airlines, a change in control of the Company, or the occurrence of any events which in the reasonable opinion of Malaysian Airlines might have a material adverse effect on the financial condition or operations of the Company or on the Company's ability to comply with its obligations under this agreement. The Company has paid rent, maintenance reserves and operating deposits for this aircraft of $823,000 through August 31, 1995.

     The Company and Malaysian Airlines entered into an agreement in March 1995 pursuant to which Malaysian Airlines provides routine maintenance checks, structural inspections and other necessary work for the Company's MD-11 and DC10-30 aircraft in Kuala Lampur. The Company paid Malaysian Airlines approximately $20,000 through August 31, 1995 for maintenance services.

     During part of 1994, Joseph J. Shallcross served as Executive Vice President--Operations of the Company. Pursuant to a separation agreement, dated March 24, 1994, Mr. Shallcross received certain payments from the Company which, together with his salary and benefits, totaled $295,724 for 1994.

                       SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, the Company had two stockholders of record. Upon completion of the Offering, the Company will have outstanding 12,000,064 shares of Common Stock and 1,050,083 shares subject to outstanding options. Of this amount, the 2,900,000 Shares sold in the Offering will be freely transferable and may be resold without further registration under the Securities Act. The 9,100,064 remaining shares held by the Selling Stockholder and MHS are "restricted" securities under the Securities Act and such holders will be entitled to resell them only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144. If at any time after October 30, 1996 the Company registers its Common Stock under the Securities Act, then MHS has the right to demand the registration of the 1,990,000 shares of Common Stock that it owns. See "Certain Relationships and Transactions."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least two years may, under certain circumstances, resell within any three-month period such number of shares as does not exceed the greater of 1% of the then-outstanding shares (approximately 120,000 shares upon completion of the Offering) or the average weekly trading volume during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a three-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these two-and three-year holding period requirements.

     The Company and its executive officers and directors have agreed not to offer, sell or contract to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any rights to acquire such shares, or any securities convertible into, or exchangeable for, shares of Common
Stock (other than, in the case of such executive officers and directors, shares disposed of as bona fide gifts or shares of Common Stock delivered to the Company in order to exercise, but not dispose of shares of Common Stock received pursuant to the exercise of, stock options pursuant to the terms of such stock options) for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters.
In addition, the Company may issue shares of Common Stock issuable upon exercise of stock options that are outstanding as of the date of this Prospectus. During the period of 180 days commencing after the date of the closing of the Offering, the Company has agreed that it will not, without the prior written consent of the representatives of the Underwriters, grant options to purchase shares of Common Stock at a price less than the initial public offering price, except for the issuance of up to an aggregate of 100,000 options to purchase Common Stock to certain employees of the Company at an exercise price of not less than $11.00 per share, which options may not be exercised prior to 180 days after the closing of the Offering. The Selling Stockholder has agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares, for a period of 270 days after the date of this Prospectus, without the prior written consent of the representatives of the Underwriters. Pursuant to the Shareholders Agreement, subject to certain exceptions, MHS may not sell, transfer or pledge any shares of Common Stock of the Company before February 28, 1997 without WorldCorp's prior written consent. See "Certain Relationships and Transactions." WorldCorp has agreed with the Underwriters that WorldCorp will not consent to any sale, transfer or pledge by MHS of any shares of Common
Stock of the Company for a period of 270 days after the date of this Prospectus.

     The Company intends to file a registration statement on Form S-8 no earlier than 180 days following the completion of the Offering to register the 1,050,083 shares issuable upon exercise of outstanding options granted pursuant to the 1995 Plan. Upon filing of such registration statement, the shares of Common Stock issuable upon exercise of such options would be freely transferable.

     Prior to the Offering there has been no market for the Common Stock and no prediction can be made of the effect if any, that sales of Common Stock or the availability of shares for sale could have on the market price prevailing from time to time. The sale of a substantial number of shares of Common Stock (or the announcement of a plan to do so) or the availability of shares of Common Stock for sale could adversely affect the market price of the Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

     Upon consummation of the Offering, the Company's authorized capital stock will consist of 40,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock") of which 12,000,064 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding. All of the issued and outstanding shares of Common Stock will be fully paid and nonassessable.

     The following summary description of the Company's capital stock accurately describes the material rights of holders of the Company's capital stock but does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     The holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter), but the Company's Board of Directors is classified, which means that the holders of a majority of the shares at a meeting at which a quorum is present can elect all of the directors of the class then to be elected if they choose to do so, and, in such event, the holders of the remaining shares would not be able to elect any directors of that class. Under Delaware law, as long as WorldCorp owns a majority of the outstanding Common Stock, WorldCorp will be able to approve certain actions by written consent without a meeting of the stockholders of the Company, subject to (i) WorldCorp's obligation to vote its shares of Common Stock for two directors nominated by MHS, (ii) the requirement that one director nominated by MHS be present to constitute a quorum at a meeting of the Board of Directors and (iii) the requirement that MHS' approval be obtained for certain actions. See "Certain Relationships and Transactions."

     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

     Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. The Credit Agreement contains restrictions on the Company's ability to pay dividends. The Credit Agreement provides that the Company shall not declare, pay or make any dividend or distribution in excess of the lesser of $4.5 million or 50% of net income for the previous six months and requires that the Company have a cash balance of not less than $7.5 million after giving effect to such dividend or distribution. The Company may enter into additional bank credit agreements which include financial covenants restricting the payment of dividends. The payment of dividends by the Company also is restricted by two indentures to which WorldCorp is subject. See "Dividend Policy."

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company.

     The issuance of any series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

LIMITATION ON VOTING BY FOREIGN OWNERS

     The Certificate of Incorporation defines "Foreign Ownership Restrictions" as applicable provisions of law and regulations relating to ownership or control of U.S. air carriers (as amended or modified from time to time). Such restrictions currently require that no more than 25% of the voting stock of the Company be owned or controlled, directly or indirectly, by Foreign Citizens for purposes of the Foreign Ownership Restrictions, and that the Company's President and at least two-thirds of its directors be U.S. citizens. The Certificate of Incorporation and Bylaws provide that no shares of capital stock may be voted by or at the direction of Foreign Citizens, unless such shares are registered on the Foreign Stock Record. The Company's Bylaws further provide that no shares will be registered on the Foreign Stock Record if the amount so registered would exceed the Foreign Ownership Restrictions. Registration on the Foreign Stock Record is made in chronological order based on the date the Company receives a written request for registration. MHS will own approximately 16.6% of the outstanding Common Stock following the Offering (or 16.2% if the Underwriters' over-allotment option is exercised in full), and such shares will be registered on the Foreign Stock Record.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of the General Corporation Law of the State of Delaware and of the Company's Certificate of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

     Delaware Anti-takeover Law. The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

     Classified Board of Directors. The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage an acquisition proposal for the Company. Moreover, under the General Corporation Law of the State of Delaware, in the case of corporations having a classified Board of Directors, the stockholders may remove a director only for cause unless the corporation elects otherwise in its charter. The Company's Certificate of Incorporation and Bylaws provide for removal of directors only with cause.

     Special Meetings of Stockholders; Action by Consent. The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors at the request in writing of a majority of the Board of Directors of the Company. The Company's Bylaws also provide that any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote upon the written consent of the minimum number of stockholders necessary to authorize such action.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, not less than 60 days prior to the scheduled annual meeting regardless of any postponements, deferrals or adjournments of the meeting. The Bylaws also specify certain requirements pertaining to the form and substance of a stockholder's meeting. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

     Indemnification. The Company's Certificate of Incorporation provides that directors and officers of the Company will be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company.

     Limitation of Liability. In addition, the Certificate of Incorporation provides that directors of the Company will not be personally liable for monetary damages to the Company for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not affect the availability of equitable remedies or non-monetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against the director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Company). Furthermore, liability of a director for violations of the federal securities laws will not be limited by this provision. Directors are not, however, liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is The First National Bank of Boston, Canton, Massachusetts.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Stockholder have agreed to sell to the Underwriters, and each of the Underwriters, for whom PaineWebber Incorporated, J.P. Morgan Securities Inc., Salomon Brothers Inc and L.H. Friend, Weinress, Frankson & Presson, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholder, the number of shares set forth opposite its name below.


UNDERWRITER                                                     NUMBER OF SHARES
-----------                                                     ----------------
PaineWebber Incorporated............................ .......         510,000
J.P. Morgan Securities Inc..................................         510,000
Salomon Brothers Inc........................................         510,000
L.H. Friend, Weinress, Frankson & Presson, Inc..............         510,000

CS First Boston Corporation.................................          60,000
A. G. Edwards & Sons, Inc...................................          60,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........          60,000
NatWest Securities Corporation..............................          60,000
Oppenheimer & Co., Inc......................................          60,000
Prudential Securities Incorporated..........................          60,000
Schroder Wertheim & Co. Incorporated........................          60,000
Genesis Merchant Group Securities...........................          60,000

Friedman, Billings, Ramsey & Co., Inc.......................          40,000
Ladenburg, Thalmann & Co. Inc...............................          40,000
Legg Mason Wood Walker, Incorporated........................          40,000
Scott & Stringfellow, Inc...................................          40,000
Sutro & Co. Incorporated....................................          40,000
Tucker Anthony Incorporated.................................          40,000

Crowell, Weedon & Co........................................          20,000
Ferris, Baker Watts, Incorporated...........................          20,000
First Equity Corporation of Florida.........................          20,000
Gordon, Haskett Capital Corporation.........................          20,000
Hanifen, Imhoff Inc.........................................          20,000
Johnston, Lemon & Co. Incorporated..........................          20,000
Pennsylvania Merchant Group Ltd.............................          20,000
                                                                   ---------
     Total..................................................       2,900,000
                                                                   =========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the 2,900,000 shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment option described below), if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company has been advised by the Representatives that the several Underwriters propose initially to offer such shares of Common Stock at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $.50 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to other dealers. After the initial offering, the public offering price and such concessions may be changed.

     The Company and the Selling Stockholder have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 and 135,000 additional shares of Common Stock, respectively, (435,000 shares in the aggregate) at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's inital commitment. In the event that the Underwriters exercise less than their full over-allotment option, the number of shares to be sold pursuant thereto by the Company and the Selling Stockholder shall be allocated between the two pro rata in accordance with the number of shares being offered by each in this Offering.

     The Company and its executive officers and directors have agreed not to offer, sell or contract to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any rights to acquire such shares, or any securities convertible into, or exchangeable for, shares of Common Stock (other than, in the case of such executive officers and directors, shares disposed of as bona fide gifts or shares of Common Stock delivered to the Company in order to exercise, but not dispose of shares of Common Stock received pursuant to the exercise of, stock options pursuant to the terms of such stock options) for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters.
In addition, the Company may issue shares of Common Stock issuable upon exercise of stock options that are outstanding as of the date of this Prospectus. During the period of 180 days commencing after the date of the closing of the Offering, the Company has agreed that it will not, without the prior written consent of the representatives of the Underwriters, grant options to purchase shares of Common Stock at a price less than the initial public offering price, except for the issuance of up to an aggregate of 100,000 options to purchase Common Stock to certain employees of the Company at an exercise price of not less than $11.00 per share, which options may not be exercised prior to 180 days after the closing of the Offering. The Selling Stockholder has agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares, for a period of 270 days after the date of this Prospectus, without the prior written consent of the representatives of the Underwriters. Pursuant to the Shareholders Agreement, subject to certain exceptions, MHS may not sell, transfer or pledge any shares of Common Stock of the Company before February 28, 1997 without WorldCorp's prior written consent. See "Certain Relationships and Transactions." WorldCorp has agreed with the Underwriters that WorldCorp will not consent to any sale, transfer or pledge by MHS of any shares of Common Stock of the Company for a period of 270 days after the date of this Prospectus.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this Offering, there has been no public market for the Common Stock of the Company. Accordingly, the initial public offering price was determined by negotiations among the Company, the Selling Stockholder and the Representatives of the Underwriters. Among the factors considered in determining the initial public offering price were the Company's results of operations, its current financial condition, its future prospects, the market for its services, the experience of its management, the economic conditions of the air transportation industry in general, the general conditions of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

                                LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Hughes Hubbard & Reed, New York, New York.

                                   EXPERTS

     The financial statements of the Company as of December 31, 1993 and 1994 and June 30, 1995 and for each of the years in the three-year period ended December 31, 1994 and for the six-month period ended June 30, 1995, and the related financial statement schedule included herein and in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in the methods of accounting for post-retirement benefits other than pensions and income taxes.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                                                   PAGE
Independent Auditors' Report...............................................................................         F-2
Financial Statements
  Balance Sheets as of December 31, 1993 and 1994 and June 30, 1995........................................         F-3
  Statements of Operations for the Years Ended December 31, 1992, 1993 and 1994 and for the Six Months
Ended June 30, 1994 (unaudited) and 1995...................................................................         F-4
  Statements of Changes in Common Stockholders' Equity (Deficit) for the Years Ended December 31, 1992,
1993 and 1994 and the Six Months Ended June 30, 1995.......................................................         F-5
  Statements of Cash Flows for the Years Ended December 31, 1992, 1993 and 1994 and for the Six Months
Ended June 30, 1994 (unaudited) and 1995...................................................................         F-6
Notes to Financial Statements............................................................................         F-7

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS
WORLD AIRWAYS, INC.:

We have audited the accompanying balance sheets of World Airways, Inc. ("World Airways") as of December 31, 1993 and 1994 and June 30, 1995, and the related statements of operations, changes in common stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1994 and the six-month period ended June 30, 1995. In connection with our audits of the financial statements, we also have audited the related financial statement schedule as listed in Item 16(b) herein. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Airways, Inc. as of December 31, 1993 and 1994 and June 30, 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994 and the six-month period ended June 30, 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 11 and 12 to the financial statements, effective January 1, 1992, World Airways adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes.

                                                         KPMG PEAT MARWICK LLP

WASHINGTON, D.C.
AUGUST 4, 1995, EXCEPT AS TO NOTE 15, WHICH
  IS AS OF SEPTEMBER 20, 1995,
  AND NOTE 10, WHICH IS AS OF
  SEPTEMBER 29, 1995

                             WORLD AIRWAYS, INC.
                                BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)

                                                                                DECEMBER 31,  DECEMBER 31,    JUNE 30,
                                                                                       1993          1994         1995
CURRENT ASSETS
  Cash and cash equivalents, including restricted cash of $658 at December 31,
    1993, $103 at December 31, 1994, and $2,119 at June 30, 1995 (Note 15)....   $   11,596    $    4,054    $   4,447
  Restricted short-term investments (Notes 6 and 15)..........................          150           668          768
  Trade accounts receivable, less allowance for doubtful accounts of $277 at
    December 31, 1993, $35 at December 31, 1994, and $65 at June 30, 1995
    (Note 9)                                                                          8,475         5,480       10,509
  Other receivables...........................................................        4,956         2,936        2,951
  Due from affiliate..........................................................        6,105            --           --
  Prepaid expenses and other current assets (Note 7)..........................        1,531         6,931        5,475
  Assets held for sale (Notes 8 and 10).......................................        6,000         2,500        1,250
      Total current assets....................................................       38,813        22,569       25,400
ASSETS HELD FOR SALE (Notes 8 and 10).........................................        6,819        11,328        4,675
EQUIPMENT AND PROPERTY (Note 10)
  Flight and other equipment..................................................       29,352        22,457       40,329
  Equipment under capital leases..............................................       11,466        11,466       11,466
                                                                                     40,818        33,923       51,795
  Less accumulated depreciation and amortization..............................       12,118         9,257       10,912
      Net equipment and property..............................................       28,700        24,666       40,883
LONG-TERM OPERATING DEPOSITS (Note 10)........................................       10,028        13,562       14,924
OTHER ASSETS AND DEFERRED CHARGES, NET (Notes 4 and 7)........................        4,152         5,926        5,141
      TOTAL ASSETS............................................................   $   88,512    $   78,051    $  91,023
CURRENT LIABILITIES
  Notes payable (Note 9)......................................................   $    7,069    $    7,162    $   9,256
  Note payable to affiliate (Note 14).........................................           --            --        1,800
  Current maturities of long-term obligations (Note 10).......................        9,825         9,550        6,397
  Deferred aircraft rent (Note 10)............................................        6,295           907          887
  Accounts payable............................................................       11,399        11,609       13,454
  Unearned revenue............................................................        1,293         5,300        4,572
  Air traffic liability.......................................................           --            --        1,370
  Accrued maintenance in excess of reserves paid..............................       14,732         6,395        8,379
  Accrued salaries and wages..................................................        4,484         5,328        7,657
  Accrued taxes...............................................................          826         1,601        1,160
  Due to affiliate (Note 2)...................................................           --            97          736
  Other accrued liabilities...................................................          331           414          237
      Total current liabilities...............................................       56,254        48,363       55,905
LONG-TERM OBLIGATIONS, NET (Note 10)..........................................       25,362        17,114       14,472
OTHER LIABILITIES
  Deferred gain from sale-leaseback transactions, net of accumulated amortization of $30,395 at December 31, 1993, $32,344 at December 31,
    1994, and $17,510 at June 30, 1995 (Note 5)...............................       10,322         8,373        7,842
  Accrued maintenance in excess of reserves paid..............................        2,080         2,866        3,481
  Accrued postretirement benefits (Note 11)...................................        2,250         2,384        2,490
  Other liabilities...........................................................           --           318        1,067
      Total other liabilities.................................................       14,652        13,941       14,880
      TOTAL LIABILITIES.......................................................       96,268        79,418       85,257
COMMON STOCKHOLDERS' EQUITY (DEFICIT) (Notes 2, 4, 10, 11 and 14) Common
  stock, $1 par value (100 shares authorized, issued and outstanding) at
  December 31, 1993, and $.001 par value (20,000,000 shares authorized,
  10,000,064 shares issued and outstanding) at December 31, 1994, and June 30,
  1995........................................................................           --            10           10
  Additional paid-in capital..................................................        7,123        19,503       19,503
  Contributed capital.........................................................           --         3,000        3,000
  Accumulated deficit.........................................................      (14,879)      (23,880)     (16,747)
      TOTAL COMMON STOCKHOLDERS' EQUITY (DEFICIT).............................       (7,756)       (1,367)       5,766
COMMITMENTS AND CONTINGENCIES (Notes 2, 3, 9, 10, 11, 12, 13, and 15).........           --            --           --
      TOTAL LIABILITIES AND COMMON STOCKHOLDERS' EQUITY (DEFICIT).............   $   88,512    $   78,051    $  91,023

                See accompanying Notes to Financial Statements

                             WORLD AIRWAYS, INC.
                           STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                SIX MONTHS
                                                          YEARS ENDED DECEMBER 31,            ENDED JUNE 30,
                                                        1992        1993        1994           1994         1995
                                                                                           UNAUDITED)

OPERATING REVENUES (Note 13)
  Contract flight operations.......................  $  163,711  $  176,493  $  173,925   $  86,896    $ 108,298
  Flight operations subcontracted to other
     carriers......................................      11,499       1,221       5,378         277        7,344
  Other............................................       5,083       1,023       1,412         413          675
       Total operating revenues....................     180,293     178,737     180,715      87,586      116,317
OPERATING EXPENSES
  Flight...........................................      45,528      55,055      57,792      25,608       28,869
  Maintenance (Notes 10 and 15)....................      34,458      28,667      26,212      11,036       20,587
  Aircraft costs (Note 10).........................      35,135      52,056      53,860      28,407       32,844
  Fuel.............................................      24,591      25,660      16,915       7,433        5,933
  Flight operations subcontracted to other
     carriers......................................      11,612       1,312       5,549         257        7,353
  Depreciation and amortization....................       4,921       5,573       4,006       2,008        2,637
  Selling and administrative (Note 2)..............      16,783      17,742      21,582      11,413        9,766
       Total operating expenses....................     173,028     186,065     185,916      86,162      107,989
OPERATING INCOME (LOSS)............................       7,265     (7,328)     (5,201)       1,424        8,328
OTHER INCOME (EXPENSE)
  Interest expense (Notes 9 and 10)................       (426)     (2,103)     (3,684)     (1,978)      (1,793)
  Interest income..................................       1,411         499         426         225          327
  Other, net.......................................         404        (52)       (568)          49          542
       Total other income (expense)................       1,389     (1,656)     (3,826)     (1,704)        (924)
EARNINGS (LOSS) BEFORE INCOME TAXES AND CHANGE IN
  ACCOUNTING PRINCIPLE.............................       8,654     (8,984)     (9,027)       (280)        7,404
INCOME TAX EXPENSE (BENEFIT) (Note 12).............         236          64        (26)        (50)          271
EARNINGS (LOSS) BEFORE CHANGE IN ACCOUNTING
  PRINCIPLE........................................       8,418     (9,048)     (9,001)       (230)        7,133
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
  Accumulated benefit obligation of postretirement
  benefits (Note 11)...............................     (1,973)          --          --          --           --
NET EARNINGS (LOSS)................................  $    6,445  $  (9,048)  $  (9,001)   $   (230)    $   7,133
EARNINGS (LOSS) PER COMMON EQUIVALENT SHARE
  Earnings (loss) before change in accounting
     principle.....................................  $     0.94  $   (1.01)  $   (0.91)   $  (0.02)    $    0.70
  Cumulative effect of change in accounting
     principle.....................................      (0.22)          --          --          --           --
       Net earnings (loss).........................  $     0.72  $   (1.01)  $   (0.91)   $  (0.02)    $    0.70
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING (IN THOUSANDS)................       9,000       9,000       9,939       9,751       10,126


                See accompanying Notes to Financial Statements

                             WORLD AIRWAYS, INC.
                            STATEMENTS OF CHANGES
                   IN COMMON STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994,
                  AND FOR THE SIX MONTHS ENDED JUNE 30, 1995
                            (DOLLARS IN THOUSANDS)

                                                                                                             TOTAL
                                                                                                            COMMON
                                                            ADDITIONAL                                STOCKHOLDERS'
                                                   COMMON      PAID-IN   CONTRIBUTED    ACCUMULATED         EQUITY
                                                    STOCK      CAPITAL       CAPITAL        DEFICIT      (DEFICIT)

Balance at December 31, 1991.................   $      --    $  26,568     $      --     $  (12,276)    $   14,292
Distribution to WorldCorp (Note 2)...........          --      (19,445)           --             --        (19,445)
Net earnings.................................          --           --            --          6,445          6,445
Balance at December 31, 1992.................   $      --    $   7,123     $      --     $   (5,831)    $    1,292
Net loss.....................................          --           --            --         (9,048)        (9,048)
Balance at December 31, 1993.................   $      --    $   7,123     $      --     $  (14,879)    $   (7,756)
1 for 88,737 stock split (Note 1)............           9           (9)           --             --             --
Sale of stock to MHS (Note 4)................           1       12,389            --             --         12,390
Contributed capital (Note 4).................          --           --         3,000             --          3,000
Net loss.....................................          --           --            --         (9,001)        (9,001)
Balance at December 31, 1994.................   $      10    $  19,503     $   3,000     $  (23,880)    $   (1,367)
Net earnings.................................          --           --            --          7,133          7,133
Balance at June 30, 1995.....................   $      10    $  19,503     $   3,000     $  (16,747)    $    5,766

                See accompanying Notes to Financial Statements

                             WORLD AIRWAYS, INC.
                           STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                                               SIX MONTHS
                                                          YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                                                         1992       1993       1994           1994         1995
                                                                                        (UNAUDITED)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
(Note 5).............................................  $  17,611  $  12,509  $  11,596   $  11,596    $   4,054
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)................................      6,445     (9,048)    (9,001)       (230)       7,133
  Adjustments to reconcile net earnings (loss) to
    cash provided (used) by operating activities:
    Depreciation and amortization....................      4,921      5,573      4,006       2,008        2,637
    Deferred gain recognition........................     (4,558)    (4,587)    (1,949)     (1,418)        (531)
    Deferred aircraft rent payments, net.............         --      8,145        576         371          153
    (Gain) loss on sale of equipment and property....         --        (14)       725          53          (33)
    Reversal of excess accrued maintenance
       reserves......................................         --         --     (4,200)     (4,200)          --
    Cumulative effect of change in accounting
       principle.....................................      1,973         --         --          --           --
    Other............................................        (83)        32        (96)        134          140
    Changes in certain assets and liabilities net of
       effects of non-cash transactions:
    (Increase) decrease in accounts receivable.......       (694)    (5,405)    11,120       2,155       (5,044)
    (Increase) decrease in deposits, prepaid expenses
       and other assets..............................     (4,928)    (2,656)    (8,511)     (4,402)           6
    Increase (decrease) in accounts payable, accrued
expenses and other liabilities.......................     (3,390)       536      4,881       4,499        8,291
  Net cash provided (used) by operating activities...       (314)    (7,424)    (2,449)     (1,030)      12,752
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to equipment and property................     (7,124)   (19,599)    (4,358)     (3,420)     (10,712)
  Proceeds from disposal of equipment and property...        687        864      1,787         489          527
  Sale of investments................................      7,574        427        316         121           --
  Purchase of investments............................       (250)      (128)      (834)         --         (100)
  Distribution to WorldCorp, Inc.....................    (19,445)        --         --          --           --
  Other..............................................       (671)        --         --          --           --
       Net cash used by investing activities.........    (19,229)   (18,436)    (3,089)     (2,810)     (10,285)
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in line of credit borrowing
    arrangement, net.................................         --      7,069     (4,275)     (9,148)       4,111
  Issuance of debt...................................      5,754     32,762      5,999          --        6,202
  Repayment of debt..................................     (1,801)   (14,394)   (16,118)     (5,821)     (14,187)
  Borrowing from affiliate...........................     10,488         --         --          --        1,800
  Proceeds from sale of stock........................         --         --     12,390      12,390           --
  Debt issuance costs................................         --       (490)        --          --           --
       Net cash provided (used) by financing
         activities..................................     14,441     24,947     (2,004)     (2,579)      (2,074)
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................     (5,102)      (913)    (7,542)     (6,419)         393
CASH AND CASH EQUIVALENTS AT END OF PERIOD (Note
  5).................................................  $  12,509  $  11,596  $   4,054   $   5,177    $   4,447

                See accompanying Notes to Financial Statements

                             WORLD AIRWAYS, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. Plan of Reorganization

     Effective June 23, 1987, World Airways, Inc. ("World Airways" or the "Company") became a wholly owned subsidiary of WorldCorp, Inc. ("WorldCorp") pursuant to a Merger Agreement and Plan of Reorganization (the "Plan"). Under the Plan, the shareholders of World Airways exchanged their outstanding common shares, warrants and/or options for common shares, warrants and/or options of WorldCorp in a one-for-one exchange. This transaction was accounted for on an as-if-pooled basis.

     On October 30, 1993, WorldCorp, World Airways, and MHS Berhad ("MHS") entered into a stock purchase agreement pursuant to which MHS, subject to satisfactory completion of its due diligence investigations, agreed to purchase 24.9% of World Airways' common stock. On February 28, 1994, WorldCorp, World Airways, and MHS concluded the transaction. Effective December 31, 1994, WorldCorp purchased 5% of World Airways' common stock from MHS, increasing WorldCorp's ownership to 80.1%. Therefore, at December 31, 1994 and June 30, 1995, MHS owns 19.9% of World Airways' common stock (see
Note 4).

  B. Financial Statement Reclassifications

     Certain items in prior year financial statements included herein have been reclassified to conform to June 30, 1995 financial statement presentation. In addition, in 1995 the Company changed its presentation of activity under contracts in which certain of the services to be provided are subcontracted by the Company to the customer. In prior years, equal amounts of revenue and expenses related to these subcontracted services were reflected in the financial statements. For the six months ended June 30, 1995, no revenue or expenses have been included in the financial statements for these subcontracted services. Prior year financial statements have been reclassified to conform to June 30, 1995 presentation. The revenue and expenses which have been reclassified amounted to $20.0 million, $22.8 million, and $22.3 million for the years ended December 31, 1992, 1993, and 1994, respectively.

  C. Cash Equivalents

     For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments purchased with an original maturity of ninety days or less to be cash equivalents.

  D. Revenue Recognition

     Contract flight operations and scheduled service revenues are recognized as the services are provided.

  E. Administrative and Interest Expenses

     Administrative expenses incurred by WorldCorp are allocated as described in Note 2. This allocation is intended to reflect the costs that would have been incurred had World Airways been operated on a stand-alone basis. Interest expense is charged based upon the outstanding balance of long-term payables to WorldCorp, if any. In the opinion of WorldCorp management, such allocations are made on a reasonable basis; however, the allocations are not necessarily indicative of the costs which may be incurred in subsequent periods. The amounts due to/from affiliate, resulting from allocations of expenses are short-term in nature, and are non-interest bearing.

  F. Income Taxes

     The results of the Company's operations prior to February 28, 1994 are included in WorldCorp's consolidated income tax returns. As a result of certain transactions with MHS during 1994 (see Note 4), the results of the Company's operations for the period from February 28, 1994 to December 31, 1994, and for periods subsequent to December 31, 1994, will not be included in WorldCorp's consolidated income tax returns. Income tax expenses included in the Company's financial statements were computed as if the Company filed its own tax return for the whole year.

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, ("SFAS No. 109"). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective January 1, 1992, the Company adopted SFAS No. 109 which resulted in no cumulative adjustment to the accompanying financial statements.

     In accordance with SFAS No. 109, income tax expense for the six months ended June 30, 1995 is calculated using an estimated annual effective tax rate that is based on estimated income tax expense for the year ending December 31, 1995.

  G. Earnings (Loss) Per Common Share

     Primary earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4:D, stock issued and stock options granted during the 12-month period preceding the date of the Company's planned initial public offering have been included in the calculation of weighted average shares of common stock and common stock equivalents outstanding for all periods using the treasury stock method based on the initial public offering price of $12.50 per share.

     The computation of fully diluted earnings (loss) per share includes all other shares of common stock that potentially may be issued as a result of conversion privileges. Any reduction of less than 3% in the aggregate has not been considered dilutive in the presentation of fully diluted earnings per share. For the years ended December 31, 1992, 1993, and 1994, and for the six months ended June 30, 1994 and 1995, the computations of fully diluted earnings per share were not dilutive.

     On October 21, 1993, the Board of Directors approved the recapitalization of the Company and declared a one for 88,737 stock split effective February 2, 1994, and changed the par value of the common stock from $1 to $.001 per share. The par value of the new shares issued totaled approximately $9,000 and this amount was transferred from additional paid-in capital to common stock. All share and per share data for prior periods presented have been restated to reflect the stock split.

  H. Investments

     Short-term investments are carried at the lower of aggregate cost or market value.

  I. Equipment and Property

     Equipment and property are stated at cost or, if acquired under capital leases, at the present value of the minimum lease payments. Engine overhauls and major airframe maintenance and repairs are charged to operating expense on an accrual basis. Modifications performed in response to Airworthiness Directives issued by the Federal Aviation Administration are capitalized at cost.

     Provisions for depreciation and amortization of equipment and property are computed over estimated useful lives or the term of the lease, if shorter, for capital leases, by the straight-line method, with estimated residual values of 0 - 15%. Estimated useful lives of equipment and property are as follows:

DC10 and MD-11 flight equipment...................................   15-16 years
Other equipment and property......................................    5-10 years

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     Deferred gains realized in connection with sale-leasebacks of aircraft and equipment are amortized over the periods of the respective leases.

  J. Assets Held for Sale

     Assets held for sale are recorded at the lower of cost or estimated net realizable value. Net realizable value is based on the estimated fair value (measured by using a current selling price for similar assets) less estimated costs to sell.

  K. Air Traffic Liability

     The air traffic liability relates to scheduled service to Tel Aviv, Israel, which the Company began in July 1995. Scheduled service passenger ticket sales are initially recorded in the air traffic liability account. When transportation is provided by the Company, revenue is recognized and the liability is reduced. The liability is also reduced by any refunds to passengers or billings from other airlines that provide the passenger transportation.

  L. Postretirement Benefits Other Than Pensions

     World Airways' cockpit crewmembers and eligible dependents are covered under postretirement health care benefits to age 65. Effective January 1, 1992, World Airways adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS No. 106"). The Company elected to immediately recognize the cumulative effect of the change in accounting for postretirement benefits of $2.0 million. The Company funds the benefit costs on a pay-as-you-go (cash) basis.

  M. Unaudited Financial Statements

     The accompanying financial statements and related footnotes for the six-month period ended June 30, 1994 are unaudited. These unaudited financial statements reflect adjustments, all of which are of a normal recurring nature, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented and are not necessarily indicative of full year results.

2. TRANSACTIONS WITH PARENT COMPANY

  A. Administrative Cost Allocation

     Prior to December 31, 1994, WorldCorp and its operating subsidiaries utilized a single corporate staff for administrative support services thus permitting the Company to draw upon the expertise of WorldCorp management personnel as needed. Allocations of $6.8 million, $6.7 million, and $5.9 million of corporate administrative costs were made to the Company in 1992, 1993 and 1994, respectively. These allocations include the costs of directing or performing certain accounting, financial, legal, tax, marketing, cash management, employee benefits, human resources, management information services activities, and operations and maintenance administrative services. Office space, furniture and fixtures and other items were also considered in the administrative cost allocation. This allocation and other costs incurred directly by the Company are reflected in selling and administrative expense in the accompanying statements of operations. Effective January 1, 1995, a majority of the WorldCorp employees providing services to World Airways became employees of the Company. As a result, the allocation of corporate administrative costs to the Company for the six months ended June 30, 1995 amounted to $0.2 million. In addition, there was an allocation of administrative costs from the Company to WorldCorp for services provided by the Company during the six months ended June 30, 1995 amounting to $0.2 million.

  B. Control by WorldCorp

     As of June 30, 1995, WorldCorp owns 80.1% of the common stock of World Airways. WorldCorp is a holding company that owns majority positions in two companies: US Order, Inc. and the Company. WorldCorp

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) is highly leveraged, and therefore requires substantial funds to cover debt service. As a holding company, WorldCorp's funds are generated through its subsidiaries, neither of which has paid dividends since 1992. The Company intends to retain any earnings for the foreseeable future. Additionally, WorldCorp is subject to two indentures under which it is obligated to cause the Company not to pay dividends upon the occurrence of certain events of default by WorldCorp.

  C. Distribution to WorldCorp

     During 1992, in order to meet certain cash needs of WorldCorp, the Company distributed $19.4 million to WorldCorp.

3. OPERATING ENVIRONMENT

     See "Risk Factors--Risks Related to the Company--Financial Leverage" and "--Liquidity and Commitments," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information relating to the operating environment.

4. TRANSACTIONS WITH MHS AND MALAYSIAN AIRLINES

     On October 30, 1993, WorldCorp, World Airways and MHS entered into a
Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which MHS, subject to satisfactory completion of its due diligence investigations, agreed to purchase 24.9% of World Airways' common stock for $27.4 million in cash. Under this agreement, World Airways would receive upon closing $12.4 million to fund its working capital requirements. The remaining $15.0 million would be paid to WorldCorp to add to its cash reserves. WorldCorp received $2.7 million prior to December 31, 1993 as an advance on the sales price. At the time of the signing of the Stock Purchase Agreement, World Airways was a wholly-owned subsidiary of WorldCorp. On February 28, 1994, WorldCorp, World Airways, and
MHS concluded the transaction according to the terms described above. Under the Agreement, if at any time after October 30, 1996 World Airways registers its common stock under the Securities Act of 1933, MHS has the right to demand the registration of its shares of the Company's common stock. Under a shareholders agreement, MHS agreed not to transfer, sell, or pledge any of its shares of common stock prior to February 28, 1997 without the prior written consent of WorldCorp. MHS has the right to nominate two members to the Company's board of directors and WorldCorp has agreed to vote its shares of common stock to elect such nominees. Also, if without the prior written consent of MHS: (1) World Airways sells all or substantially all of its business; or (2) World Airways fundamentally changes its line of business, then MHS has the option to (a) sell or transfer all or a portion of its shares to a third party prior to February 28, 1997, and/or (b) require WorldCorp to purchase all or part of MHS's shares at fair market value. Fair market value is defined to be not less than the aggregate of the costs borne by MHS in acquiring and holding its World Airways shares. Management has indicated that it does not have any current intent to take any such actions without the prior consent of MHS or the directors nominated by MHS. The shareholders agreement also provides that if WorldCorp's ownership interest in the Company falls below 51% of the outstanding shares of common stock, then MHS may either sell its shares to a third party or require WorldCorp to sell a pro rata number of shares held by MHS to the party purchasing WorldCorp's shares. MHS also has a right of first refusal to purchase shares of common stock issued by the Company or sold by WorldCorp and to purchase additional shares of common stock to maintain its ownership percentage in the Company.

     During 1994, MHS acquired 32% of Malaysian Airline System Berhad ("Malaysian Airlines"), the flag carrier of Malaysia. World Airways has provided service to Malaysian Airlines for many years, providing aircraft for integration into Malaysian Airlines' scheduled passenger and cargo operations as well as transporting passengers for the annual Hadj pilgrimage. The current Malaysian Airlines Hadj contract, which was entered into in 1992, expires in 1996. World Airways provided two aircraft for the 1994 Hadj operations and three aircraft for the 1995 Hadj operations. Malaysian Airlines is the Company's largest customer (see Note 13).

     Effective December 31, 1994, WorldCorp entered into a 6% note payable to MHS in the amount of $8.5 million, due December 31, 1995, in exchange for 5% of World Airways' common stock held by MHS and

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) the execution of a series of multi-year contracts between World Airways and Malaysian Airlines. The shares purchased are pledged as security for the note payable. As a result of this transaction, effective December 31, 1994, MHS owns 19.9% of World Airways' common stock.

     Under the terms of its new multi-year contracts with Malaysian Airlines, World Airways will operate three freighter aircraft for a combined guaranteed minimum of 1,200 block hours per month (except when an aircraft is in scheduled maintenance). One freighter began service in June 1994 and will operate through September 1999; two additional freighters began service in June and July 1995, respectively, and will operate through September 2000. Also under the new contracts, Malaysian Airlines has extended through March 1997 the operation of two MD-11 passenger aircraft that had been previously contracted by Malaysian Airlines to operate from October 1994 through March 1995. Each of these passenger aircraft will operate a minimum of 320 block hours per month.

     Of the $8.5 million consideration paid by WorldCorp to MHS, $3.0 million is attributable to the contract enhancements discussed above. This amount is included in other assets and deferred charges and in contributed capital in the accompanying December 31, 1994 and June 30, 1995 balance sheets, and is being amortized over the terms of the Malaysian Airlines contracts, approximately two to five years. As of June 30, 1995, the unamortized balance of the deferred contract cost is $2.7 million, net of $0.3 million accumulated amortization (see Note 7).

5. SUPPLEMENTAL INFORMATION--STATEMENTS OF CASH FLOWS

     Additional information pertaining to certain cash payments and noncash investing and financing activities is as follows (in thousands):

                                                                                                      SIX MONTHS
                           YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                          1992       1993       1994           1994         1995
                                                         (UNAUDITED)
Cash paid for:
  Interest............  $     400  $   1,779  $   3,334   $   1,899    $   1,754
  Income taxes........        100         62         15          15          258

     During 1993, the Company sold $9.5 million of MD-11 aircraft spare parts and leased the parts back under a 79-month capital lease. The following is a summary of the transaction (in thousands):

Sale price of parts.....................................  $   9,463
Debt retired............................................     (7,570)
Security deposit........................................     (1,893)
       Net cash proceeds................................  $       0

     In 1994, the Company paid approximately $1.8 million and exchanged a DC10 engine valued at approximately $1.0 million in connection with the settlement of maintenance reserves due on the return of three DC10 aircraft.

6. SHORT-TERM INVESTMENTS

     At December 31, 1993 and 1994, and at June 30, 1995, short-term investments consist of cash pledged as collateral for letters of credit with expiration dates in excess of 90 days.

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. OTHER ASSETS

     Prepaid expenses and other current assets consist of the following (in thousands):

                                                    DECEMBER 31,
                                                                        JUNE 30,
                                                  1993       1994           1995
Prepaid rent..................................  $     865  $     975   $   1,633
Prepaid insurance.............................        354      4,821       2,598
Other.........................................        312      1,135       1,244
       Total..................................  $   1,531  $   6,931   $   5,475

     Other assets and deferred charges include net deferred contract costs of $3.0 million and $2.7 million as of December 31, 1994 and June 30, 1995, respectively (see Note 4), and net MD-11 aircraft integration costs of $2.7 million and $2.9 million as of December 31, 1993 and 1994, respectively, and $2.4 million as of June 30, 1995. Aircraft integration costs consist of pre-operating costs incurred in connection with integrating the new MD-11 aircraft into the Company's fleet (see Note 10). These costs, consisting primarily of flight crew training, are being amortized on a straight-line basis over a five-year period.

8. ASSETS HELD FOR SALE

     Assets held for sale consists of two DC10 engines and DC10 rotables with a net book value of $12.8 million, $13.8 million, and $5.9 million as of December 31, 1993, December 31, 1994, and June 30, 1995, respectively. The Company has consigned these parts with a third party to sell these parts over a reasonable period of time with the objective of maximizing the proceeds from sale.

     Due to the increased number of DC10 aircraft leased by the Company, effective January 1, 1995, DC10 rotables with a net book value of $7.1 million were reclassified from assets held for sale to flight and other equipment in the accompanying balance sheet. This amount represents the Company's estimate of the additional spare parts needed to support the Company's fleet of DC10 aircraft.

9. NOTES PAYABLE

     In 1993, the Company entered into an $8.0 million revolving line of credit borrowing arrangement which is collateralized by certain receivables which were sold to the bank with recourse. Borrowing availability under the line is based on the amount of eligible receivables. At December 31, 1994 and June 30, 1995, World Airways had no unused borrowing capacity available. Borrowings under the line of credit were $2.8 million and $6.9 million at December 31, 1994 and June 30, 1995, respectively, and bear interest at the greater of the federal funds rate plus 2.5% or the prime rate plus 2%. At December 31, 1994 and June 30, 1995, the interest rate was 10.5% and 11%, respectively. World Airways is required to pay any outstanding amounts under the line of credit on January 7, 1998. This agreement contains certain covenants related to World Airways' financial condition and operating results, including minimum quarterly net income tests. World Airways was not in compliance with its debt covenants as of December 31, 1994, but obtained a waiver of these covenants from the financial institution. In March 1995, World Airways amended this agreement to adjust certain covenants beginning in the first quarter of 1995. No assurances can be given that the Company will continue to meet these revised covenants or, if necessary, obtain the required waivers. The agreement also requires an unused facility fee of 0.5% per year.

     Also included in notes payable as of December 31, 1994 and June 30, 1995 is a 4.38% note payable in the amount of $4.4 million and $1.5 million, respectively, with principal and interest payable monthly in 1995.

     In the first quarter of 1995, World Airways received approximately $6.0 million in working capital and short-term financing from certain of its equipment lessors. This financing bears interest at approximately 11%. Approximately $5.1 million of this financing was repaid in the second quarter of 1995. The balance will be repaid in installments through December 1995.

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

10. LONG-TERM OBLIGATIONS

  Long-Term Debt

     The Company's long-term obligations are as follows (in thousands):

                                                                                    DECEMBER 31,
                                                                                                        JUNE 30,
                                                                                  1993       1994           1995
Note payable due 1995--with interest at one month LIBOR plus 1.95% payable monthly (7.95% at December 31, 1994 and 5.51% at December 31, 1993)
  collateralized by one General Electric CF6-50C2 engine......................  $   1,020  $     300   $      --
Note payable due 1994--with interest at one month LIBOR plus 1.75% payable monthly (5.31% at December 31, 1993) collateralized by one General Electric
  CF6-50C2 engine.............................................................        952         --          --
Spare parts loan due 1998--with principal and interest at 8.5% payable
  monthly, collateralized by certain MD-11 spare parts........................      4,392      4,004       3,810
Spare parts loan due 1997--with principal paid semi-annually beginning in 1995 and interest at 8.5% payable semi-annually, collateralized by certain MD-11
  spare parts.................................................................      5,000      5,000       3,571
Aircraft spare parts security agreement payable to a bank due 1998--with interest at the greater of the federal funds rate plus 2.5% or the prime rate plus 2% (8% at December 31, 1993, 10.5% at December 31, 1994, and 11%
  at June 30, 1995) collateralized by certain rotables........................     11,815      6,371       3,376
Deferred aircraft rent, non-current...........................................      1,850      1,522       1,251
Capitalized lease obligations.................................................     10,158      9,467       8,861
       Total..................................................................     35,187     26,664      20,869
Less current maturities.......................................................      9,825      9,550       6,397
       Total long-term obligations, net.......................................  $  25,362  $  17,114   $  14,472

     The aircraft parts security agreement is subject to the terms of the $8.0 million revolving line of credit borrowing (see Note 9). Under this agreement, the borrowing must be reduced by the amount of proceeds received from the sale of excess spare parts, subject to a minimum of $0.5 million each month. The borrowing facility also restricts World Airways' ability to pay dividends. Under this agreement, World Airways cannot declare, pay, or make any dividends or distributions in any six-month period which aggregate in excess of the lesser of $4.5 million or 50% of net income for the previous six months. In addition, World Airways must have a cash balance of at least $7.5 million immediately after giving effect to such dividend. In 1995, World Airways amended this agreement to adjust certain covenants beginning in the first quarter of 1995, extend the credit facility to 1998, and to defer payments of principal due in February and March, 1995 until the second quarter of 1995. No assurances can be given that the Company will continue to meet these revised covenants or, if necessary, obtain the required waivers.

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     The following table shows the aggregate annual amount of scheduled principal maturities (in thousands) of debt outstanding.

                                                        DECEMBER 31,    JUNE 30,
                                                               1994         1995
1995..................................................   $    8,830    $   4,157
1996..................................................        2,187        1,943
1997..................................................        1,816        1,816
1998..................................................        2,842        2,841
Thereafter............................................           --           --
       Total..........................................   $   15,675    $  10,757

     On August 24, 1995, the Company amended its aircraft spare parts loan to provide for a variable rate, $10.5 million borrowing, which is payable over a 21-month term. The Company used a portion of the proceeds from this loan to pay off the previously outstanding balance of the aircraft parts loan (which was reduced to $2.5 million subsequent to June 30, 1995). The Company also has a commitment for a seven-year loan of approximately $6.4 million with an engine manufacturer for the purchase of a spare engine in the first quarter of 1996.

     On September 29, 1995, the Company entered into an agreement to purchase a spare engine, previously under lease, for $5.5 million. The Company paid $0.5 million upon closing and signed a note for the $5.0 million balance. The note bears interest at a rate of 7.25% and is payable over a 40-month period at $69,000 a month with the balance of $3.3 million due on January 29, 1999.

  Deferred Aircraft Rent

     During 1993, the Company negotiated with several of its lessors to defer approximately $14.7 million of lease payments on eight aircraft. Of this amount, approximately $13.3 million was repaid during 1993, 1994, and the first six months of 1995. In addition, during 1994 and the first six months of 1995, the Company deferred approximately $0.7 million of rent, pursuant to the 1993 agreement. The remaining deferrals at June 30, 1995 bear interest at rates ranging from 7% to 12% and are due as follows (in thousands):

                                                       DECEMBER 31,     JUNE 30,
                                                             1994          1995
1995.................................................    $     907     $     462
1996.................................................          553           533
1997.................................................          240           227
1998.................................................          257           244
1999.................................................          276           261
2000.................................................           --           280
Thereafter...........................................          196           131
       Total.........................................    $   2,429     $   2,138

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Capital Leases

     The present value of the obligations under capital leases at December 31, 1994 and June 30, 1995 are calculated using rates ranging from 6.14% to 11.7%. The following are scheduled minimum capital lease payments (in thousands) due in the succeeding five years and thereafter, together with the present value of such obligations:

                                                        DECEMBER 31,    JUNE 30,
                                                               1994         1995
1995..................................................   $    1,677    $     640
1996..................................................        1,920        1,926
1997..................................................        1,657        1,689
1998..................................................        3,341        3,363
1999..................................................        1,309        1,324
2000..................................................           --        2,942
Thereafter............................................        2,940           --
  Total minimum lease payments........................       12,844       11,884
Less imputed interest.................................        3,377        3,023
  Present value of obligations under capital lease....   $    9,467    $   8,861

     Property under capital leases consists of equipment leases and are amortized over the lease terms or expected useful life of the assets. Accumulated amortization under capital leases was $2.1 million, $2.8 million, and $3.2 million at December 31, 1993 and 1994, and June 30, 1995, respectively. Amortization expense of property under capital leases totaled approximately $129,000, $445,000, and $760,000 for the years ended December 31, 1992, 1993, and 1994, respectively, and $380,052 for the six months ended June 30, 1995.

  Operating Leases

     In October 1992 and January 1993, World Airways signed a series of agreements with International Lease Finance Corporation ("ILFC"), McDonnell Douglas Corporation, GATX Capital Corporation, and United Technologies Corporation's Pratt & Whitney Group to lease seven new McDonnell Douglas MD-11 aircraft under initial lease terms of two to five years. Six of the seven aircraft leases contain annual renewal options in years six through fifteen of the lease term. Under the terms of the lease agreements, World Airways may be required to pay additional rent in excess of the fixed monthly amounts depending on block hours flown.

     As of June 30, 1995, World Airways' fleet consisted of four passenger MD-11 aircraft, one freighter MD-11 aircraft, two convertible MD-11 aircraft, three passenger DC10-30 aircraft and two convertible DC10-30 aircraft. The MD-11 leases contain options to purchase the aircraft at various times throughout the lease terms. Long-term deposits consist primarily of deposits on the MD-11 leases. As part of the lease agreements, World Airways was assigned purchase options for four additional MD-11 aircraft. In 1992, World Airways made non-refundable deposits toward four of the option aircraft. During 1995, the option exercise dates were extended to October 31, 1995, with scheduled aircraft delivery dates beginning no earlier than 1996. If the options are exercised, World Airways intends to obtain financing for the purchases.

     In February 1992, World Airways signed 12-year operating leases for two McDonnell Douglas DC10-30 passenger aircraft. In July 1993, World Airways returned these aircraft to their lessor which resulted in a $1.5 million early termination payment of which $1.1 million was expensed in 1993 and included in aircraft costs. In October 1993, the Company returned an aircraft to its lessor and recorded an expense of $1.2 million related to the early termination of the lease which is also included in aircraft costs. In 1994, the Company recorded a $4.2 million reversal of excess accrued maintenance reserves associated with the expiration of three additional DC10-30 aircraft leases in 1994. This reversal is recorded as a reduction to maintenance expense.

     Rental expense, primarily relating to aircraft leases, totaled approximately $38.4 million, $50.6 million, and $52.5 million for the years ended December 31, 1992, 1993 and 1994, respectively and $32.0 million for the six months ended June 30, 1995.

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     The following is a schedule of future annual minimum rental payments, principally aircraft rentals (excluding variable portions), required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1994 and June 30, 1995:

                                                        DECEMBER 31,    JUNE 30,
                                                               1994         1995
1995..................................................   $   60,619    $  34,674
1996..................................................       61,992       68,087
1997..................................................       62,056       67,190
1998..................................................       61,242       63,417
1999..................................................       55,690       55,944
2000..................................................           --       53,230
Thereafter............................................      451,923      401,280
       Total..........................................   $  753,522    $ 743,822

     These future annual minimum rental payments include all option years. Under the terms of certain of the leases, if the options are not exercised, the Company must pay a penalty to the lessor based on the number of block hours flown since delivery of the aircraft. The Company intends to exercise the options under these leases.

11. EMPLOYEE BENEFIT PLANS

     The World Airways' Crewmembers Target Benefit Plan is a defined contribution plan covering flight engineers and pilots with contributions based upon defined wages. This is a tax-qualified retirement plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The World Airways' Flight Attendants Target Benefit Plan is a defined contribution plan covering flight attendants with contributions based upon defined wages. This is a tax-qualified retirement plan under Section 401(a) of the Code. Pension expense for both plans totaled $1.3 million, $1.5 million, and $1.4 million for the years ended December 31, 1992, 1993, and 1994, respectively, and $0.8 million for the six months ended June 30, 1995.

     Effective January 1, 1987, World Airways adopted the World Airways, Inc. Profit Sharing Bonus Plan (the "1987 Profit Sharing Plan"). Contributions to the 1987 Profit Sharing Plan are equal to 20% of World Airways' defined operating income, subject to an annual limitation of 10% of the total annual aggregate compensation of World Airways' employees participating in the 1987 Profit Sharing Plan in that year. This is not a tax-qualified retirement plan under
Section 401(a) of the Code. Prior to 1993, contributions to the 1987 Profit Sharing Plan were allocated first to payments to all persons or their beneficiaries whose wages were reduced during the time from December 1, 1982 to January 31, 1985. The total wage reduction for this period was approximately $5.8 million. World Airways had repaid the entire $5.8 million as of December 31, 1992. Approximately $0.8 million was distributed in 1993 pertaining to 1992 financial results. The Company made no distributions in 1994 or 1995 pertaining to 1993 or 1994 financial results, respectively. The Company recorded expense of $0.9 million for the six months ended June 30, 1995 relating to the 1987 Profit Sharing Plan.

     World Airways' cockpit crewmembers and eligible dependents are covered under postretirement health care benefits to age 65. Effective January 1, 1992, World Airways adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS No. 106"). SFAS No. 106 requires accrual accounting for all postretirement benefits other than pensions. Prior to the adoption of SFAS No. 106, the cost of health benefits for cockpit retirees was recognized by charging claims to expense as they were paid. The Company elected to immediately recognize the cumulative effect of the change in accounting for postretirement benefits of $2.0 million in 1992. World Airways funds the benefit costs on a pay-as-you-go (cash) basis.

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     A summary of the net periodic postretirement benefit costs is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                          1992        1993        1994
Service cost.........................................  $   91,000  $  103,000  $  145,000
Interest cost on accumulated postretirement benefit
  obligation.........................................     148,000     156,000     143,000
       Net periodic postretirement benefit cost......  $  239,000  $  259,000  $  288,000

     The components of the Accumulated Postretirement Benefit Obligation are as follows:

                                                             DECEMBER 31,
                                                          1993          1994
Retirees and dependents.............................  $    941,000  $    935,000
Fully eligible, active participants.................       211,000       211,000
Not fully eligible participants.....................     1,098,000     1,238,000
                                                         2,250,000     2,384,000
Less: plan assets...................................             0             0
       Accrued postretirement benefit obligation....  $  2,250,000  $  2,384,000

     The Company did not obtain an actuarial valuation as of June 30, 1995, as there have been no changes in the assumptions used at December 31, 1994, and no significant events have occurred during 1995 which would materially effect the accrued postretirement obligation as of December 31, 1994. The net periodic postretirement benefit cost for the six-month period ended June 30, 1995 was approximately $106,000.

     The assumed discount rate used to measure the accumulated postretirement benefit obligation was 6.25% for 1993 and 8.0% for December 31, 1994. The medical cost trend rate in 1994 was 9.75% trending down to an ultimate rate in 2010 of 6.0%. A one percentage point increase in the assumed health care cost trend rates for each future year would have increased the aggregate of the service and interest cost components of 1994 net periodic postretirement benefit cost by $26,000 and would have increased the accumulated postretirement benefit obligation as of December 31, 1994 by $128,000.

     On May 24, 1995, the Company's stockholders approved the 1995 Stock Option Plan (the "1995 Plan") that took effect May 31, 1995. Members of the Company's Board of Directors, employees, and consultants to the Company or its affiliates are eligible to participate in the 1995 Plan. The Company has reserved 1,100,000 shares of common stock for issuance upon the exercise of options granted to participants under the 1995 Plan. As of June 30, 1995, the Company had awarded options to purchase 1,070,083 shares of common stock, which are exercisable at prices ranging from $10.00 to $11.55 per share. Of such options, 284,310 were exercisable as of June 30, 1995. As of June 30, 1995, no options had been exercised. These options become vested at various times through May 2003.

     On July 27, 1995, the Company adopted the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which each non-affiliate director will be offered options to purchase 10,000 shares of common stock upon election or appointment to the Board of Directors of the Company. On the third anniversary of the initial award, each such director will be offered an option to purchase 5,000 shares of common stock. Options granted under the Directors' Plan become exercisable in equal monthly installments during the 36 months following the award, as long as the person remains a director of the Company. The exercise price of all such options will be the average closing price of the common stock during the 30 trading days immediately preceding the date of grant. Up to 250,000 shares of common stock may be issued under the Directors' Plan, subject to certain adjustments.

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

12. FEDERAL AND STATE INCOME TAXES

     Effective January 1, 1992 the Company adopted SFAS No. 109. There was no adjustment necessary for the cumulative effect of this change in accounting for income taxes as of January 1, 1992. The provision for income taxes consists entirely of current income taxes.

     Income tax expense attributable to income from continuing operations consists of (in thousands):

                                                   YEARS ENDED           SIX
                                                   DECEMBER 31,     MONTHS ENDED
                                                                        JUNE 30,
                                               1992     1993     1994     1995
U.S. Federal................................  $ 179   $  19   $ (44)     $ 182
State.......................................     57      45      18         89
       Income tax expense (benefit).........  $ 236   $  64   $ (26)     $ 271

     There is no deferred tax expense or benefit for the six months ended June 30, 1995, or for the years ended December 31, 1992, 1993, and 1994.

     Income tax expense attributable to income (loss) from continuing operations for the years ended December 31, 1992, 1993, and 1994 and the six months ended June 30, 1995 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent as a result of the following (in thousands):

                                                                                                          SIX
                                                                       YEARS ENDED DECEMBER 31,       MONTHS ENDED
                                                                                                         JUNE 30,
                                                                      1992       1993       1994             1995
Expected Federal income tax expense (benefit) at the statutory
  rate............................................................  $   2,942  $  (3,055) $  (3,069)   $    2,412
Generation (utilization) of net operating loss carryforward.......     (2,887)     2,899      2,666        (2,767)
Alternative minimum and environmental taxes.......................         --         --         --           200
State income tax expense, net of Federal benefit..................         38         30         12            59
Other.............................................................        143        190        365           367
       Income tax expense (benefit)...............................  $     236  $      64  $     (26)   $      271

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, are as follows (in thousands):

                                                                                                1993       1994
Deferred tax assets:
  Net operating loss carryforwards..........................................................  $  28,828  $  38,610
  Recognition of sales/leaseback gains......................................................      3,419      2,846
  Accrued maintenance in excess of reserves paid, primarily due to accrual for financial
     statement purposes.....................................................................      6,432      2,728
  Accrued postretirement benefit obligation, due to accrual for financial statement
     purposes...............................................................................        765        811
  Compensated absences, primarily due to accrual for financial statement purposes...........        453        514
  Alternative minimum tax credit carryforward...............................................      2,211      2,211
  Investment tax credit carryforward which expires primarily by 1995........................      9,600      7,100
  Other.....................................................................................        118         --
     Gross deferred tax assets..............................................................     51,826     54,820
     Less: valuation allowance..............................................................     49,138     51,143
     Net deferred tax assets................................................................      2,688      3,677
Deferred tax liabilities:
  Property and equipment....................................................................      2,688      3,451
  Other.....................................................................................         --        226
     Gross deferred tax liabilities.........................................................      2,688      3,677
Net deferred income taxes...................................................................         --         --

     The valuation allowance for deferred tax assets as of January 1, 1994 was $49.1 million. The net change in the total valuation allowance for the year ended December 31, 1994 was an increase of $2.0 million.

     The availability of net operating loss, alternative minimum tax credit, and investment tax credit carryforwards to reduce the Company's future federal income tax liability is subject to limitations under Section 382 of the Code. Generally, these limitations restrict the availability of net operating loss and investment tax credit carryforwards upon certain changes in stock ownership by five percent shareholders which, in aggregate, exceed 50 percentage points in value in a three-year period ("Ownership Change").

     In August 1991, 5.7 million shares of WorldCorp common stock were sold by a group of existing shareholders. This transaction constituted an Ownership Change which subjects the Company to an annual limitation in 1991 and future years in the use of net operating loss (NOLs), alternative minimum tax credit, and investment tax credit carryforwards which were available to WorldCorp (and thus allocable to the Company) on the date on which the Ownership Change occurred. As of December 31, 1994, the Company had net operating loss carryforwards for federal income tax purposes of $110.9 million. Of this amount, $72.6 million is subject to a $6.3 million annual limitation resulting from the 1991 Ownership Change. The remaining $38.3 million was generated after the 1991 Ownership Change and, therefore, is not currently subject to annual limitation. To the extent the Company has taxable income for the year ending December 31, 1995, the NOLs which were available at December 31, 1994, will be reduced by such taxable income. The Company's net operating loss carryforwards expire as follows (in millions):

     1997.......................................................  $     8.2
     1998.......................................................       16.5
     1999.......................................................       12.0
     2000.......................................................       15.8
     2001.......................................................       10.2
     2005.......................................................        4.0
     2008.......................................................       20.4
     2009.......................................................       23.8

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     Use of the Company's net operating loss carryforwards in future years could be further limited if an Ownership Change were to occur in the future. While the Company believes that the sale of common stock in the Offering currently being contemplated by the Company will not cause an Ownership Change, the application of the Code in this area is subject to interpretation by the Internal Revenue Service. Also, any future transactions in the Company's or WorldCorp's stock following the Offering could cause an Ownership Change. In the event that more than approximately $5.0 million of the outstanding convertible debentures of WorldCorp are converted into WorldCorp common stock, the Company believes an Ownership Change will occur.

13. MAJOR CUSTOMERS

     The Company operates in one business segment, the air transportation industry. Information concerning customers for periods in which their revenues comprised 10% or more of the Company's operating revenues is presented in the following table (in thousands):

                                                                                                SIX MONTHS
                                                           YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                                                          1992       1993       1994           1994         1995
                                                                                         (UNAUDITED)
U.S. Government (including U.S. Air Force)............  $  88,683  $  54,201  $  44,572   $  20,436    $  17,190
Malaysian Airlines....................................     37,629     24,162     32,773      12,964       48,777
P. T. Garuda Indonesia................................     17,072     30,309     32,356      32,356       26,263
Look Charters.........................................        216     12,468     21,222         681           --
Burlington Air Express, Inc...........................     10,811     22,358        526         526           --

     The Company's contract with the U.S. Air Force expires in September 1995. The Company anticipates that future renewals of the U.S. Air Force contract will be on an annual basis.

     World Airways has provided service to Malaysian Airlines since 1981, providing aircraft for integration into Malaysian Airlines' scheduled passenger and cargo operations as well as transporting passengers for the annual Hadj pilgrimage. World Airways recently entered into a series of multi-year contracts with Malaysian Airlines (see Note 4). World Airways has agreed to provide five aircraft to Malaysian Airlines under multi-year contracts with expirations ranging from March 1997 to September 2000. As a result of these contracts, World Airways expects that the percentage of the Company's total revenue generated from Malaysian Airlines will continue to increase as compared to historical levels. The current Malaysian Airlines Hadj contract, which was entered into in 1992, expires in 1996. World Airways provided two aircraft for the 1994 Hadj operations and three aircraft for the 1995 Hadj operations.

     The Company has provided service to P.T. Garuda Indonesia ("Garuda Indonesia") since 1988 under an annual contract. World Airways provided six aircraft for the 1994 Garuda Indonesia Hadj operations and provided five aircraft for the 1995 Garuda Indonesia Hadj operations. In addition, World Airways has provided aircraft for Garuda Indonesia's cargo operations in previous years.

     World Airways has provided service to Look Charters under an annual contract since 1992. In 1994, World Airways performed operations for a summer charter program transporting passengers between Paris, France and various locations in the United States and Mexico. World Airways has entered into a contract with Look Charters to provide operations for a 1995 summer charter program.

     World Airways provided service to Burlington Air Express in 1992 and 1993 and a limited amount in 1994. At this time, the Company has no contract for services in 1995.

     The loss of any of the Company's contracts described above, or a substantial reduction in business from any of the Company's major customers, could have a material adverse effect on the Company's results of operations and financial condition.

     All export contracts are denominated in U.S. dollars as are substantially all of the related expenses. The classification between domestic and export revenues is based on entity definitions prescribed in the economic

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) regulations of the Department of Transportation. Information concerning the Company's export revenues is presented in the following table (in thousands):

                                                                  SIX MONTHS
                                YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                1992      1993      1994       1994        1995
                                                            (UNAUDITED)
Operating Revenues:
  Domestic..................  $111,260  $ 96,637  $ 63,156   $31,061    $ 21,209
  Export--Malaysia..........    37,629    24,162    32,773    12,964      48,777
  --Indonesia...............    17,072    30,310    32,356    32,356      26,263
  --France..................       732    12,531    22,217     1,761         372
  --Other...................    13,600    15,097    30,213     9,444      19,696
       Total................  $180,293  $178,737  $180,715   $87,586    $116,317

14. RELATED PARTY TRANSACTIONS

     Effective December 31, 1994, MHS Berhad ("MHS") owns 19.9% of World Airways. During 1994, MHS acquired 32% of Malaysian Airlines, the flag carrier of Malaysia. Malaysian Airlines is one of World Airways' largest customers (see Notes 4 and 13). In June 1995, the Company entered into an agreement with Malaysian Airlines to lease a DC10 aircraft. Rent expense related to this lease for the six months ending June 30, 1995 was approximately $50,000.

     In June 1995, the Company entered into a $1.8 million note payable to WorldCorp with an interest rate of 13.875%. In July 1995, the note balance of $1.8 million was repaid.

     Bain & Company, Inc. provided consulting services to the Company totalling approximately $400,000 during 1994 and approximately $88,000 during 1995. A director of Bain & Company is also a member of the compensation committee of the Board of Directors of WorldCorp.

     W. Jerrold Scoutt, Jr., a member of the Board of Directors of WorldCorp until May 1994, is a member of the law firm of Zuckert, Scoutt & Rasenberger, Washington, D.C. Zuckert, Scoutt & Rasenberger rendered legal services to the Company during 1992 through 1994.

15. COMMITMENTS AND CONTINGENCIES

  Litigation and Claims

     On August 11, 1992, WorldCorp, World Airways, and certain other commercial paper customers of Washington Bancorporation ("WBC") were served with a complaint by WBC as debtor-in-possession by and through the Committee of Unsecured Creditors of WBC (the "Committee"). The complaint arises from investment proceeds totaling $6.8 million received by WorldCorp and World Airways from WBC in May 1990 in connection with the maturity of WBC commercial paper. The Committee seeks to recover $2.0 million from WorldCorp and $4.8 million from World Airways on the grounds that these payments constituted voidable preferences and/or fraudulent conveyances under the Federal
Bankruptcy Code and under applicable state law. On June 9, 1993, the Company filed a motion to dismiss this complaint and intends to defend vigorously against these claims. On September 20, 1995, the District Court for the District of Columbia granted the motion to dismiss filed by WorldCorp and the Company with respect to three of the four counts alleged in the litigation regarding claims of preferential transfers, but declined to grant a motion to dismiss the remaining claim regarding fraudulent transfers. The District
Court's ruling is subject to appeal in certain cases. In any event, the Company believes it has substantial defenses to this action, although no assurances can be given of the eventual outcome of this litigation. Depending upon the timing of the resolution of this claim, if the Committee were successful in recovering the full amount claimed, the resolution could have a material adverse effect on the Company's financial condition and results of operations.

     The collective bargaining agreement between the Company and the International Brotherhood of Teamsters on behalf of the Company's flight attendants expired in 1992. The parties exchanged their opening contract proposals in 1992 and have had numerous contract negotiation sessions. The outcome of the negotiations with flight attendants cannot be determined at this time. The Company's flight attendants also recently challenged the use of foreign flight attendant crews on the Company's flights for Malaysian Airlines and Garuda Indonesia. The

                             WORLD AIRWAYS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Company is contractually obligated to permit its Southeast Asian customers to deploy their own flight attendants. While the Company intends to contest this matter vigorously, an unfavorable ruling for the Company could have a material adverse effect on the Company.

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition.

  Letters of Credit

     At December 31, 1993 and 1994, and at June 30, 1995, restricted cash and short-term investments included customer deposits held in escrow and cash pledged as collateral for various letters of credit facilities issued by a bank on the Company's behalf totaling $0.2 million, $0.7 million, and $0.8 million, respectively, with expiration dates principally occurring in 1995.

  Options on MD-11 Aircraft

     The Company has options to purchase four MD-11 aircraft, which, if exercised, would require a down payment equal to five percent of the purchase price upon exercise.

  MD-11 Engine Maintenance Agreement

     In July 1995, the Company amended its MD-11 engine maintenance agreement covering the leased MD-11 engines. Under the terms of the amended agreement with the engine manufacturer, which expires in August 2003, the manufacturer will perform a significant portion of the Company's required engine overhauls. In exchange, the manufacturer agreed to provide such maintenance services at a cost not to exceed a specified rate per hour during the term of the contract. The specified rate per hour is subject to annual escalation, and increases substantially in September 1998. Accordingly, while the Company believes the terms of this agreement will result in lower engine maintenance costs than it otherwise would incur during the first five years of the agreement, these costs will increase substantially during the last five years of the agreement. Also, under this agreement, the Company is required to purchase $3.9 million and $2.2 million of MD-11 spare parts in the remaining six months of 1995 and in 1996, respectively.

16. UNAUDITED QUARTERLY RESULTS

     The results of the Company's quarterly operations for 1993, 1994 and 1995 are as follows (in thousands except per share data):

                                                                           QUARTER ENDED
                                                                                   SEPTEMBER
                                                            MARCH 31    JUNE 30           30   DECEMBER 31  TOTAL YEAR
1993
    Operating revenues..................................   $27,665     $63,466     $43,918      $43,688      $178,737
    Operating income (loss).............................    (9,616)     14,804      (9,959)(1)   (2,557)(2)    (7,328)
    Net earnings (loss).................................    (9,767)     14,267     (10,028)      (3,520)       (9,048)
    Net earnings (loss) per common share................     (1.09)       1.59       (1.11)       (0.39)        (1.01)
1994
    Operating revenues..................................   $31,720     $55,866     $51,543      $41,586      $180,715
    Operating income (loss).............................    (5,521)(3)   6,945     (6,149)         (476)       (5,201)
    Net earnings (loss).................................    (6,454)      6,224      (7,490)      (1,281)       (9,001)
    Net earnings (loss) per common share................     (0.69)       0.61       (0.74)       (0.13)        (0.91)
1995
    Operating revenues..................................   $40,651     $75,666     $    --      $    --      $     --
    Operating income (loss).............................    (3,074)     11,402          --           --            --
    Net earnings (loss).................................    (3,801)     10,934          --           --            --
    Net earnings (loss) per common share................     (0.38)       1.08          --           --            --

(1) Operating loss in the quarter ended September 30, 1993 includes $1.1 million in termination fees related to the early return of two DC10 aircraft.
(2) Operating loss in the quarter ended December 31, 1993 includes $1.2 million in termination fees related to the early return of a DC10 aircraft.
(3) Operating loss in the quarter ended March 31, 1994 includes a $4.2 million reversal of excess accrued maintenance reserves associated with the expiration of three DC10 aircraft leases in 1994.

[THIS PAGE CONTAINS A PHOTOGRAPH OF AN AIRPLANE AND THE WORLD
AIRWAYS' LOGO.]

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE,
SUCH OTHER INFORMATION AND REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                              TABLE OF CONTENTS

                                                                 PAGE
Additional Information  .................................          2
Prospectus Summary  .....................................          3
Risk Factors  ...........................................          7
The Company  ............................................         14
Use of Proceeds  ........................................         14
Dividend Policy  ........................................         14
Dilution  ...............................................         15
Capitalization  .........................................         16
Recent Financial Results  ...............................         16
Selected Financial and Operating Data  ..................         17
Management's Discussion and Analysis of Financial
  Condition and Results of
  Operations  ...........................................         18
Business  ...............................................         29
Management  .............................................         42
Principal and Selling Stockholders  .....................         51
Certain Relationships and Transactions  .................         52
Shares Eligible for Future Sale  ........................         55
Description of Capital Stock  ...........................         56
Underwriting  ...........................................         59
Legal Matters  ..........................................         60
Experts  ................................................         60
Index to Financial Statements  ..........................        F-1

     UNTIL OCTOBER 30, 1995 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               2,900,000 SHARES

                                    [LOGO]

                             WORLD AIRWAYS, INC.

                                 COMMON STOCK

                                  PROSPECTUS

                           PAINEWEBBER INCORPORATED

                         J.P. MORGAN SECURITIES INC.

                             SALOMON BROTHERS INC

                            L.H. FRIEND, WEINRESS,
                           FRANKSON & PRESSON, INC.

                               OCTOBER 5, 1995